EXHIBIT 10.1
                                                                   ------------




                    AMENDED AND RESTATED CREDIT AGREEMENT
                               dated as of
                            September 13, 1996

                                 between

                       SUN WORLD INTERNATIONAL, INC.
                                   and
                   CAISSE NATIONALE DE CREDIT AGRICOLE,
                  ACTING THROUGH ITS GRAND CAYMAN BRANCH














































                          TABLE OF CONTENTS

                                                                Page

RECITALS . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
    1.   Definitions . . . . . . . . . . . . . . . . . . . . . .   2
    2.   Amount and Term of Restructured Loan. . . . . . . . . .  21
         2.1  The Restructured Loan. . . . . . . . . . . . . . .  21
         2.2  The Note . . . . . . . . . . . . . . . . . . . . .  23
         2.3  Interest . . . . . . . . . . . . . . . . . . . . .  23
         2.4  Principal Payments; Interest Payments. . . . . . .  24
              2.4.1     Principal Payments . . . . . . . . . . .  24
              2.4.2     Interest Payments. . . . . . . . . . . .  25
         2.5  Voluntary Prepayment . . . . . . . . . . . . . . .  25
         2.6  Breakage Fees. . . . . . . . . . . . . . . . . . .  25
         2.7  Payments Generally . . . . . . . . . . . . . . . .  26
         2.8  Payment on Non-Business Days . . . . . . . . . . .  27
         2.9  Notations. . . . . . . . . . . . . . . . . . . . .  27
         2.10 Special Provisions Regarding LIBOR . . . . . . . .  27
              2.10.1    Interest Periods . . . . . . . . . . . .  27
              2.10.2    Illegality or Impossibility. . . . . . .  28
              2.10.3    Special Costs. . . . . . . . . . . . . .  28
         2.11 Capital Requirements . . . . . . . . . . . . . . .  29
         2.12 Released Claims. . . . . . . . . . . . . . . . . .  29
    3.   Conditions Precedent. . . . . . . . . . . . . . . . . .  29
         3.1  Effective Date . . . . . . . . . . . . . . . . . .  30
             3.2  Cadiz Payment. . . . . . . . . . . . . . . . .  30
             3.3  Working Capital Contribution . . . . . . . . .  30
             3.4  Pro Forma Balance Sheets; Opening Financial
                  Position; Certain Financial Results. . . . . .  30
             3.5  DIP Credit Agreement . . . . . . . . . . . . .  31
             3.6  John Hancock Credit Agreement. . . . . . . . .  31
             3.7  Intercreditor Agreement. . . . . . . . . . . .  32
             3.8  Rayo Water Rights. . . . . . . . . . . . . . .  32
             3.9  Marketing Agreements; Certain Information. . .  32
             3.10 Mutual Releases. . . . . . . . . . . . . . . .  33
                  3.10.1    Borrower . . . . . . . . . . . . . .  33
                  3.10.2    John Hancock . . . . . . . . . . . .  34
                  3.10.3    Former Stockholders. . . . . . . . .  34
                  3.10.4    Certain Other Persons. . . . . . . .  34
                  3.10.5    Cadiz. . . . . . . . . . . . . . . .  35
             3.11 Initial Interest Period. . . . . . . . . . . .  35
             3.12 Executed Documents . . . . . . . . . . . . . .  35
             3.13 Related Agreements . . . . . . . . . . . . . .  37
             3.14 Minimum Release Price Schedule . . . . . . . .  38
             3.15 Title Insurance. . . . . . . . . . . . . . . .  38
             3.16 Corporate Actions. . . . . . . . . . . . . . .  38
             3.17 Evidence of Insurance. . . . . . . . . . . . .  39
             3.18 Evidence of Required Licenses. . . . . . . . .  39
             3.19 Environmental Studies. . . . . . . . . . . . .  39
             3.20 Material Adverse Effect. . . . . . . . . . . .  40
             3.21 Legal Opinions . . . . . . . . . . . . . . . .  40
                  3.21.1    Water Rights . . . . . . . . . . . .  40
                  3.21.2    Intellectual Property. . . . . . . .  40
                  3.21.3    Cadiz Opinion. . . . . . . . . . . .  40
                  3.21.4    Borrower Opinion . . . . . . . . . .  40
                  3.21.5    HPM Opinion. . . . . . . . . . . . .  40
             3.22 No Defaults. . . . . . . . . . . . . . . . . .  40
             3.23 Representations and Warranties . . . . . . . .  40
             3.24 Bringdown Certificates . . . . . . . . . . . .  40
             3.25  . . . . . . . . . . . . . . . . . . . . . . .  41
             3.27 Lending Relationships. . . . . . . . . . . . .  41
             3.28 Other Approvals, Consents, Documents and Opinions 41
         4.  Representations and Warranties. . . . . . . . . . .  41
             4.1  Corporate Status; Power and Authority. . . . .  41
                  4.1.1     Corporate Status . . . . . . . . . .  41
                  4.1.2     Power and Authority. . . . . . . . .  42
             4.2  Legally Enforceable Agreements . . . . . . . .  42
             4.3  Stock; Subsidiaries. . . . . . . . . . . . . .  43
                  4.3.1     Stock. . . . . . . . . . . . . . . .  43
                  4.3.2     Subsidiaries . . . . . . . . . . . .  43
             4.4  Properties and Assets. . . . . . . . . . . . .  43
             4.5  Debt; Liens; Other Obligations . . . . . . . .  44
             4.6  Major Account Debtors. . . . . . . . . . . . .  44
             4.7  Withholding Taxes. . . . . . . . . . . . . . .  45
             4.8  Other Taxes. . . . . . . . . . . . . . . . . .  45
             4.9  Labor Disputes and Acts of God . . . . . . . .  45
             4.10 No Defaults on Outstanding Judgments or Orders  45
             4.11 ERISA. . . . . . . . . . . . . . . . . . . . .  45
             4.12 Operation of Business. . . . . . . . . . . . .  46
             4.13 Litigation . . . . . . . . . . . . . . . . . .  46
             4.14 Environmental Conditions . . . . . . . . . . .  46
             4.15 Investment Company Act . . . . . . . . . . . .  47
             4.16 Full Disclosure. . . . . . . . . . . . . . . .  47
         5.  Affirmative Covenants . . . . . . . . . . . . . . .  48
             5.1  Maintenance of Records . . . . . . . . . . . .  48
             5.2  Maintenance of Properties and Collateral . . .  48
             5.3  Maintenance of Insurance . . . . . . . . . . .  49
             5.4  Cash Account . . . . . . . . . . . . . . . . .  51
             5.5  Compliance with Laws and Orders. . . . . . . .  52
             5.6  Payroll Withholding. . . . . . . . . . . . . .  52
             5.7  Officers; Directors. . . . . . . . . . . . . .  52
                  5.7.1     Chief Executive Officer. . . . . . .  52
                  5.7.2     Chief Financial Officer. . . . . . .  53
                  5.7.3     Independent Board. . . . . . . . . .  53
             5.8  Maintenance of Separate Existence. . . . . . .  54
             5.9  Marketing Agreements . . . . . . . . . . . . .  54
             5.10 Financial Covenants. . . . . . . . . . . . . .  54
                  5.10.1    Working Capital. . . . . . . . . . .  54
                  5.10.2    Current Ratio. . . . . . . . . . . .  55
                  5.10.3    Debt Service Coverage Ratio. . . . .  56
                  5.10.4    Interest Coverage Ratio. . . . . . .  56
                  5.10.5    Debt to EBITDA Ratio . . . . . . . .  56
                  5.10.6    Tangible Net Worth . . . . . . . . .  57
                  5.10.7    Debt to Equity Ratio . . . . . . . .  57
                  5.10.8    Compliance . . . . . . . . . . . . .  58
             5.11 Reporting Requirements . . . . . . . . . . . .  58
                  5.11.1    Business Plan; Crop Development Plan  58
                  5.11.2    Monthly Financial Statements . . . .  59
                  5.11.3    Annual Financial Statements. . . . .  60
                  5.11.4    Management Letters . . . . . . . . .  60
                  5.11.5    Certificate of No Default. . . . . .  60
                  5.11.6    Notice of Litigation . . . . . . . .  60
                  5.11.7    Notice of Defaults and
                            Events of Default. . . . . . . . . .  61
                  5.11.8    ERISA Reports. . . . . . . . . . . .  61
                  5.11.9    Environmental Matters. . . . . . . .  61
                  5.11.10   Debtors' Audited Financial Statements 61
                  5.11.11   Property Sales . . . . . . . . . . .  61
                  5.11.12   Blythe Ranch Cash Flow . . . . . . .  61
                  5.11.13   Notices to Hancock . . . . . . . . .  62
                  5.11.14   General Information. . . . . . . . .  62
             5.12 Cancellation of Preferred Stock. . . . . . . .  62
             5.13 Sale of Blythe Ranch . . . . . . . . . . . . .  62
             5.14 AAI. . . . . . . . . . . . . . . . . . . . . .  62
             5.15 PACA License . . . . . . . . . . . . . . . . .  63
             5.16 Legal Opinion. . . . . . . . . . . . . . . . .  63
             5.17 Leasehold Documents. . . . . . . . . . . . . .  63
             5.18 Further Assurances . . . . . . . . . . . . . .  63
             5.19 Access to Information. . . . . . . . . . . . .  63
         6.  Negative Covenants. . . . . . . . . . . . . . . . .  64
             6.1  Inactive Subsidiaries. . . . . . . . . . . . .  64
             6.2  Liens and Claims . . . . . . . . . . . . . . .  64
             6.3  Debt . . . . . . . . . . . . . . . . . . . . .  66
             6.4  Leases; Other Acquisitions . . . . . . . . . .  68
             6.5  Dividends; Distributions; Other Payments
                  and Actions. . . . . . . . . . . . . . . .  . . 68
             6.6  Dispositions of Assets . . . . . . . . . . . .  69
             6.7  Payments of Debt; Other Obligations. . . . . .  72
             6.8  Guaranties . . . . . . . . . . . . . . . . . .  72
             6.9  Investments; Funds . . . . . . . . . . . . . .  73
                  6.9.1     Investments. . . . . . . . . . . . .  73
                  6.9.2     Subsidiaries; Joint Ventures . . . .  74
                  6.9.3     Funds. . . . . . . . . . . . . . . .  74
             6.10 Mergers and Consolidations . . . . . . . . . .  74
             6.11 Transactions with Insiders or Affiliates . . .  74
             6.12 Stock of Subsidiaries. . . . . . . . . . . . .  75
             6.13 Amendments to Governing Documents or Plans . .  75
             6.14 Changes in Business. . . . . . . . . . . . . .  76
             6.15 Capital Expenditures; Research and Development
                  Expenditures. . . . . . . . . . . . . . . . . . 76
             6.16 Certain Obligations. . . . . . . . . . . . . .  76
             6.17 Change in Chief Executive Offices. . . . . . .  76
             6.18 Change in Fiscal Year. . . . . . . . . . . . .  76
             6.19 Inspection Policies and Procedures . . . . . .  77
         7.  Events of Default . . . . . . . . . . . . . . . . .  77
             7.1  Events of Default. . . . . . . . . . . . . . .  77
             7.2  Consequences of Default. . . . . . . . . . . .  81
         8.  Miscellaneous . . . . . . . . . . . . . . . . . . .  81
             8.1  Amendments and Waivers . . . . . . . . . . . .  81
             8.2  Notices, Etc.. . . . . . . . . . . . . . . . .  81
             8.3  Independence of Covenants; Effect of Execution
                  and Delivery of John Hancock Loan Documents. .  83
             8.5  Survival . . . . . . . . . . . . . . . . . . .  83
             8.6  Successors and Assigns . . . . . . . . . . . .  84
             8.7  Certain Participations and Assignments . . . .  84
             8.8  Costs, Expenses and Taxes. . . . . . . . . . .  84
             8.9  Right of Set off . . . . . . . . . . . . . . .  85
             8.10 Severability of Provisions . . . . . . . . . .  85
             8.11 Headings . . . . . . . . . . . . . . . . . . .  86
             8.12 Certain Interpretations. . . . . . . . . . . .  86
             8.13 Governing Law. . . . . . . . . . . . . . . . .  86
             8.14 Counterparts . . . . . . . . . . . . . . . . .  86
             8.15 Entire Agreement; No Novation. . . . . . . . .  86
             8.16 Indemnity. . . . . . . . . . . . . . . . . . .  86
             8.17 Consent to Jurisdiction; Waiver of Right
                  to Jury Trial. . . . . . . . . . . . . . . . .  88

                       SCHEDULES AND EXHIBITS

SCHEDULES:

1. . . . . . . . . . . . . . . . . .Calculation of Funded Crop Costs

3.9. . . . . . . . . . .Persons Under Control of Howard P. Marguleas

4.3. . . . . . . . . . . . . . . . . . . . . . . Stock; Subsidiaries

4.4. . . . . . . . . . . . . . . . . . . . . . Properties and Assets

4.5.1. . . . . . . . . . . . . . . . . . . . . . . . Debts and Liens

4.8. . . . . . . . . . . . . . . . . . . . . . . . . . . Tax Matters

4.10 . . . . . . . . . . . . . . . . . . . . . . . Certain Judgments

4.11 . . . . . . . . . . . . . . . . . . . . . Certain ERISA Matters

4.12 . . . . . . . . . . . . . . . . . . . . Operation of Businesses

4.13 . . . . . . . . . . . . . . . . . . . . . . Material Litigation

4.14 . . . . . . . . . . . . . . . . . . . Environmental Disclosures

5.3. . . . . . . . . . . . . . . . . . . .Maximum Insurance Premiums


EXHIBITS:

A. . . . . . . . . . . . . . . . . . . . . . . . . . . .Form of Note

B. . . . . . . . . . . . . . . . . . . . Form of Subsidiary Guaranty

C. . . . . . . . . . . . . . . . . . . . . . Form of Cadiz Agreement

D 1, D 2 . . . . . . . . . . . . . . . . . . Forms of Deeds of Trust

E 1, E 2 . . . . . . . . . . . . . Forms of Leasehold Deeds of Trust

F 1, F 2 . . . .Forms of Amendments to Lease with Lender Cure Rights

G 1, G 2 . . . . . . . . . . . . . . . .Forms of Security Agreements

H 1, H 2 . . . . . . . . . . . . . .Forms of Stock Pledge Agreements

I. . . . . . . . . Formula for Determination of Minimum Cash Balance

J. . . . . . . . . . . . . . . .Form of Opinion of Counsel for Cadiz

K. . . . . . . . . . . . . . Form of Opinion of Counsel for Borrower

L. . . . . . . . . . . . . . . . . . . .   Form of Agency Provisions

                AMENDED AND RESTATED CREDIT AGREEMENT

        THIS AMENDED AND RESTATED CREDIT AGREEMENT ("Agreement") is dated as of September 13, 1996, between SUN WORLD INTERNATIONAL, INC., a Delaware corporation ("Borrower"), and CAISSE NATIONALE DE CREDIT AGRICOLE, ACTING THROUGH ITS GRAND CAYMAN BRANCH, a banking corporation organized and existing under the laws of France ("Lender").

                              RECITALS

   A. Borrower is the surviving corporation in the merger between Sun World International, Inc. ("SWII") and Sun World, Inc. ("SWI"). Lender provided a revolving credit facility to SWI, guarantied by SWII, pursuant to the Amended and Restated Revolving Credit Agreement dated December 8, 1989 (as amended as of the Petition Date, the "Pre Petition Revolving Credit Agreement").

   B. Lender also provided certain term loans to SWI, supported by SWII's guaranty, pursuant to the Credit Agreement dated as of December 8, 1989 (as amended as of the Petition Date, the "Pre
Petition Term Credit Agreement").

   C. The obligations of SWI and SWII and certain of their Subsidiaries and Affiliates in respect of the revolving credit facility and term loans so provided by Lender are evidenced by the Loan Documents, as defined in either the Pre Petition Revolving Credit Agreement or the Pre Petition Term Credit Agreement (collectively, the "Pre Petition Loan Documents", and including each of the Pre Petition Revolving Credit Agreement and the Pre Petition Term Credit Agreement and each other agreement, document or instrument executed and delivered by SWII, SWI or any Subsidiary or Affiliate of either SWII or SWI to Lender or any Bank (as defined therein) pursuant to or in connection with the Pre Petition Revolving Credit Agreement or the Pre Petition Term Credit Agreement and the transactions contemplated thereby, and each other agreement entered into at any time prior to the Petition Date identifying itself as a Loan Document, in each case, as amended, supplemented or modified as of the Petition Date).

        D. Pursuant to the Debtors' Modified Fourth Amended Consolidated Plan of Reorganization dated June 3, 1996 (As Amended) (the "Plan"), confirmed in the jointly administered bankruptcy proceedings (administered under Case No. SB94-23212 DN, in the United States Bankruptcy Court for the Central District of California) of SWII, SWI, Coachella Growers and Sun Desert, Inc. as Debtors and Debtors-In-Possession, the obligations of SWII and SWI and their Subsidiaries and Affiliates pursuant to the Pre Petition Loan Documents are being restructured as provided herein, and this Agreement amends and restates both the Pre Petition Revolving Credit Agreement and the Pre Petition Term Credit Agreement.

        NOW, THEREFORE, BORROWER (THE "REORGANIZED SUN WORLD"
REFERRED TO IN THE PLAN) AND LENDER HEREBY AGREE AS FOLLOWS:

   1. DEFINITIONS. The following terms have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

   "AAI" means AAI Services, Inc., a California corporation and a wholly owned Subsidiary of Borrower.

   "Acquisition" means the acquisition by Cadiz of all of the outstanding capital stock of Borrower pursuant to the Plan.

   "Adjusted Original Amount" means the initial amount of the Restructured Loan, determined in accordance with Section 2.1.1, as reduced pursuant to Section 2.4.1(a).

   "Affiliate" means, with respect to a Person, any Person (i) which directly or indirectly controls, or is controlled by, or is under common control with, such Person; (ii) which (as of the date of this Agreement or at any time thereafter) directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of such Person or any Subsidiary of such Person; or
(iii) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by such Person or any Subsidiary of such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

   "Aggregate Capital Expenditures" means, for any period, determined on a Consolidated basis, the sum of (i) Borrower's aggregate Capital Expenditures, other than Crop Development Costs, for such period, plus (ii) Net Crop Development Costs for such period.

   "Agreement" means this Amended and Restated Credit Agreement, as amended, supplemented or modified from time to time.

   "Amendments to Lease with Lender Cure Rights" means the Amendments to Lease with Lender Cure Rights executed by Borrower and each lessor of Land to Borrower (or amendment and restatement or reaffirmation of an existing such agreement between SWI and such lessor), in favor of Lender, with respect to each leasehold interest subject to a Leasehold Deed of Trust, in substantially the form of Exhibit F 1 or F 2, as the case may be, as amended, supplemented or modified from time to time.

   "Ansbacher" means Henry Ansbacher & Co. Limited.

   "Asset Sales Proceeds" means, with respect to any sale of a Pre Identified Asset, the difference between (i) the gross consideration for the sale of such Pre Identified Asset (provided that, in determining the Asset Sales Proceeds relating to any sale of a Pre Identified Asset together with crops growing thereon, the gross consideration for the sale of such Pre Identified Asset shall not include the Crop Value ascribed to such crops), and (ii) all Sales Costs pertaining to such sale.

   "Available Cash" means, for Borrower and its Subsidiaries, determined on a Consolidated basis, the total of all (i) cash
(including all funds held in deposit or other accounts), and (ii)
Permitted Cash Investments.

   "Bankruptcy Code" means the provisions of Title 11, United
States Code, as from time to time in effect.

   "Base Period Financial Statements" means the opening position financial statements of Borrower delivered to Lender in accordance with Section 3.4.1.

   "Blythe Ranch" means that certain Land (together with all related fixtures and appurtenant Water Rights), located in Riverside County, California, commonly known as "Blythe Ranch."

   "Blythe Ranch Cash Flow" means, for any year, the actual "Cash
Flow" of Blythe Ranch for such year, calculated in the same manner as the Projected Blythe Ranch Cash Flow for such year.

   "Blythe Ranch Projections" means the operating projections for Blythe Ranch submitted by Cadiz to Lender under cover of a letter dated June 12, 1996.

   "Blythe Ranch Release Price" means the release price for Blythe Ranch set forth on the Minimum Release Price Schedule.

   "Borrower" means Sun World International, Inc., a Delaware
Corporation, the "Reorganized Sun World" referred to in the Plan, and, except where the context otherwise requires, Borrower's predecessor Debtors.

   "Branch Office" means Lender's branch office at Mid
Continental Plaza Building, 55 East Monroe Street, Chicago,
Illinois 60603.

   "Business Day" means any day other than Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of California, the State of Illinois or the State of New York.

   "Business Plan" means, with respect to the fiscal year ending December 31, 1996, the "1996 Business Plan" in effect under the DIP Credit Agreement immediately prior to the Effective Date, and with respect to any subsequent fiscal year, the final business plan delivered to Lender pursuant to Section 5.11.1, in each case, as amended, modified or supplemented from time to time with Lender's prior written consent.

   "Cadiz" means Cadiz Land Company, Inc., a Delaware corporation, and any successor, by merger, succession, acquisition of assets, or otherwise.

   "Cadiz Agreement" means the Cadiz Agreement, dated as of the Effective Date, executed by Cadiz for the benefit of Lender, in substantially the form of Exhibit C, as amended, modified or supplemented from time to time.

   "Cadiz Lease" means the lease executed by Cadiz, Southwest Fruit Growers, L.P., a Delaware Limited Partnership, Cadiz Land Valley Development Corporation, a Delaware corporation, and Borrower pursuant to the Cadiz Services Agreement, as amended, modified or supplemented from time to time.

   "Cadiz Payment" means the cash payment, in the amount of $3,500,000, to be made by Cadiz to Lender on the Effective Date pursuant to Section 3.2.

   "Cadiz Preferred Stock" means the Series A Preferred Stock, par value $.01 per share, the Series B Preferred Stock, par value
$.01 per share, and the Series C Preferred Stock, par value $.01 per share, of Cadiz.

   "Cadiz Services Agreement" means the agreement between Cadiz and Borrower, dated as of the Effective Date, relating to the provision of certain services to Borrower by Cadiz, in form and substance acceptable to Lender, as amended, modified or supplemented from time to time.

   "Cadiz Working Capital Contribution Amount" means $15,000,000.

   "Capital Contribution" means a contribution to the equity of Borrower, either (i) without consideration or (ii) solely in respect of the issuance of common stock of Borrower.

   "Capital Expenditure" means (i) any expense that would be classified as a capital expenditure under GAAP, and (ii) any Crop
Development Cost, whether or not it would be classified as a capital expenditure under GAAP.

   "Capital Expenditure Rollover Amount" means, with respect to any fiscal year of Borrower, the difference between (i) the maximum Aggregate Capital Expenditures Borrower and its Subsidiaries were permitted to make during the immediately preceding fiscal year in accordance with Section 6.15 (without regard to any Capital Expenditure Rollover Amount applicable to such preceding fiscal year), and (ii) if less, the actual Aggregate Capital Expenditures of Borrower and its Subsidiaries for such preceding fiscal year.

   "Capital Lease" means a lease that has been or should be capitalized on the books of the lessee in accordance with GAAP.

   "Cash Account" means a deposit account maintained pursuant to this Agreement with the Chicago Branch, pursuant to documentation in form and substance acceptable to Lender.

   "Change of Control" means (i) any transaction or series of related transactions in which any Person or two or more Persons acting in concert shall acquire beneficial ownership, directly or indirectly, of securities of Cadiz (or other securities convertible into such securities) representing forty percent (40%) or more of the combined voting power of all securities of Cadiz entitled to vote in the election of directors; or (ii) during any period of twelve (12) consecutive months, commencing on the Effective Date, individuals who at the beginning of such twelve month period were directors of Cadiz shall cease for any reason to constitute a majority of the Board of Directors of Cadiz and the Persons replacing such individuals shall not have been nominated by the Board of Directors of Cadiz.

   "Chapter 11 Case" means Case Nos. SB94-23212 DN and SB94-23213
DN commenced on October 3, 1994 in the Court, being jointly administered.

   "Coachella Growers" means Coachella Growers, a California non profit agricultural cooperative association, of which Sun Desert is the sole member.

   "Collateral" means all of the real property and personal property assets of Borrower and each of the Guarantors, whether now owned or hereafter acquired, other than (i) the Unsecured Claims Disbursement Account and (ii) the undivided 50% interest in Blythe Ranch to be subjected to a Lien in favor of Zenith pursuant to the Plan as security for the Zenith Note. "Collateral" shall not include the Released Claims to be released as of the Effective Date.

   "Concentration Account" means the account, maintained by Borrower with the Collection Account Bank pursuant to Section 5.4, into which all collections under the Concentration Account
Agreement are to be initially deposited.

   "Concentration Account Agreement" means an agreement, in form and substance satisfactory to Lender, between Borrower (as successor to any one or more Debtors or otherwise) and the Concentration Account Bank governing the administration of a collection, or lockbox, arrangement with respect to Borrower's and its Subsidiaries' funds, as at any time amended, supplemented or modified.

   "Concentration Account Bank" means, at any time, the financial institution with which the Concentration Account is then maintained, acting in its capacity as the collecting bank under the Concentration Account Agreement.

   "Consolidated" means, when used with respect to any of the terms defined herein, such term as reflected in a consolidation of the accounts or other items of Borrower and of the accounts or other items of Borrower's Subsidiaries in conformity with GAAP.

   "Contract Period" has the meaning given to it in the definition of Permitted Water Sale.

   "Court" means the United States Bankruptcy Court for the
Central District of California.

   "Crop Value" has the meaning ascribed to it in Section
6.6.4(c).

   "Crop Development Cost" means each expenditure of Borrower or any of its Subsidiaries for the acquisition, planting or cultivation or other maintenance of a vine, tree or other permanent planting that is not reasonably expected to produce a crop that can be commercially marketed during the crop year during which such expenditure is incurred.

   "Crop Development Plan" means, with respect to the fiscal year ending December 31, 1996, the crop development plan delivered to Lender in accordance with Section 3.26, and with respect to any subsequent fiscal year, the crop development plan delivered to Lender pursuant to Section 5.11.1, in the form approved by Lender in writing, in each case, as amended, modified or supplemented from time to time with Lender's prior written consent.

   "Current Assets" means, on a Consolidated basis, as of any date of determination, all assets of Borrower and its Subsidiaries that are treated as current assets in accordance with GAAP consistent with GAAP used in the preparation of the Base Period Financial Statements, excluding, however, from the determination of current assets, loans or advances to directors, officers, employees or Affiliates.

   "Current Liabilities" means on a Consolidated basis, as of any date of determination, all liabilities of Borrower and its Subsidiaries that are treated as current liabilities in accordance with GAAP consistent with GAAP used in the preparation of the Base Period Financial Statements, including, without limitation, (i) all obligations payable on demand or within one year after the date on which the determination is made, and (ii) sinking fund or mandatory redemption payments required to be made within one year after the date on which the determination is made, but excluding all such liabilities or obligations that, pursuant to written agreement, are renewable or extendable at the option of the debtor to a date more than one year from the date of the determination.

   "Debt" of any Person means, at any date, without duplication,
(i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments and all securities providing for noncontingent, mandatory payments of money, (iii) all obligations of such Person pursuant to revolving credit agreements or similar arrangements, (iv) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable (including trade accounts payable to professionals) arising in the ordinary course of business (including, without limitation, in connection with the Chapter 11
Case), (v) all obligations of such Person as lessee under Capital Leases, (vi) all obligations of such Person to reimburse or prepay any bank or other Person in respect of amounts paid under a letter of credit, banker's acceptance or similar instrument, whether drawn or undrawn, (vii) to the extent not included in clause (iv) hereof, all obligations of such Person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities or property, (viii) recourse or repurchase obligations in connection with the sale of receivables, (ix) all debt of others Guarantied by such Person, and
(x) all obligations of such Person of the character described in the foregoing clauses (i) through (ix) to the extent that such Person remains legally liable in respect thereof notwithstanding that such obligation is deemed under GAAP to have been extinguished.

   "Debt Service Coverage Ratio" means, with respect to any fiscal year of Borrower, the ratio of (i) EBITDA for such fiscal year, to (ii) the sum of Consolidated interest expense of Borrower and its Subsidiaries for such fiscal year, plus scheduled payments of principal on Debt of Borrower and its Subsidiaries (after giving effect to the application of prepayments of principal pursuant to this Agreement and to the John Hancock Credit Agreement) for the immediately succeeding fiscal year.

   "Debtors" means each debtor and debtor-in-possession in the Chapter 11 Case, and each Subsidiary of any other Debtor that is also a debtor or debtor in possession in any bankruptcy proceeding as of the Effective Date.

   "Deed of Trust" means (i) each Deed of Trust executed as security for Lender's pre petition claims with respect to any fee interest in Land retained by Borrower after the Effective Date, as amended and restated in substantially the form of Exhibit D 1, and
(ii) each other Deed of Trust encumbering the interest of Borrower or any Subsidiary in any fee, in substantially the form of Exhibit D 2 (or in such other form as may be approved in writing by Lender), entered into pursuant to this Agreement or any Security Document and securing the payment and performance of the obligations of (1) Borrower under the Loan Documents or (2) one or more Guarantors under the Subsidiary Guaranty, in any such case, as amended, supplemented or modified from time to time.

   "Default" means any event which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default.

   "Default Rate" means, as of any date, a rate of interest per annum equal to the greater of (i) 12.6% and (ii) sum of the Prime
Rate plus 400 basis points.

   "Deferral Period" means the period commencing on, and including, the day after the last Business Day of March in each year, and ending on, and including, the last Business Day of July in each year.

   "Dinuba" means Dinuba Packing Corporation, a California corporation and a wholly owned subsidiary of Borrower.

   "DIP Credit Agreement" means the Amended and Restated Debtor in Possession Credit Agreement dated as of February 28, 1996, among SWII, SWI and Lender, as amended, supplemented or modified from time to time.

   "Dual Pledged Securities" means the capital stock of Sun World
Brands, a California corporation, Sun World/Rayo, a California corporation, Sun World Management Corporation, a California corporation, Dinuba, SFENV and SFEBV.

   "EBITDA" means, on a Consolidated basis, for any fiscal period, (i) the total amount of Borrower's income before interest and taxes, plus (ii) to the extent deducted in determining such income, depreciation, amortization, and other similar non cash charges, plus (iii) to the extent recognized in determining such income, charges not arising from operations, minus (iv) to the extent recognized in determining such income, gains not arising from operations, in each case for such fiscal period; provided that EBITDA shall be determined without giving effect to minority interests.

   "Effective Date" means the first date on which (i) the Effective Date, as defined in the Plan, has occurred, and (ii) each of the conditions precedent set forth in Section 3 has been satisfied or, in Lender's sole discretion, waived.

   "ERISA" means the Employee Retirement Income Security Act of
1974, as amended from time to time, and the regulations thereunder and published interpretations thereof.

   "ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with Borrower, would be treated as a single employer under Section 4001 of ERISA.

   "ERISA Plan" means any pension or employee benefit plan established, maintained, or to which contributions have been made by Borrower or any ERISA Affiliate.

   "Ernst & Young" means Ernst & Young LLP.

   "Ernst & Young Claims" means the claims and causes of action of Borrower (as successor to any one or more Debtors or otherwise) against Ernst & Young, its former independent public accountants, based on any and all theories of liability which may be available to Borrower, and including all rights to recover all monetary damages of any kind and amount which Borrower may be entitled to recover from Ernst & Young in connection with any and all professional services rendered by Ernst & Young or any of its predecessors to any Debtor (or predecessor of a Debtor) at any time, and including all defenses available to Borrower under the Plan, the Bankruptcy Code or other applicable law.

   "Event of Default" has the meaning set forth in Section 7.1.

   "Exception Ranch" means the Pre Identified Asset identified on the Exception Ranch on the Minimum Release Price Schedule.

   "Excess Cash" means the excess, as of December 31 of each year, of (i) Available Cash over the sum of (ii) (a) the Minimum Cash Balance, (b) funds held by or on behalf of Borrower as deposits with respect to the sale of Land, (c) proceeds of the sale of any security for the John Hancock Obligations required to be remitted to John Hancock, (d) the Capital Expenditure Rollover Amount, if any, applicable to the next succeeding fiscal year, (e) funds held in the Unsecured Claims Disbursement Account, and (f) the regularly scheduled installment of principal and interest (if any) due and payable to John Hancock on the next succeeding January 1 (or, if applicable under the John Hancock Credit Agreement, the next succeeding Business Day).

   "Excess Water" means, with respect to either a given parcel or parcels of real property, or all parcels of real property, located within a given water district, that volume of water (after giving effect to all other existing or proposed Permitted Water Sales) that (i) Borrower is entitled to own, use or consume, pursuant to any law, regulation, rule, permit, contract, lease, deed or any other arrangement of any nature whatsoever, and (ii) will not be needed by Borrower or any of its Subsidiaries during the relevant Contract Period (A) to maintain, farm, cultivate, use or otherwise operate such parcel or parcels in compliance with the Loan Documents and the John Hancock Loan Documents, or (B) to satisfy any other lawful commitment or obligation of Borrower or any of its Subsidiaries.

   "Final Order" means any order of the Court that has been entered and as to which (i) the time for appeal has expired without any appeal having been filed, or (ii) any appeal that was timely filed has been resolved in a manner affirming such order and the time for any further appeal has expired.

   "Foreign Grower Policies and Procedures" means the policies and procedures governing advances to Growers located outside the United States of America delivered to Lender pursuant to Section 3.9.3, as from time to time amended with Lender's prior written consent.

   "Funded Crop Costs" means, with respect to any crops growing on an identified parcel or parcels of Land, those costs and expenses (excluding costs and expenses that are, or will or are required to be, capitalized by Borrower under GAAP) that are directly attributable to such growing crops and are accounted for in Borrower's books and records within any of the categories of "direct expenses" set forth on Schedule 1 hereto; in each case, determined and accounted for in accordance with the accounting and budgeting practices of Debtors prior to the Effective Date, regardless of whether such practices conformed to GAAP.

   "GAAP" means generally accepted accounting principles in the United States.

   "Grower" means each Person engaged in the farming of produce for whom Borrower provides marketing services, whether or not Borrower also provides harvesting, hauling and packing services to such Person.

   "Grower Advances" has the meaning ascribed to it in Section
6.9.1.

   "Guarantor" means each of the Subsidiaries of Borrower other than Sun World (Europe) B.V.

   "Insurance Summary" has the meaning ascribed to it in Section
5.3.1(b).

   "Intercreditor Agreement" has the meaning ascribed to it in
Section 3.7.

   "Interest Coverage Ratio" means, with respect to any fiscal period, the ratio of (i) EBITDA for such fiscal period, to (ii) the sum of Consolidated interest expense of Borrower and its Subsidiaries for such fiscal period.

   "Interest Payment Date" means the last Business Day of each of January, February, March, August, September, October, November and December of each year, commencing with the first such date to occur after the Effective Date, and the Maturity Date.

   "Interest Period" means, at any time that the Default Rate does not apply, a period of one (1), two (2), three (3) or nine (9) months, as elected by Borrower in accordance with the provisions of this Agreement; provided, however, that (i) the initial Interest Period may not begin on any day other than the first day of a calendar month, (ii) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day; and (iii) no Interest Period shall (a) end during the Deferral Period of any year, or (b) extend beyond the next succeeding Principal Payment Date.

   "Investment" has the meaning set forth in Section 6.9.1.

   "John Hancock" means John Hancock Mutual Life Insurance
Company.

   "John Hancock Cadiz Agreement" means the "Cadiz Agreement", dated as of the Effective Date, executed by Cadiz for the benefit of John Hancock pursuant to the John Hancock Credit Agreement, as amended, modified or supplemented from time to time.

   "John Hancock Credit Agreement" means that certain New Credit Agreement entered into by and between Borrower and John Hancock pursuant to the Plan with respect to John Hancock's secured claim against the Debtors, as amended, supplemented or modified from time to time.

   "John Hancock Liens" means the Liens in favor of John Hancock granted or confirmed pursuant to the John Hancock Credit Agreement or any other John Hancock Loan Document.

   "John Hancock Loan Documents" means the John Hancock Credit Agreement, the John Hancock Cadiz Agreement and each other agreement, document or instrument executed and delivered by Borrower or any of its Subsidiaries or Affiliates to John Hancock pursuant to the John Hancock Credit Agreement or in connection with the transactions contemplated thereby, in each case, as amended, supplemented or modified from time to time. Each reference in this Agreement to any John Hancock Loan Document, unless the context otherwise clearly requires, shall be deemed a reference to such John Hancock Loan Document as amended, supplemented or modified from time to time.

   "John Hancock Obligations" means the obligations of Borrower or any of its Subsidiaries to John Hancock under the John Hancock
Credit Agreement and the other John Hancock Loan Documents.

   "John Hancock Re Advance" has the meaning ascribed to it in
Section 6.2.2 (f).

   "Joint Venture" means any special purpose corporation, partnership (whether a general, limited or limited liability partnership), limited liability company, trust, estate or other entity created by (i) Borrower or any of its Subsidiaries, and (ii) any Person or Persons other than Borrower or any of its Subsidiaries, in order to conduct a common business enterprise with such Person or Persons.

   "Land" means all real property (including all improvements thereon), now owned or hereafter acquired, by Borrower or any Guarantor, or in which Borrower or any Guarantor now has or hereafter acquires any interest, including, without limitation, all leasehold interests of Borrower or any Guarantor.

   "Leasehold Deeds of Trust" means (i) each Leasehold Deed of Trust executed as security for Lender's pre petition claims with respect to any leasehold interest retained by Borrower (as lessee) after the Effective Date, as amended and restated in substantially the form of Exhibit E 1, and (ii) each other Leasehold Deed of Trust encumbering the interest of Borrower or any Subsidiary (as lessee) in any leasehold, in substantially the form of Exhibit E 2 (or in such other form as may be approved in writing by Lender), entered into pursuant to this Agreement or any Security Document, in any such case, as amended, supplemented or modified from time to time.

   "Lender" means Caisse Nationale de Credit Agricole, acting through its Grand Cayman Branch, a banking corporation organized and existing under the laws of France.

   "LIBOR" means, with respect to any Interest Period, the rate per annum determined by Lender to be the rate quoted, on an immediately available funds basis, to Lender, at approximately 8:00 a.m., Chicago time, on the date two (2) Business Days prior to the first day of such Interest Period, for the offering by banks in the London interbank market of United States Dollar deposits with Lender in an amount comparable to the outstanding principal amount of the Restructured Loan and for a period comparable to such Interest Period.

   "LIBOR (Adjusted) Rate" means, with respect to any Interest
Period, a rate per annum (rounded upward to the nearest 1/16 of 1%) determined pursuant to the following formula:

   LIBOR (Adjusted) Rate           =              LIBOR

                                   1  LIBOR Reserve Requirement
                                   (expressed as a fraction)

   "LIBOR Reserve Requirement" means, with respect to any Interest Period, the daily average of the stated maximum rate (expressed as a decimal) at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period by Lender against Eurocurrency liabilities but without benefit of credit proration, exemptions, or offsets that might otherwise be available to Lender from time to time under Regulation D of the Board of Governors of the Federal Reserve Systems. Without limiting the effect of the foregoing, the LIBOR Reserve Requirement shall reflect any other reserves required to be maintained by Lender against (i) any category of liabilities that includes deposits by reference to which the LIBOR (Adjusted) Rate is to be determined; or (ii) any category of extension of credit or other assets which includes all or any portion of the Restructured Loan.

   "Lien" means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

   "Loan Documents" means this Agreement, the Note, the Subsidiary Guaranty, the Cadiz Agreement, the Security Documents, the assignment of the Ernst & Young Claims delivered pursuant to
Section 3.12.14, the agreement setting forth the Minimum Release Price Schedule executed and delivered pursuant to Section 3.14 and each other agreement, document or instrument executed and delivered by Borrower (or any Debtor or Subsidiary of a Debtor, in the case of Loan Documents constituting amendments or amendments and restatements) or any of its Subsidiaries or Affiliates to Lender pursuant hereto or in connection with the transactions contemplated hereby, and each other agreement, at any time entered into, identifying itself as a Loan Document, in each case, as amended, supplemented or modified from time to time. Each reference in this Agreement to any Loan Document, unless the context otherwise clearly requires, shall be deemed a reference to such Loan Document as amended, supplemented or modified from time to time.

   "Long Term Debt" means, on a Consolidated basis, as of any date of determination, all Debt of Borrower and its Subsidiaries which is payable more than one (1) year after the date on which the determination is being made and which is shown on the balance sheet as a liability in accordance with GAAP consistent with GAAP used in the preparation of the Base Period Financial Statements. Any obligation shall be treated as Long Term Debt if it is renewable, pursuant to written agreement, at the option of the debtor, under the terms thereof or of a revolving credit, to a date more than one
(1) year after the date of the determination.

   "Marketing Agreement" means each written agreement between Borrower (as successor to any Debtor or otherwise) and a Grower pursuant to which (i) Borrower agrees to purchase produce from such Grower for resale or (ii) Borrower agrees to market such Grower's produce, on consignment or otherwise, whether or not such agreement contemplates that Borrower shall provide harvesting, hauling or packing services to such Grower and whether or not such agreement provides that Borrower shall have an interest in such produce.

   "Material Adverse Effect" means (i) a material adverse effect on (A) the value of the Collateral, considered as a whole, (B) the ability of Borrower or any of its Subsidiaries to perform such Person's obligations under the Loan Documents, (C) the current or future Consolidated business, operations or financial condition of Borrower and its Subsidiaries, taken as a whole, (D) the ability of SWII or Cadiz to consummate the Plan, or (E) the validity or enforceability of any material provision of the Loan Documents or any material right or material remedy of Lender thereunder; or (ii) the effect of imposing any material liability on Lender.

   "Maturity Date" means the date that is the tenth anniversary of the Effective Date.

   "Merger" means the merger of SWII and SWI, pursuant to which SWI will be (or has become) the surviving corporation and will be (or has been) renamed Sun World International, Inc., provided for under the Plan.

   "Minimum Cash Balance" means, as of any date of determination, the lesser of (i) $36,000,000, and (ii) $38,000,000 minus the sum of the products of (a) for each type of acreage identified on
Exhibit I, the number of acres of such type included in each Pre Identified Asset sold by Borrower or any of its Subsidiaries after the Effective Date but on or before the date of determination, times (b) the per acre adjustment set forth on Exhibit I for such type of acreage; provided, however, that in no event shall the Minimum Cash Balance be less than (x) if the Exception Ranch is sold, $34,690,000, or (y) in any other case, $35,000,000.

   "Minimum Release Price" means, with respect to any Pre
Identified Asset, the amount specified therefor on the Minimum
Release Price Schedule.

   "Minimum Release Price Schedule" means the schedule relating to Minimum Release Prices and the Blythe Ranch Release Price agreed to by Borrower, Lender and John Hancock on or before the Effective Date, identifying the Pre Identified Assets and classifying certain of them as Tier A Pre Identified Assets or Tier B Pre Identified Assets, listing the applicable Minimum Release Price for each such Pre Identified Asset and the Blythe Ranch Release Price and setting forth, for illustrative purposes only, the aggregate adjustment to the Minimum Cash Balance (subject to the limitation set forth in the proviso included in the definition of Minimum Cash Balance) that would result from the sale of such Pre Identified Asset in its entirety, based on the circumstances existing as of June 30, 1996.

   "Minimum Sales Price" means, with respect to any Pre
Identified Asset, an amount equal to the sum of (i) the Minimum
Release Price for such Pre Identified Asset, (ii) any applicable
Crop Value, and (iii) the Sales Costs associated with the sale of such Pre Identified Asset.

   "Multiemployer Plan" means a Plan described in Section
4001(a)(3) of ERISA that covers employees of Borrower or ERISA
Affiliate.

   "Net Crop Development Costs" means, with respect to any period (determined on a Consolidated basis), (i) Borrower's aggregate Crop Development Costs for such period, less (ii) all revenues derived by Borrower during such period from the sale of any non commercial crops in respect of which Crop Development Costs were incurred.

   "Net Income" means, with respect to any period, Borrower's net income for such period, determined on a Consolidated basis and in accordance with GAAP.

   "Note" means the promissory note, in substantially the form of Exhibit A, evidencing the Restructured Loan, as amended, supplemented or modified from time to time.

   "PACA" means the Perishable Agricultural Commodities Act (7
U.S.C. Section 499a et seq.), as amended from time to time.

   "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to ERISA or any entity succeeding to any or all of its functions under ERISA.

   "Permitted Cash Investments" means each of the following Investments, provided that, as of the date of acquisition thereof, such Investment has a remaining maturity of six months or less:
(i) securities issued or fully guarantied or insured by the United States Government or any agency thereof; (ii) certificates of deposit, overnight bank deposits, bankers' acceptances and repurchase agreements of Lender or any other commercial bank whose unsecured short term debt obligations are rated at least A 1 by Standard & Poor's Corporation or P 1 by Moody's Investors Service, Inc.; and (iii) commercial paper or other securities rated at least A 1 by Standard & Poor's Corporation or P 1 by Moody's Investors Services, Inc.

   "Permitted Lien" means any Lien permitted to exist under
Section 6.2.

   "Permitted Water Sale" means a sale or exchange by Borrower, in compliance with applicable law, of Excess Water, for cash or other consideration, pursuant to an arm's length contract ("Contract") satisfying each of the following conditions:

   (i) Borrower shall not have not entered into, or otherwise become legally obligated or bound under, such Contract more than fifteen (15) days in advance of the date on which the buyer's rights to use Excess Water under such Contract commence;

    (ii) the period during which the buyer shall have rights to use Excess Water under such Contract (including all extension or renewal periods available to the buyer thereunder) (the "Contract Period") shall not exceed twelve (12) months; and

   (iii) such Contract shall be in writing and shall include provisions substantively identical to the following:

             "(A) Unless sooner terminated or expired in accordance with the terms hereof, this agreement shall, automatically and without further oral or written notice to anyone, expire and be of no further force or effect on the date that is twelve
        (12) calendar months after the date hereof.

             "(B) The parties hereto acknowledge that Caisse Nationale de Credit Agricole, acting through its Grand Cayman Branch ("Credit Agricole"), has been granted a security interest in and/or lien upon
        (1) the water and/or water rights covered by this agreement, and (2) the rights of seller hereunder. Under no circumstances shall this agreement be deemed to create, nor shall buyer otherwise be deemed to hold by reason of the transactions contemplated hereby or the performance or nonperformance of either party hereunder, any security interest or lien upon all or any portion of the assets of seller (including, without limitation, the water and/or water rights that are the subject of this agreement).

             "(C) Any provision herein or other actual or purported understanding between the parties hereto that is contrary to, or inconsistent with, either of the foregoing paragraphs (A) and (B) shall be null and void and of no force and effect."

   "Person" means an individual, partnership (general, limited or limited liability), corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

   "Petition Date" means October 3, 1994.

   "Plan" means the Debtors' Modified Fourth Amended Consolidated
Plan of Reorganization dated June 3, 1996 (As Amended), as confirmed by a Final Order.

   "Pre Identified Asset" has the meaning ascribed to it in
Section 6.6.4(a).

   "Pre Petition Debt" means Debt and other obligations of any Debtor or any Subsidiary of a Debtor incurred prior to, or outstanding on, the Petition Date.

   "Prime Rate" means the floating commercial lending rate announced by Lender at its Branch Office as its "prime rate", as in effect from time to time, it being understood that the Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer, and that Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

   "Principal Payment Date" means each of (i) the Effective Date,
(ii) the last Business Day of each of the months of March, August and December of each year, commencing with the first such date to occur after the Effective Date, and (iii) the Maturity Date.

   "Prohibited Transaction" means any transaction set forth in
Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1954, as amended from time to time.

   "Projected Blythe Ranch Cash Flow" means, for any year, the "Cash Flow" of Blythe Ranch projected for such year, as reflected in the Blythe Ranch Projections.

   "Rabobank" means Cooperatieve Centrale Raiffeisen
Boerenleenbank B.A.

   "Re Advance" has the meaning ascribed to it in Section 2.1.2.

   "Recorded Tax Lien" means any Lien of the United States, the State of California or any other taxing authority in respect of taxes alleged to be due and payable by Borrower or any of its Subsidiaries, or any Debtor, and affecting any Collateral or any other property, real or personal, of Borrower, or any of its Affiliates, filed or recorded in the office of the Secretary of State of California, in the office of any recorder for any county in the State of California, or in any other place, the effect of which is to give record notice of, or to perfect, such Lien.

   "Released Claims" means the claims and causes of action of the Debtors and their Subsidiaries, existing prior to the Effective
Date, released pursuant to the Plan.

   "Reportable Event" means any of the events set forth in
Section 4043 of ERISA.

   "Research and Development Expenditure" means each expenditure (without netting, or otherwise adjusting for, any revenue) of Borrower and its Subsidiaries that (i) (A) in accordance with GAAP consistent with GAAP used in the preparation of the Base Period Financial Statements, would be classified as a research and development cost, or (B) regardless of how such expenditure is recorded on the books and records of Borrower (including, without limitation, as an administrative expense), otherwise constitutes an expenditure reasonably allocable (by a method of allocation consistent with that employed in the preparation of the 1996 Business Plan) to Borrower's research and development activities, including, without limitation, (1) the salary, wages or benefits of any individual engaged in research and development activities on behalf of Borrower or any of its Subsidiaries, and (2) cultivation costs at Borrower's research and development facilities; or (ii) is an expenditure in respect of intellectual property, whether or not such expenditure is, or is intended by Borrower to be, capitalized.

   "Restructured Loan" has the meaning ascribed to it in Section
2.1.1.

   "Sales Costs" means, with respect to any sale of a Pre Identified Asset, all bona fide out of pocket costs or expenses paid or incurred by Borrower or any Subsidiary of Borrower to one or more third parties directly in connection with the sale of such Pre Identified Asset, including, without limitation, reasonable attorneys' fees, escrow costs and fees, title and insurance premiums, brokerage or finder's fees, filing and recordation costs and transfer taxes, but excluding (i) delinquent real estate taxes or assessments, if any, (ii) Borrower's (or the relevant Subsidiary's) share of any pro rated non delinquent real estate taxes or assessments, and (iii) expenditures (paid by Borrower or the relevant Subsidiary through the escrow of such sale) necessary to cause such Pre Identified Asset to comply with applicable law. In determining the Sales Costs relating to a sale of a Pre Identified Asset together with crops growing thereon, neither

        (1) costs and expenses clearly allocable to the sale of such crops, as opposed to the sale of such Pre Identified Asset, nor

        (2) if any costs and expenses related to the sale of such Pre Identified Asset together with such growing crops are not clearly allocable to either the real property component or the crop component of such sale, that portion of such unallocable costs and expenses equal to the product of (x) the total of such unallocable costs and expenses times (y) a fraction, the numerator of which is the Crop Value ascribed to such crops and the denominator of which is the sum of such Crop Value and the gross consideration for such Pre Identified Asset, shall be considered costs or expenses incurred directly in connection with the sale of such Pre Identified Asset.

   "Security Agreement" means each security agreement (or an amendment or restatement of an existing security agreement, and including the security agreement so amended or restated), executed by Borrower or any Subsidiary of Borrower pursuant to this Agreement in substantially the form of Exhibit G 1 or G 2, as the case may be, in any such case, as amended, supplemented or modified from time to time.

   "Security Documents" means the Security Agreements, the Stock Pledge Agreements, the Deeds of Trust, the Leasehold Deeds of Trust, the Amendments to Lease with Lender Cure Rights and each other document creating, evidencing or perfecting the security interests provided for herein.

   "SFEBV" means Superior Farming Europe B.V., a Netherlands corporation and a wholly owned subsidiary of Borrower.

   "SFENV" means Superior Farming Europe N.V., a Netherlands
Antilles corporation and a wholly owned subsidiary of Borrower.

   "Stock Pledge Agreements" means each of (i) the Amended and Restated Stock Pledge Agreement executed by Borrower under the terms of this Agreement in favor of Lender, in substantially the form of Exhibit H 1 and (ii) the Stock Pledge Agreement executed by Cadiz under the terms of this Agreement in favor of Lender, in substantially the form of Exhibit H 2, in each case, as amended, supplemented or modified from time to time.

   "Subsidiary" means, as to any Person, (i) a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person and/or by one or more Subsidiaries of such Person, (ii) a partnership a majority of the equity interests in which is owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person or by any one or more Subsidiaries of such Person, (iii) as to Borrower and Sun Desert, Coachella Growers, and (iv) as to Borrower, Sun World (Europe) B.V.

   "Subsidiary Guaranty" means, collectively, each of the Subsidiary Guaranties executed by one or more Guarantors under the terms of this Agreement in favor of Lender, in substantially the form of Exhibit B, as amended, supplemented or modified from time to time.

   "Sun Desert" means Sun Desert, Inc., a Delaware corporation and a wholly-owned Subsidiary of Borrower.

   "Sun World/North" means Sun World/North, a California general partnership between Borrower and Dinuba.

   "Tangible Assets" means, as of the date of its calculation, the Consolidated assets of Borrower and its Subsidiaries, determined in accordance with GAAP consistent with GAAP applied in the preparation of the Base Period Financial Statements; excluding, however, all assets that would be classified as intangible assets under GAAP consistent with GAAP applied in the preparation of the Base Period Financial Statements (including, without limitation, goodwill, patents, trademarks, trade names, copyrights and franchises).

   "Tangible Net Worth" means, on a Consolidated basis as of any date of determination, for Borrower and its Subsidiaries, the excess of (i) Tangible Assets over (ii) total liabilities determined in accordance with GAAP consistent with GAAP applied in the preparation of the Base Period Financial Statements.

   "Tax Sharing Agreement" means the agreement between Cadiz and Borrower, dated as of the Effective Date, relating to the sharing of certain income tax obligations, in form and substance acceptable to Lender, as amended, modified or supplemented from time to time.

   "Tier A Pre Identified Asset" means a Pre Identified Asset identified as such on the Minimum Release Price Schedule.

   "Tier B Pre Identified Asset" means a Pre Identified Asset identified as such on the Minimum Release Price Schedule.

   "UCC" means the Uniform Commercial Code, as from time to time in effect in any relevant jurisdiction.

   "Unsecured Claims Disbursement Account" means the "Unsecured
Claims Disbursement Account" established and maintained by Borrower pursuant to the Plan.

   "Unsecured Claims Reserve Account" means the "Unsecured Claims
Reserve Account" established and maintained by Cadiz pursuant to the Plan.

   "Water Rights" means, with respect to any Person, all right, title and interest of such Person in and to all water, water rights and entitlements, and other rights to water or water rights of every kind or nature whatsoever, including all water inventory and rights to use, acquire, appropriate, exchange or otherwise obtain the benefit of any water, such as: (i) ground or subsurface water (including groundwater or water stored in a groundwater basin that is made available to such Person through any water district or company or other Person, or otherwise), wherever located, whether or not subject to pumping or other extraction from real property or from any underground river, aquifer, storage basin or other source, whether or not subject to removal, use or extraction pursuant to any easement, license, contract, servitude, covenant running with any land or other property, permit, approval, consent, judicial or water authority decision, by operation of law or other basis of right, including pursuant to any water related contract, water approval, or water reallocation right or otherwise; (ii) surface water from any source, whether based upon any appropriative, riparian, prescriptive or other right, or water approval, water related contract or water reallocation right, whether "preconsolidation" water from the California aqueduct or other water authority water or subsequent to any such consolidation, whether based upon any easement, license, contract, servitude, covenant running with the land or other property, permit, approval, consent, judicial or water authority decision, by operation of law or other basis of right, including rights accruing because of the location of any real property within the boundaries of any water district or other water authority, ownership of any securities or equity or other interest in any water company or other water authority or otherwise; and (iii) any right to acquire or transfer any water or water right, any water allocation or distribution right, any storage, delivery or transportation right, or other right, whether or not appurtenant to any real property, whether based upon any water related contract or any ownership or other interests in any real property, any stock securities or other equity or other interests in any water company or other water authority, any nonuse of any allocable share of water creating any credit or right from any water bank or other water authority (including any water reallocation right), or otherwise. For purposes of this definition, the term "water" includes water rights and rights to water or whatever rights to money, property or other benefits are exchanged or received for or on account of any water or any conservation or other nonuse of water, including whatever rights are achieved by depositing one's share of any water in any water bank or with any water authority, and any other water reallocation rights.

   "Working Capital" means, at any time, the excess of Current
Assets over Current Liabilities.

   "Zenith" means Zenith Insurance Company.

   "Zenith Note" means the promissory note issued to Zenith pursuant to the Plan, as amended, supplemented or modified from time to time.

   "Zenith Intercreditor Agreement" means the Intercreditor
Agreement, dated as of the Effective Date, between Lender and Zenith, as amended, supplemented or modified from time to time.

   2.   AMOUNT AND TERM OF RESTRUCTURED LOAN.

        2.1  THE RESTRUCTURED LOAN.

             2.1.1 On the Effective Date Lender's claims against the Debtors in respect of the loans made pursuant to the Pre Petition Loan Documents shall be restructured as a secured claim against Borrower in the original principal amount of $55,386,583.29 (i.e., the sum of (a) $50,569,799.05 (the
outstanding principal balance of such pre petition claims as of the Petition Date), less any and all payments made in respect of the principal of such pre petition claims prior to the Effective Date; plus (b) interest accrued on Lender's pre petition claims (including, as applicable, interest at the default rate provided in the Pre Petition Revolving Credit Agreement) and remaining unpaid as of the Petition Date, in the amount of $2,918,525.15, plus (c) interest accrued on Lender's pre petition claims, at the default rate provided in the Pre Petition Revolving Loan Agreement, from and including the Petition Date to and including the Effective Date; plus (d) costs and expenses invoiced to or otherwise incurred by Lender in respect of its pre petition claims and remaining unpaid as of the Petition Date, in the amount of $1,500,365.55; plus (e) to the extent reasonably determinable as of the Effective Date, costs and expenses invoiced to or otherwise incurred by Lender in respect of its pre petition claims from and including the Petition Date to and including August 31, 1996; minus (f) any and all adequate protection payments received by the Lender with respect to its pre petition claims as of the Effective Date; and minus (g) any and all other payments received by the Lender with respect to its pre petition claims (other than in respect of principal) prior to the Effective Date) (such secured claim, including the Re Advance, if any, the "Restructured Loan").

             2.1.2
                  (a)   If, in the case of an event described
in either clause (i) or clause (iii) of Section 3(b) of the Cadiz Agreement, (i) Cadiz pays in full the $2,000,000 payment it is required to make to Lender thereunder; and (ii) thereafter, both
(A) the Restructured Loan is reinstated and (B) on or before the third anniversary of the Effective Date, John Hancock has received Asset Sales Proceeds (including at least $5,000,000 in Asset Sales Proceeds from the sale of Tier B Pre Identified Assets) in an aggregate amount equal to at least $30,000,000; then, subject to the satisfaction of the conditions precedent set forth in Section 2.1.2(b), (x) Lender shall readvance to Borrower the sum of $2,000,000 (the "Re Advance") by transferring the amount thereof into the Cash Account, and (y) Borrower shall be permitted to distribute such amount to Cadiz in accordance with Section 6.5.1.

                  (b)  Lender's obligation to make the Re
Advance shall be subject to the satisfaction of the following conditions precedent (the satisfaction of which shall be determined, and may be waived, by Lender on or prior to the date on which the Re Advance is funded (which shall, in any event, be the first day of an Interest Period)):

                        (i)     The Lender shall have received a
drawdown request, executed by Borrower, no later than 11:00 a.m., Chicago time, at least four (4) Business Days prior to the date on which Borrower desires the Re Advance to be funded, requesting that the Re Advance be funded on the first day of the next succeeding Interest Period.

                     (ii)       All representations and
warranties of Cadiz or Borrower or any Subsidiary of either Cadiz or Borrower set forth in any Loan Document (other than those that speak as of a specific date) shall be true and correct in all material respects as if made on and as of the date of the Re Advance.

                    (iii)       As of the date of the Re
Advance, there shall not have occurred and then be continuing (or would exist immediately after the Re Advance is made and the proceeds thereof are used by Borrower) any Default or Event of Default.

                     (iv)       Borrower shall have provided to
Lender, at Borrower's sole cost and expense, such endorsements dated as of the date of the Re Advance, in form and substance satisfactory to Lender, to the existing policy of title insurance insuring the Liens of the Deeds of Trust as Lender may reasonably request, including, without limitation, endorsements insuring Lender that the Liens on real property provided for therein continue to constitute valid Liens upon the real property interests covered thereby securing the Note in the full amount of the outstanding principal of the Restructured Loan after giving effect to the Re Advance, subject only to such title exceptions as Lender approved in writing in connection with the Effective Date.

                        (v)     Lender shall have received
evidence, reasonably satisfactory to Lender, that the John Hancock Re Advance has been made, or will be made concurrently with the Re Advance.

On the date on which the Re Advance is funded, Borrower shall be deemed to have represented and warranted to Lender that each of the conditions precedent to the funding of the Re Advance not waived in writing by Lender has been satisfied.

        2.2 THE NOTE. Borrower's obligation to repay the Restructured Loan shall be evidenced by the Note. The Note shall be payable to the order of Lender and shall be in a face amount equal to the Adjusted Original Amount.

        2.3  INTEREST.

             2.3.1 Subject to the provisions of Section 2.3.2, the principal amount of the Restructured Loan outstanding hereunder from time to time shall bear interest at a rate per annum equal to
(a) the sum of (i) the LIBOR (Adjusted) Rate applicable to the Interest Period then in effect, plus (ii) three percent (3%) per annum, or (b) at any time that no Interest Period is in effect, the sum of (i) the Prime Rate in effect from time to time, plus (ii) two percent (2%) per annum.

             2.3.2 Any payment in respect of the Restructured Loan not paid when due, whether of principal, interest or any other amount and whether on a scheduled payment date, at stated maturity, by acceleration or otherwise, shall thereafter bear interest (after as well as before judgment, and during the pendency of any bankruptcy proceedings), payable upon demand, at the Default Rate. In addition, during the continuance of any Default or Event of Default, the entire outstanding principal amount of the Restructured Loan shall bear interest (after as well as before judgment, and during the pendency of any bankruptcy proceedings) at the Default Rate.

             2.3.3 On the last Business Day of each month occurring during the Deferral Period, interest accrued on the Restructured Loan but remaining unpaid as of such date shall commence to bear interest itself, commencing on such date and continuing until paid in full, compounded monthly, at the rate per annum applicable to the Restructured Loan. Such interest shall be due and payable in accordance with Section 2.4.2.

             2.3.4 All interest shall be computed on the basis of a 360-day year and the actual number of days elapsed in the period during which it accrues.

        2.4  PRINCIPAL PAYMENTS; INTEREST PAYMENTS.

             2.4.1      PRINCIPAL PAYMENTS.  Principal of the
Restructured Loan shall be due and payable as follows:

                  (a)   On the Effective Date, an amount
equal to the Cadiz Payment shall be credited to payment of the principal of the Restructured Loan, and the initial principal amount of the Restructured Loan shall be reduced by such amount.

                  (b)   On each Principal Payment Date,
Borrower shall pay to Lender an amount equal to (i) if such Principal Payment Date occurs on or before March 31, 1999, one and two thirds percent (1 2/3%) of the Adjusted Original Amount; (ii) if such Principal Payment Date occurs at any time after March 31, 1999 but prior to the Maturity Date, two and one half percent (2 1/2%) of the Adjusted Original Amount; and (iii) if such Principal Payment Date is the Maturity Date, the remaining unpaid principal balance of the Restructured Loan. The Adjusted Original Amount shall not be reduced on account of the installment of principal due on the Effective Date.

                  (c)   In addition to the other payments of
principal provided for herein, on the fifth Business Day of each year, commencing with the fifth Business Day of January, 1997, Borrower shall pay to Lender an amount equal to Excess Cash, determined as of the immediately preceding December 31, to be applied to the payment of the principal of the Restructured Loan as follows: (i) 50% to the installments of principal due under
Section 2.4.1(b), in the order of their maturity, and (ii) 50% to the installments of principal due under Section 2.4.1(b), in the inverse order of their maturity, together with a certificate of the Chief Executive Officer and Chief Financial Officer of Borrower setting forth in reasonable detail the computations pursuant to which the amount of Excess Cash was calculated.

                  (d)   In addition to the other payments of
principal provided for herein, in the event of any sale of the Blythe Ranch, Borrower shall pay to Lender an amount equal to the net proceeds to Borrower of such sale, less any amount due and payable to Zenith in respect of the Zenith Note in accordance with the Zenith Intercreditor Agreement, in any such case to be applied:
(i) if Blythe Ranch is sold on or before the third anniversary of the Effective Date, then (A) 50% to the payment of the installments of principal due under Section 2.4.1(b), in the order of their maturity, and (B) 50% to the payment of the installments of principal due under Section 2.4.1(b), in the inverse order of their maturity; and (ii) in any other case, to the payment of the installments of principal due under Section 2.4.1(b) in the inverse order of their maturity.

                  (e)   Any payment made by Cadiz to Lender
under the Cadiz Agreement in respect of John Hancock's failure to receive, on or before the third anniversary of the Effective Date, principal payments aggregating at least $30,000,000 in Asset Sales Proceeds from the sale of Pre Identified Assets (including at least $5,000,000 in Asset Sales Proceeds from the sale of Tier B Pre Identified Assets) shall be credited towards payment of the installments of principal due under Section 2.4.1(b) in the inverse order of their maturity.

             2.4.2 INTEREST PAYMENTS. Accrued and unpaid interest shall be due and payable on each Interest Payment Date; provided that (a) one half of the aggregate interest accrued during each Deferral Period (excluding interest accrued thereon pursuant to Section 2.3.3) shall be due and payable on the Interest Payment Date occurring in August of the year in which such Deferral Period occurred (together with all interest accrued under Section 2.3.3 and unpaid as of such Interest Payment Date); and (b) all interest accrued during any Deferral Period and remaining unpaid as of the Interest Payment Date occurring in September of the year in which such Deferral Period occurred (together with all interest accrued under Section 2.3.3 and unpaid as of such Interest Payment Date) shall be due and payable on such Interest Payment Date.

        2.5 VOLUNTARY PREPAYMENT. Borrower may, upon prior written or telephonic (promptly confirmed in writing) notice to Lender, no later than 11:00 a.m., Chicago time, at least three (3) Business Days prior to the date of prepayment, which notice shall be irrevocable, at any time prepay the Restructured Loan in whole or in part in multiples of $100,000, together with accrued and unpaid interest on the amount so prepaid, without penalty or premium other than the breakage fees described in Section 2.6 applicable to any prepayment on a date other than the last day of an Interest Period.

        2.6 BREAKAGE FEES. Borrower acknowledges that if any repayment of any portion of the Restructured Loan, whether pursuant to Section 2.5 (other than prepayment on the last day of the applicable Interest Period), pursuant to any provision of Section 2.4, by reason of acceleration or otherwise, is effected on a date other than the last day of the applicable Interest Period, such repayment may result in Lender's incurring additional costs, expenses, liabilities or losses, including, without limitation, funding losses or loss of anticipated profits, and therefore agrees to pay to Lender, within ten (10) days after Lender's demand, a fee equal to the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Interest Period matures, calculated as follows for each such month:

             2.6.1 Lender shall first determine the amount of interest that would have accrued each month on the amount so repaid at the interest rate applicable to such amount had it remained outstanding until the last day of the applicable Interest Period.

             2.6.2 Lender shall then subtract from the amount determined in Section 2.6.1 the amount of interest that would accrue for the same month on the amount so repaid for the remaining term of the applicable Interest Period at the LIBOR (Adjusted) Rate in effect on the date of such repayment for a new loan made for such term and in a principal amount equal to the amount so repaid.

             2.6.3 If the difference so determined by Lender for any month is greater than zero, Lender shall discount that difference by the LIBOR (Adjusted) Rate used in Section 2.6.2.

Borrower agrees that said amount represents a reasonable estimate of the costs, expenses, liabilities and losses of Lender attendant upon any repayment of principal occurring on a date other than the last day of an Interest Period.

        2.7  PAYMENTS GENERALLY.

             2.7.1 All payments of principal, interest and fees hereunder and under the Notes shall be made in immediately available funds and delivered (a) to Lender not later than either
(i) 11:00 a.m., Chicago time or (ii) if Borrower delivers to Lender prior to 11:00 a.m. Chicago time notice of the amount to be paid, 12:00 p.m. (i.e., noon), Chicago time on the date due; and (b) to the account of Lender indicated on the signature pages hereto, or such other place as shall have been designated in writing by Lender.

             2.7.2 Without limiting in any manner the obligation of Borrower to pay, as and when due under the relevant Loan Document, all amounts due and payable in respect of the Restructured Loan: on each day on which any amount is due and payable under this Agreement or any other Loan Document, Lender may debit the Cash Account and apply the amount so debited to the payment of the amount then so due and payable. Borrower hereby irrevocably authorizes Lender to debit the Cash Account directly as provided herein. No application of funds so debited as provided herein or in any other Loan Document shall constitute a recovery in violation of any one action or anti deficiency statute, law, rule or regulation of the State of California or any other jurisdiction.

             2.7.3 Provided that no Default or Event of Default shall have occurred and be continuing, all payments shall be applied first to the payment of fees, costs and expenses then due and payable for which demand has been made to Borrower, second to the payment of interest then due and payable; and third to the payment of principal.

             2.7.4 Borrower acknowledges that, under the terms of the Amended and Restated Intercreditor Agreement between Lender and John Hancock, Lender may be required to turn over to John Hancock certain amounts debited by, or otherwise paid to, Lender in respect of Borrower's obligations under the Loan Documents, and agrees that, in any such event, Borrower's obligation to pay to Lender the amount so turned over to John Hancock shall be reinstated (and interest shall resume accruing thereon commencing as of the date of such turnover to John Hancock), all as though such amount had never been debited by or paid to Lender. Lender shall give notice to Borrower of the date on which any amount is so turned over to John Hancock and of the amount thereof; provided, however, that Lender's failure to give such notice shall not limit or otherwise affect the obligation of Borrower hereunder with respect to such turnover.

        2.8 PAYMENT ON NON-BUSINESS DAYS. Whenever any payment to be made hereunder or under the Note shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of the payment of interest hereunder or under the Notes, as the case may be.

        2.9 NOTATIONS. Lender is hereby authorized to note on Lender's books and records (either manually or by electronic entry), on a schedule attached to the Note, or both, the amounts and dates of all payments with respect to the Restructured Loan made by Borrower hereunder; provided, however, that failure to make a notation or the inaccuracy of any notation shall not limit or otherwise affect the obligations of Borrower hereunder or under the Note or any other Loan Document.

        2.10 SPECIAL PROVISIONS REGARDING LIBOR.

             2.10.1 INTEREST PERIODS. Borrower shall designate to Lender in writing (or telephonically, promptly confirmed in writing), no later than 11:00 a.m., Chicago time, at least four (4) Business Days prior to (a) the Effective Date (or, if the Effective Date does not occur on the first day of a calendar month, the first day of the calendar month next succeeding the month in which the Effective Date occurs), with respect to the initial Interest Period, or (b) in any other case, the last day of any Interest Period then applicable to the Restructured Loan (or, if at any time after the initial Interest Period, there is no Interest Period, the first day of the next calendar month as of which an Interest Period may be selected), a new Interest Period therefor. If the Company shall fail to elect the initial Interest Period or any succeeding Interest Period pursuant to this Section 2.10.1, the initial (or such succeeding) Interest Period (but without limiting the effect of Section 2.3.2) shall be identical to the preceding Interest Period; provided, however, that (x) if there is an insufficient number of months left between the last day of the expiring Interest Period and the next succeeding Principal Payment Date, such succeeding Interest Period shall have a term of one (1) month, and
(y) if there is less than one (1) month left between the last day of the expiring Interest Period and the next succeeding Principal Payment Date, there shall be no immediately succeeding Interest Period, but (absent a timely election by Borrower of an Interest Period having a different duration) a new Interest Period, having a duration identical to the preceding Interest Period, shall commence on the first day of the next succeeding calendar month.

             2.10.2     ILLEGALITY OR IMPOSSIBILITY.
Notwithstanding any other provision of this Agreement, in the event that (a) Lender determines in its reasonable opinion that the introduction of, any change in, or any change in the interpretation of, any law or regulation applicable to it shall make it unlawful for Lender to fund or maintain or charge interest determined with respect to LIBOR, or (b) Lender determines in good faith that by reason of circumstances affecting the applicable interbank market, adequate and reasonable methods do not exist for determining the LIBOR (Adjusted) Rate that would otherwise be applicable to the Restructured Loan, or (c) Lender determines in good faith that deposits of United States Dollars in the relevant amount for the applicable Interest Period are not available in the London Eurodollar interbank market, then Lender shall promptly give notice of such determination to Borrower (which notice shall be conclusive and binding). Upon such notification, (x) no election of an Interest Period shall be made thereafter until Lender determines that such illegality or other circumstance no longer exists, and
(y) if Lender cannot lawfully maintain the Restructured Loan on the basis of an interest rate determined with respect to LIBOR, then the Restructured Loan shall, at the option of Lender, instead bear interest at a rate per annum equal to the sum of (i) the Prime Rate, as it may change from time to time, plus (ii) two percent (2%) per annum; provided, however, that if any such introduction or change shall permit the Restructured Loan to continue to bear interest determined with respect to LIBOR until the expiration of the Interest Period then applicable thereto, then the Restructured Loan shall continue to earn interest at the rate determined in accordance with Section 2.3.1 until the end of such Interest Period. In the event the Restructured Loan is converted to a lower rate in accordance with the foregoing terms prior to the last day of the applicable Interest Period, Borrower, in addition to all other amounts payable to Lender with respect thereto, shall pay to Lender, within ten (10) days after demand by Lender (which demand shall set forth in reasonable detail the basis for requesting such amount or amounts), such amount or amounts as may be necessary to compensate Lender for any loss in connection therewith.

             2.10.3 SPECIAL COSTS. Upon notice from Lender (which notice shall set forth in reasonable detail the basis for requesting such reimbursement), Borrower shall promptly reimburse Lender for any increase in its costs (which shall include, but not be limited to, taxes, other than income, franchise, or other similar taxes imposed on the overall net income of Lender, fees, charges, and/or reserve requirements, after taking into account any reserve requirements reflected in the determination of the LIBOR (Adjusted) Rate) directly or indirectly resulting due to any circumstances from the maintaining of the Restructured Loan as a credit for which interest is determined with respect to LIBOR. The amount of such costs shall be determined by Lender based upon the assumption that Lender funded 100% of the Restructured Loan in the London Eurodollar interbank market. In attributing Lender's general costs relating to its operations to any transaction under this Agreement, or averaging any costs over a period of time, Lender may use any reasonable attribution or averaging methods which it deems appropriate and practical.

        2.11 CAPITAL REQUIREMENTS. Notwithstanding any other provision of this Agreement, in the event Lender determines in good faith that, after the date of this Agreement, either (a) the introduction of, any change in, or any change in the interpretation or administration of, any law or regulation by any governmental authority charged with the interpretation or administration thereof or (b) any compliance (not required as of the date of this Agreement) with any guideline or request from any such governmental authority (whether or not having the force of law) has or would have the effect of reducing the rate of return on the capital of Lender as a consequence of or with reference to Lender's making or maintaining any commitment, or other transaction hereunder below the rate that Lender could have achieved but for such introduction, change or compliance (taking into account the policies of Lender with regard to capital), then Borrower shall pay to Lender within ten (10) days after Lender's demand, such additional amounts as may be sufficient to compensate it for such reduction. A certificate as to such amounts, together with the detailed calculations therefor, submitted to Borrower by Lender, shall be conclusive and binding for all purposes, absent manifest error. Lender agrees promptly to notify Borrower of any circumstances that might cause Borrower to pay additional amounts pursuant to this Section 2.11; provided, however, that the failure to give such notice shall not affect Borrower's obligation to pay such additional amounts hereunder.

        2.12 RELEASED CLAIMS. Effective on the Effective Date and in consideration of the payment to Lender by Cadiz of $2,000,000 in cash (constituting a portion of the Cadiz Payment), Lender hereby releases its Liens on the Released Claims.

   3. CONDITIONS PRECEDENT. The effectiveness of Section 2 of this Agreement is subject to the satisfaction of the following conditions precedent (the satisfaction of which shall be determined, and may be waived, by Lender) on or prior to the Effective Date; provided, however, that AAI shall not be required to have executed and delivered (and Borrower shall not be required to have delivered with respect to AAI) any document, and neither Borrower nor AAI shall be required to have taken any action with respect to AAI, that it would otherwise be required to have executed and delivered, or to have taken, as a condition precedent to the effectiveness of Section 2:

        3.1 EFFECTIVE DATE. (a) An order shall have been entered, and shall have become a Final Order, confirming the Plan in form and substance satisfactory to Lender; and (b) all conditions precedent to the occurrence of the Effective Date (including, without limitation, the consummation of each of the Acquisition and the Merger in accordance with the terms of the
Plan), other than those set forth herein, shall have been satisfied, or waived by the Person or Persons entitled to the benefit thereof. Without limiting the generality of the foregoing:

             3.1.1 Cadiz shall have paid in full, as provided in the Plan, the $3,000,000 in aggregate payments to be made under the Plan to the holders of Interests in Classes 9 and 10, as defined in the Plan.

             3.1.2      Cadiz shall have funded at least
$11,000,000 into the Unsecured Claims Reserve Account.

             3.1.3 In addition to the amount required to be funded under Section 3.1.2, Cadiz shall have funded into the Unsecured Claims Reserve Account an amount equal to the aggregate amount required to be paid under the Plan on the Effective Date in respect of Class 6 Claims.

             3.1.4 Cadiz shall have paid to John Hancock, in cash, the $2,000,000 to be paid to John Hancock on the Effective
Date under the John Hancock Credit Agreement.

             3.1.5 The sum of all amounts due in respect of the DIP Credit Agreement as of the Effective Date shall not exceed $15,000,000.

             3.1.6      At least eighty percent (80%) of the
outstanding stock of Borrower held by Cadiz upon consummation of the Acquisition and the Merger shall have been acquired by Cadiz from the former stockholders of SWII.

        3.2 CADIZ PAYMENT. Cadiz shall have paid to Lender the Cadiz Payment.

        3.3 WORKING CAPITAL CONTRIBUTION. Cadiz shall have deposited into the Cash Account, as a Capital Contribution to Borrower, the Cadiz Working Capital Contribution Amount.

        3.4  PRO FORMA BALANCE SHEETS; OPENING FINANCIAL
POSITION; CERTAIN FINANCIAL RESULTS.

             3.4.1 Lender shall have received pro forma (a) Consolidated and consolidating balance sheets of Borrower and its Subsidiaries, and (b) a Consolidated balance sheet of Cadiz and its Subsidiaries (including Borrower and Borrower's Subsidiaries), in each case (x) prepared on a purchase accounting basis as of the Effective Date and immediately after giving effect to the consummation of the Plan and of all transactions contemplated by the Plan to be consummated thereon (including, without limitation, the Acquisition and the Merger, all Capital Contributions to be made to Borrower by Cadiz on the Effective Date pursuant to the Plan, all payments to be made by Debtors or Cadiz on the Effective Date pursuant to the Plan, the payment of any tax liability arising by reason of or otherwise in connection with the Acquisition, and the restructuring of the pre petition claims of Lender and John Hancock as contemplated hereby); and (y) excluding (i) any amounts remaining in the Debtors' bankruptcy estates and (ii) any obligations that remain obligations of such estates, rather than of Borrower or any Subsidiary of Borrower; in each case, together with a certification by the Chief Executive Officer and Chief Financial Officer of Borrower or Cadiz, as the case may be, to the effect that (p) such pro forma balance sheets (1) are reasonably stated in light of the actual (to the extent available) or reasonably anticipated (to the extent that actual results are not available) yields and prices of crops as of the Effective Date and (2) have been prepared on a purchase accounting basis in accordance with GAAP; (q) such pro forma balance sheets have been reviewed by Price Waterhouse LLP in connection with such accountants' standard procedures relating to the preparation of audited financial statements for Cadiz for the fiscal year ending March 31, 1997; and
(r) such accountants have orally informed such officers that such pro forma balance sheets appear to have been properly prepared.

             3.4.2 Lender shall have received evidence, in form and substance reasonably acceptable to it, that as of July 31, 1996, determined (i) on a Consolidated basis in accordance with the DIP Credit Agreement, and (ii) as if the Effective Date had occurred thereon (and, without limitation, reflecting Borrower's expenditure of all amounts required to obtain all bonds necessary to secure the issuance of all licenses, under PACA or other applicable law, required for the conduct of Borrower's business), the total of all (x) cash (including all funds held in deposit or other accounts) of Debtors and their Subsidiaries and (y) investments of Debtors and their Subsidiaries that would have qualified as Permitted Cash Investments under this Agreement had such investments been held by Borrower as of the Effective Date, was at least $5,000,000.

        3.5 DIP CREDIT AGREEMENT. The commitment of Lender under the DIP Credit Agreement shall have been terminated, all amounts payable in connection therewith shall have been paid in full and all outstanding letters of credit under the DIP Credit Agreement, if any, shall have been cash collateralized in accordance with the provisions thereof.

        3.6 JOHN HANCOCK CREDIT AGREEMENT. (a) (i) The John Hancock Credit Agreement, and each other John Hancock Loan Document required to have been executed and delivered thereunder as of the Effective Date, shall have been executed and delivered by all parties thereto, in such form as shall have been approved by Lender in writing, and all conditions precedent to the full effectiveness of the John Hancock Credit Agreement shall have been satisfied, or waived by John Hancock on terms and conditions satisfactory to Lender; and (ii) Lender shall have received a certificate from John Hancock, in form and substance reasonably satisfactory to Lender, confirming such satisfaction or waiver; and (b) the initial principal amount of the John Hancock Obligations shall not exceed $91,083,853.95.

        3.7 INTERCREDITOR AGREEMENT. Lender and John Hancock shall have executed and delivered an intercreditor agreement and subordination agreement (as amended, supplemented or modified from time to time, the "Intercreditor Agreement") providing that their respective Liens shall have the same relative priorities as provided in the Intercreditor and Subordination Agreement executed and delivered in connection with their pre-petition claims against the Debtor and its Affiliates, irrespective of the order in which such Liens may have been perfected.

        3.8 RAYO WATER RIGHTS. Cadiz shall have vested, or caused to be vested, in Borrower, pursuant to documentation in form and substance satisfactory to Lender, full and indefeasible title to the "Marguleas Rayo Water Rights", as defined in the Plan, including all claims and causes of action (and any proceeds therefrom, in settlement or otherwise), arising out of or in connection with any and all underlying contract rights.

        3.9  MARKETING AGREEMENTS; CERTAIN INFORMATION.

             3.9.1
                  (a)   Borrower shall have entered into, and
shall have recorded in the real estate records in each county in which any property affected thereby is located, a memorandum of, a Marketing Agreement with (i) Howard P. Marguleas, with respect to all farming acreage owned, leased or otherwise operated by Howard
P. Marguleas, and (ii) with each other Person under the control of Howard P. Marguleas, including each limited or general partnership of which Howard P. Marguleas or any Affiliate of Howard P. Marguleas is a general partner (including each Person listed on Schedule 3.9) (each such Person, a "Marguleas Controlled Grower"), with respect to all farming acreage owned, leased or otherwise operated by such Person. Each such Marketing Agreement (and each memorandum of a Marketing Agreement) shall be on terms and conditions satisfactory to Lender, including, without limitation, in the case of a Marketing Agreement, providing (x) that such Marketing Agreement shall remain in effect for a term of at least five years after the Effective Date and that the Grower party thereto shall not convey the real property subject thereto except to a Person that assumes such Marketing Agreement, (y) for the release by the Grower party thereto of all of its claims and causes of action against Borrower or any of its Subsidiaries arising prior to the Effective Date, and (z) for the release by Borrower and its Subsidiaries of their respective claims and causes of action against the Grower party thereto arising prior to the Effective Date. The release by Borrower and such Subsidiaries shall take effect annually in twenty percent (20%) increments so that the value of the claims and causes of action being released by Borrower and its Subsidiaries increases as Borrower records marketing and packing revenue from such Marketing Agreement; provided, however, that the release by Borrower and its Subsidiaries of Howard P. Marguleas shall take effect only for so long as Howard P. Marguleas does not default under the provisions of his Stock Purchase Agreement with Cadiz (pursuant to which Cadiz has acquired his capital stock of SWII) relating to his obligations to enter into, or to cause certain other Persons to enter into, Marketing Agreements), and then only to the extent that the Marketing Agreements entered into with all Marguleas Controlled Growers (other than Marguleas Controlled Growers that, over the opposition of Howard P. Marguleas, (p) sell all or any portion of the farming acreage covered by the Marketing Agreements to which they are party or (q) remove Howard P. Marguleas (or his Affiliate, as the case may be) from his (or such Affiliate's) position as managing general partner (or other relevant control position)) remain in effect.

                  (b)   Borrower shall have delivered to
Lender (i) copies of the partnership agreement or other organizational documents of each Marguleas Controlled Grower, certified by Howard P. Marguleas as a true and correct copy of the original thereof, (ii) in the case of any Marguleas Controlled Grower that is a limited partnership, a copy of such Person's Form LP 1, certified by the California Secretary of State, and (iii) evidence, in form and substance reasonably acceptable to Lender, of the due authorization and execution by such Marguleas Controlled Entity of both the Marketing Agreement and the release in favor of Lender to which such Marguleas Controlled Grower is a party.

             3.9.2 Borrower shall have delivered to Lender (a) the schedule of Marketing Agreements referred to in Section 4.4, and (b) the schedule of major account debtors referred to in
Section 4.6.

             3.9.3 Borrower shall have delivered to Lender the set of policies and procedures, in form and substance acceptable to Lender, that will apply initially to Borrower's making of advances to Growers located outside the United States of America including, among other things, separate aggregate dollar limits on cultural, packing and crossing advances.

        3.10 MUTUAL RELEASES.

             3.10.1 BORROWER. Lender and Borrower and each of its Subsidiaries, on behalf of themselves and their respective controlled Affiliates and their and such Affiliates' respective predecessors, successors and assigns, shall have executed and delivered mutual general releases of each other and their respective Affiliates and their and such Affiliates' respective stockholders, directors, employees, agents, representatives and attorneys, and the predecessors, successors, assigns and personal representatives of each of the foregoing Persons, with respect to any and all claims and other obligations or liabilities, of any nature whatsoever, whether known or unknown, in any way relating to the credit relationship between Lender and any of its Affiliates and Borrower and any of its Affiliates, or to the Debtors' bankruptcy proceedings, and arising from any action or omission occurring on or before the Effective Date; provided, however, that such releases shall not include any claims, obligations or liabilities arising under documents executed in connection with the consummation of the Plan.

             3.10.2 JOHN HANCOCK. Lender and John Hancock, on behalf of themselves and their respective predecessors, successors and assigns, shall have executed and delivered mutual general releases of each other and their respective stockholders, directors, employees, agents, representatives and attorneys, and the predecessors, successors, assigns and personal representatives of each of the foregoing Persons, with respect to any and all claims and other obligations or liabilities, of any nature whatsoever, whether known or unknown, in any way relating to their respective claims against Borrower or any Affiliate of Borrower, or to the Debtors' bankruptcy proceedings, and arising from any action or omission occurring on or before the Effective Date; provided, however, that such releases shall not include any claims, obligations or liabilities arising under documents executed in connection with the consummation of the Plan.

             3.10.3 FORMER STOCKHOLDERS. Lender and each of the former stockholders of SWII other than the Robert and Charlotte
J. Nies Revocable Trust dated 6 15 88, on behalf of themselves and their respective controlled Affiliates and their and such Affiliates' respective predecessors, successors and assigns, shall have executed and delivered mutual general releases of each other and their respective Affiliates and their and such Affiliates' respective stockholders, directors, employees, agents, representatives and attorneys, and the predecessors, successors, assigns and personal representatives of each of the foregoing Persons, with respect to any and all claims and other obligations or liabilities, of any nature whatsoever, whether known or unknown, in any way relating to the credit relationship between Lender and any of its Affiliates and Borrower and any of its Affiliates, to any transaction between Borrower or any of its Affiliates and such other Person, or to the Debtors' bankruptcy proceedings, and arising from any action or omission occurring on or before the Effective Date; provided, however, that such releases shall not include any claims, obligations or liabilities arising under documents executed in connection with the consummation of the Plan.

             3.10.4 CERTAIN OTHER PERSONS. (a) Lender and The Irvine Company, and (b) Lender and Zenith, on behalf of themselves and their respective controlled Affiliates and their and such Affiliates' respective predecessors, successors and assigns, shall have executed and delivered mutual general releases of each other and their respective Affiliates and their and such Affiliates' respective stockholders, directors, employees, agents, representatives and attorneys, and the predecessors, successors, assigns and personal representatives of each of the foregoing Persons, with respect to any and all claims and other obligations or liabilities, of any nature whatsoever, whether known or unknown, in any way relating to the credit relationship between Lender and any of its Affiliates and Borrower and any of its Affiliates, to the transactions between The Irvine Company or Zenith, respectively, and Borrower or any of its Affiliates, or to the Debtors' bankruptcy proceedings, and arising from any action or omission occurring on or before the Effective Date; provided, however, that such releases shall not include any claims, obligations or liabilities arising under documents executed in connection with the consummation of the Plan.

             3.10.5 CADIZ. Lender and Cadiz, on behalf of themselves and their respective controlled Affiliates and their and such Affiliates' respective predecessors, successors and assigns, shall have executed and delivered mutual general releases of each other and their respective Affiliates and their and such Affiliates' respective stockholders, directors, employees, agents, representatives and attorneys, and the predecessors, successors, assigns and personal representatives of each of the foregoing Persons, with respect to any and all claims and other obligations or liabilities, of any nature whatsoever, whether known or unknown, in any way relating to the Acquisition, the Merger or the other transactions contemplated thereby, or to the credit relationship between Lender and any of its Affiliates and Borrower and any of its Affiliates, or to the Debtors' bankruptcy proceedings, in each case, arising from any action or omission occurring on or before the Effective Date; provided, however, that such releases shall not include any claims, obligations or liabilities arising under documents executed in connection with the consummation of the Plan.

        3.11 INITIAL INTEREST PERIOD. If the Effective Date occurs on the first day of a calendar month, Borrower shall have timely notified Lender of the initial Interest Period.

        3.12 EXECUTED DOCUMENTS. In addition to those documents the delivery of which is otherwise required under the Agreement, Borrower shall have delivered, or caused to be delivered, to Lender the following documents, duly executed by all parties thereto and in form and substance acceptable to Lender:

             3.12.1     The Note.

             3.12.2     The Subsidiary Guaranty.

             3.12.3     The Security Agreements.

             3.12.4     The Stock Pledge Agreements.

             3.12.5 A Deed of Trust with respect to each fee interest identified on Schedule 4.4.

             3.12.6     The Cadiz Agreement.

             3.12.7     (a) A Leasehold Deed of Trust, and (b) an
Amendment to Lease With Lender Cure Rights, with respect to each leasehold interest identified on Schedule 4.4, together with evidence, reasonably satisfactory to Lender, that each such leasehold interest has been placed of record in the county in which the real property subject thereto is located.

             3.12.8 Executed UCC-1 financing statements (or amendments to existing financing statements) from Cadiz, Borrower and each Guarantor in proper form for filing in all jurisdictions in which filing may be necessary to perfect the Liens provided for in the Security Documents.

             3.12.9 With respect to each Grower to whom Borrower contemplates making (or will have outstanding, as of the Effective Date) Grower Advances: (a) an original counterpart of the security agreement between Borrower and such Grower granting to Borrower the security interest required to be obtained by Borrower pursuant to Section 6.9.1, certified by Borrower as being a true and complete such counterpart; (b) acknowledgment copies of financing statements filed or recorded by Borrower, sufficient to perfect such security interests; and (c) an assignment to Lender of all rights thereunder.

             3.12.10 Copies of (i) notices to all depository institutions with which Borrower or any Guarantor maintains one or more accounts, as listed on Schedule 4.4, informing such depository institutions of Lender's Liens thereon, acknowledged as having been received by each such depository institution and (ii) such agreements as may be reasonably required by Lender to provide for the establishment of the Cash Account and the Concentration Account and for the collection, concentration and transfer of Borrower's and its Subsidiaries' funds in accordance with Section 5.4.

             3.12.11 A Patent, Trademark and Copyright Security Agreement, executed on behalf of Borrower and each Guarantor owning any interest in patents, trademarks or copyrights, in form appropriate for filing with the United States Patent and Trademark Office and with the United States Copyright Office.

             3.12.12 A collateral assignment of each keyman life insurance policy identified in the Insurance Summary as insuring
Howard P. Marguleas.

             3.12.13 (a) To the extent not already in Lender's possession, certificates representing all shares of stock subject to either Stock Pledge Agreement (other than Dual Pledged Securities), together with appropriately endorsed stock assignments, and (b) with respect to the Dual Pledged Securities, an executed notice from Borrower to John Hancock advising John Hancock of the Lien thereon in favor of Lender, countersigned by John Hancock to acknowledge its receipt of such notice and that it holds the Dual Pledged Securities as bailee of Lender as well as in its own capacity.

             3.12.14 (a) An assignment to Lender of the Ernst & Young Claims and (b) a tolling agreement among Borrower, Lender, and Ernst & Young, in each instance in form and substance also acceptable to Gordon & Rees, special counsel to Lender regarding the Ernst & Young Claims.

        3.13 RELATED AGREEMENTS. Borrower shall have delivered, or shall have caused to be delivered, to Lender, duly executed and delivered by each Person party thereto, copies of the following documents, (i) duly certified as of the Effective Date as being true and complete copies of the originals thereof and in full force and effect, without amendment, and (ii) in form and substance acceptable to Lender:

             3.13.1     The Cadiz Services Agreement.

             3.13.2     The Cadiz Lease.

             3.13.3     The Tax Sharing Agreement.

             3.13.4     The consent of each of Rabobank and
Ansbacher to the Acquisition and the Merger and to Cadiz' execution, delivery and performance of each of the Loan Documents and each of the John Hancock Loan Documents.

             3.13.5 Each consent of any other Person required for the execution and delivery by Borrower or any Guarantor of the Loan Documents required to be executed and delivered by it under this Agreement or for the consummation of the transactions contemplated hereby (including, without limitation, the consent of the Bank of Scotland to the transfer to Cadiz of Howard Marguleas's capital stock of SWII).

             3.13.6      Documentation providing for the
restructuring of Cadiz' obligations to Rabobank to extend the maturity date of Cadiz' obligations to Rabobank to a date no earlier than the second anniversary of the Effective Date.

             3.13.7 Documentation effecting the settlement by Borrower of its disputes with Zenith, on terms and conditions providing, among other things, for the release by Zenith of (a) its Lien on Howard Marguleas's capital stock of SWII and (b) all of its claims against Borrower and its Subsidiaries.

             3.13.8 If Borrower has reached a settlement with LSL Biotechnologies, Inc., documentation effecting the settlement by Borrower of its disputes with LSL Biotechnologies, Inc. on terms and conditions providing, among other things, for the release by LSL Biotechnologies, Inc. of all of its claims against Borrower and its Subsidiaries.

             3.13.9 If Borrower has reached a settlement with the Internal Revenue Service with respect to the outstanding FICA tax claims, documentation effecting such settlement.

             3.13.10    The agreement between Cadiz and the
depository institution with which the Unsecured Claims Reserve
Account is established providing for the establishment and maintenance thereof.

        3.14 MINIMUM RELEASE PRICE SCHEDULE. An agreement setting forth the Minimum Release Price Schedule shall have been executed and delivered by Borrower, Lender and John Hancock.

        3.15 TITLE INSURANCE. Borrower shall have provided to Lender, at Borrower's sole cost and expense, such endorsements, in form and substance satisfactory to Lender, to the policies of title insurance insuring the validity and priority of the existing Deeds of Trust as Lender may request, insuring Lender that the Liens on real property provided for herein, including, without limitation, the Blythe Ranch, constitute valid Liens upon the real property interests covered thereby securing the Note and the other obligations of Borrower or the Guarantors under the Loan Documents, as the case may be, subject only to the Liens of John Hancock with respect to all fee estates in real property other than Blythe Ranch and to such other Liens as Lender may approve in writing.

        3.16 CORPORATE ACTIONS.  Borrower shall have delivered
(or caused to be delivered) to Lender:

             3.16.1 resolutions of the Board of Directors of each of Cadiz, Borrower and each Guarantor authorizing (a) the execution, delivery and performance of such of the Loan Documents as have been or are to be executed by such Person (on behalf of itself or any other Person, as a general partner thereof), (b) the consummation of the transactions contemplated hereby and thereby, and (c) all other actions to be taken by such Person (or any partnership of which such Person is a general partner) in connection herewith, each certified by the secretary or an assistant secretary of such Person as being in full force and effect, without amendment, as of the Effective Date; and

             3.16.2 a certificate of the Secretary or Assistant Secretary of each of Cadiz, Borrower and each Guarantor certifying the incumbency, names and true signatures of the officers of such Person authorized to sign such of the Loan Documents to which such Person is or is to become a party pursuant hereto;

             3.16.3 a copy of each of (a) the Certificate or Articles of Incorporation and (b) bylaws of each of Cadiz, Borrower and each Guarantor, certified by the Secretary or an Assistant Secretary of such Person as being a true and complete copy thereof, including all amendments, as in full force and effect on the Effective Date and after giving effect to the Merger;
             3.16.4 a certificate or certificates of the Secretary of State or other appropriate official of the State of incorporation of each of Cadiz, Borrower and each Guarantor, and of each other State in which such Person is qualified to do business, dated as of a date close to the Effective Date, to the effect that
(a) such Person is validly existing (or qualified to do business, as the case may be) and in good standing in such State, or the equivalent thereof, and (b) if generally available in such State, to the effect that such Person is in good standing with the tax authorities of such State, or the equivalent thereof; and

             3.16.5 A copy of the Agreement of Merger between SW and SWII giving effect to the Merger, certified by the Secretary of State of the State of Delaware as being a true and correct copy of the original, as filed.

        3.17 EVIDENCE OF INSURANCE. Borrower shall have provided Lender with certificates of insurance evidencing the continued maintenance of the insurance required to be maintained pursuant to Section 5.3, reflecting Lender as a loss payee or additional insured, as the case may be, in accordance with Section 5.3, and otherwise in form and substance satisfactory to Lender.

        3.18 EVIDENCE OF REQUIRED LICENSES. Borrower shall have provided Lender with evidence, satisfactory to Lender, that, on the Effective Date, Borrower holds (i) all licenses required under the laws of the State of California to permit the marketing by Borrower of produce on behalf of Growers, and (ii) a written commitment, from the United States Department of Agriculture and in form and substance acceptable to Lender, of the license required under PACA to permit the marketing by Borrower of produce on behalf of Growers.

        3.19 ENVIRONMENTAL STUDIES. Lender shall have received copies, certified by Borrower as true and complete copies of the originals thereof, of each assessment, report, study or other investigation, produced at any time after December 8, 1989 and prior to the Effective Date, regarding the actual, alleged or possible production, use, presence, treatment, storage, transportation, disposal, release or threatened release of any hazardous substance or hazardous waste (defined in Section 4.14) at, on or about any real property or personal property currently or formerly owned, leased or operated by Borrower or any Subsidiary of Borrower.

        3.20 MATERIAL ADVERSE EFFECT.  No Material Adverse
Effect shall have occurred since December 31, 1995.

        3.21 LEGAL OPINIONS.

             3.21.1     WATER RIGHTS. Borrower shall have
provided Lender with a favorable opinion of special counsel to Borrower (or, in Lender's discretion, to Lender) satisfactory to Lender, in form and substance satisfactory to Lender, with respect to such matters regarding Borrower's Water Rights as Lender may reasonably request.

             3.21.2 INTELLECTUAL PROPERTY. Lender shall have received, at Borrower's expense, a favorable opinion of special counsel to Borrower satisfactory to Lender, in form and substance satisfactory to Lender, with respect to such matters regarding Patents, Trademarks and Copyrights (each, as defined in the Security Agreements) as Lender may reasonably request.

             3.21.3     CADIZ OPINION.  Cadiz shall have provided
Lender with a favorable opinion (or opinions) from outside legal counsel to Cadiz satisfactory to Lender, in substantially the form of Exhibit J.

             3.21.4     BORROWER OPINION.  Borrower shall have
provided Lender with a favorable opinion (or opinions) from outside legal counsel to Borrower satisfactory to Lender, in substantially the form of Exhibit K.

             3.21.5     HPM OPINION.   Howard P. Marguleas shall
have provided Lender with a favorable opinion (or opinions) from Stutman, Triester & Glatt or other legal counsel to Howard P. Marguleas satisfactory to Lender, in form and substance satisfactory to Lender, with respect to such matters as Lender may reasonably request.

        3.22 NO DEFAULTS. No Default or Event of Default shall have occurred and be continuing or shall exist immediately following the effectiveness of Section 2.

        3.23 REPRESENTATIONS AND WARRANTIES. All representations and warranties of Borrower or any Subsidiary of Borrower or of Cadiz set forth herein or in any other Loan Document (other than those that speak as of a specific date) shall be true and correct in all material respects as if made on and as of the date of such effectiveness.

        3.24 BRINGDOWN CERTIFICATES.   Lender shall have
received a certificate, dated as of the Effective Date and in form and substance satisfactory to Lender, of (a) the Chief Executive Officer and Chief Financial Officer of Borrower, to the effect that
(i) no Default or Event of Default shall have occurred and be continuing or shall exist immediately following the effectiveness of Section 2; (ii) all representations and warranties of such Person or any Subsidiary such Person set forth herein or in any other Loan Document (other than those that speak as of a specific date) are true and correct in all material respects on the Effective Date as if made on and as of the Effective Date; and
(iii) all other conditions precedent set forth in this Section 3 have been satisfied; and (b) the Chief Executive Officer and Chief Financial Officer of Cadiz, to the effect that (i) no Default or Event of Default with respect to Cadiz or any of its Subsidiaries other than Borrower and Borrower's Subsidiaries shall have occurred and be continuing or shall exist immediately following the effectiveness of Section 2; and (ii) all representations and warranties of Cadiz set forth in the Cadiz Agreement or in any other Loan Document (other than those that speak as of a specific date) executed and delivered by Cadiz are true and correct in all material respects on the Effective Date as if made on and as of the Effective Date.

        3.25 [INTENTIONALLY OMITTED.]

        3.26 CROP DEVELOPMENT PLAN.  Lender shall have received
Borrower's crop development plan for the remainder of the fiscal year ending December 31, 1996, in form and substance reasonably acceptable to Lender.

        3.27 LENDING RELATIONSHIPS. Lender shall have determined that Cadiz's business relationships and agreements with its principal creditors (including, without limitation, Ansbacher) are satisfactory to Lender.

        3.28 OTHER APPROVALS, CONSENTS, DOCUMENTS AND OPINIONS.
Lender shall have received such other approvals, consents, opinions, and/or documents as Lender may reasonably request.

   4. REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants to Lender (as of the date hereof and as of each subsequent date as of which Borrower is required to make (or is deemed to have made) such representation and warranty, as a condition or otherwise (and including, without limitation, the Effective Date and the date of any Re Advance)) that:

        4.1  CORPORATE STATUS; POWER AND AUTHORITY.

             4.1.1      CORPORATE STATUS.  Borrower is a
corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in every jurisdiction where the nature of its business requires it to be so qualified (except where the failure to so qualify would not have a Material Adverse Effect), and has all requisite power and authority to conduct its business, to own, lease, sell or otherwise dispose of its properties, and to execute and deliver this Agreement, each of the other Loan Documents and any other instruments or documents executed and delivered, or to be executed and delivered, by Borrower in connection with the consummation of the Plan and the transactions contemplated thereby, and to perform its obligations thereunder. Each Subsidiary of Borrower is a corporation (or partnership, as the case may be) duly organized, and except for Sun Harvest, Inc. and Pacific Farm Service, Inc. (neither of which holds any material assets and neither of which currently engages in any business whatsoever), validly existing and in good standing under, the laws of the State of its organization (as indicated on Schedule 4.3), is duly qualified to do business and is in good standing in every jurisdiction where the nature of its business requires it to be so qualified (except where the failure to so qualify would not have a Material Adverse Effect), and has all requisite power and authority to conduct its business, to own, lease, sell or otherwise dispose of its properties, and to execute and deliver each of the Loan Documents to which it is or is to become a party and any other instruments or documents executed and delivered, or to be executed and delivered, by such Subsidiary in connection with the consummation of the Plan and the transactions contemplated thereby, and to perform its obligations thereunder. Sun World (Europe) B.V. has no significant assets and is inactive; Borrower, acting alone or together with one or more of its Subsidiaries, has no authority to cause the direction of Sun World (Europe) B.V.'s management.

             4.1.2 POWER AND AUTHORITY. The execution, delivery, and performance by Borrower of each of this Agreement and the other Loan Documents to be executed and delivered it in connection herewith or pursuant hereto, and the execution, delivery and performance by Cadiz and by each Guarantor of the Loan Documents to be executed and delivered by it in connection herewith or pursuant hereto, have been duly authorized by all necessary corporate or partnership action on the part of such Person and do not and will not (a) require any consent or approval of the stockholders or partners of such Person or of any other Person, except such consents as shall have obtained on or before the Effective Date; (b) contravene such Person's charter or bylaws or partnership agreement, as applicable; (c) violate any provision of any law, rule, regulation (including, without limitation, Regulation of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to such Person;
(d) except to the extent excused by the Bankruptcy Code or a lawful order of the Court, result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease, or instrument to which such Person is a party or by which it or its properties may be bound or affected;
(e) result in, or require, the creation or imposition of any Lien (except for Permitted Liens), upon or with respect to any of the properties now owned or hereafter acquired by such Person; or (f) cause such Person to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award.

        4.2 LEGALLY ENFORCEABLE AGREEMENTS. This Agreement is, and each of the other Loan Documents executed and delivered, or to be executed and delivered, by Borrower, by Cadiz or by any Guarantor, is, or when delivered under this Agreement, will be, a legal, valid, and binding obligation of each such Person party thereto, enforceable against such Person in accordance with its respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors' rights generally, or otherwise limited by general principles of equity.

        4.3  STOCK; SUBSIDIARIES.

             4.3.1 STOCK. The authorized and outstanding capital stock of Borrower upon consummation of the Plan, after giving effect to the Acquisition and the Merger, will be as set forth on Schedule 4.3. All of the outstanding shares of capital stock of Borrower are, and, upon consummation of the Plan, the Acquisition and the Merger, will be, (a) validly issued, fully paid and nonassessable, and (b) owned by Cadiz.

             4.3.2 SUBSIDIARIES. A true and correct list of all Subsidiaries of Borrower as of the date of this Agreement, indicating, for each such Subsidiary (a) its true corporate or partnership name, (b) its jurisdiction of organization, (c) the name of each record holder of all or any portion of its outstanding capital stock or other outstanding equity interests and the percentage of such capital stock or equity interest held by each such record holder, (d) whether such Subsidiary is active or inactive, and (e) whether or not it holds assets having a fair market value in excess of $500,000, is set forth on Schedule 4.3.

        4.4 PROPERTIES AND ASSETS. Schedule 4.4 sets forth, with respect to Borrower and each Subsidiary of Borrower, as of the date of this Agreement, a complete and correct list of (a) each patent, patent application, trademark, copyright, tradename, license, permit relating to intellectual property, franchise or other right of such Person; (b) each deposit or other account in which such Person holds any funds, identifying the number of each such account and the name and address of the depository institution with which such account is maintained; (c) all tradenames under which such Person currently conducts, or has within the last five years conducted, business; (d) the addresses of all locations at which such Person conducts any portion of its business; (e) all real property owned or leased by such Person and indicating on which parcels such Person grows, or intends to grow, crops; (f) all Investments of such Person, and (g) all insurance policies under which such Person is either a loss payee or an additional insured. Borrower has heretofore delivered to Lender a schedule of all Marketing Agreements to which any such Person is a party as of the date of this Agreement, including, with respect to each such Marketing Agreement, the names of the parties thereto, the crops and number of acres to which it applies, the term and payment terms thereof, the date by which such Marketing Agreement must be renewed or replaced by a new Marketing Agreement with the Grower party thereto with respect to the next succeeding crop cycle, and the percentage of the total units of produce projected to be sold by Borrower under Marketing Agreements during the fiscal year ending December 31, 1996 represented by such Marketing Agreement. Borrower, and each Subsidiary of Borrower, owns title to, or valid leasehold interests in, all of its properties and assets, real and personal, free and clear of any Lien other than Permitted Liens. Borrower, and each Subsidiary of Borrower, has received all assignments, bills of sale and other documents necessary to establish, protect and perfect such Person's right, title and interest in and to all of the property described in the foregoing clause (a), except where the failure so to receive any such assignment, bill of sale or other document, individually or in the aggregate, does not conflict with the rights of others so as to result in a material and adverse effect on the condition or prospects, financial or otherwise, of Borrower and its Subsidiaries, taken as a whole. Borrower, and each of its Subsidiaries, has duly effected all filings, recordings and other actions necessary in the reasonable judgment of Borrower to establish, protect and perfect any such Person's right, title and interest in and to all of the property described in the foregoing clause (a). Borrower's chief executive office and chief place of business is located at the address for notices set forth for Borrower in Section 8.2.

        4.5  DEBT; LIENS; OTHER OBLIGATIONS.

             4.5.1 Schedule 4.5.1 is a complete and correct list, as of the date of this Agreement, of (a) (i) all credit agreements, indentures, purchase agreements, guaranties, Capital Leases, and other investments, agreements and arrangements presently in effect providing for or relating to extensions of credit (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) in respect of which any Debtor, or any Subsidiary of a Debtor, is or was in any manner directly or contingently obligated and that will remain in effect as obligations of Borrower or any Subsidiary of Borrower after the Effective Date; and (ii) the maximum principal or face amounts of the credit in question, which are outstanding and which can be outstanding; (b) to the extent not included under the foregoing clause (a), all other Pre Petition Debt that will remain in effect after the Effective Date; and (c) all Liens of any nature given or agreed to be given as security for any of the foregoing or otherwise affecting any property or assets of such Person and that will remain in effect after the Effective Date.

             4.5.2 There exists no nondischargeable liability of any Debtor that, as of the Effective Date, will become an obligation of Borrower or any of its Subsidiaries, except for such liabilities as have been expressly provided for under the Plan.

        4.6 MAJOR ACCOUNT DEBTORS. Borrower has heretofore delivered to Lender a complete and correct list, including the name, address and (where available) telecopy number, of each Person who has incurred any liability or liabilities, in excess of $15,000 in the aggregate, to any Debtor or any Subsidiary of a Debtor within the twelve months preceding the date of this Agreement arising from the sale of produce to such Person.

        4.7 WITHHOLDING TAXES. Since at least January 1, 1992, SWI, SWII or the relevant Subsidiary of SWII has withheld and paid, as and when due in connection with any wages payable by any such Person, to the United States and to the State of California, and to each other taxing authority to which payment was due, in accordance with applicable law: all taxes and other amounts required to be withheld from wages paid with funds of (or provided for that purpose by) the relevant Person (determined, in the case of nonimmigrant recipients of such wages, whether such recipients were classified for purposes of United States immigration law as "A9", "A09", or otherwise, as if such employees were residents of the United States).

        4.8 OTHER TAXES. Except as disclosed on Schedule 4.8, each Debtor, and each Subsidiary of any Debtor, has filed all tax returns (foreign, federal, state, and local) required to be filed, or has received all appropriate extensions of time to file, and has paid all taxes, assessments, and governmental charges and levies thereon, including interest and penalties.

        4.9 LABOR DISPUTES AND ACTS OF GOD. Neither the business, the real property nor the personal property of Borrower or of any Subsidiary of Borrower is affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance) materially and adversely affecting such business or properties or the operations of Borrower or of such Subsidiary.

        4.10 NO DEFAULTS ON OUTSTANDING JUDGMENTS OR ORDERS.
Except as set forth on Schedule 4.10, Borrower, and each Subsidiary of Borrower, will have satisfied, as of the Effective Date, all judgments, and neither Borrower nor any Subsidiary of Borrower is in default with respect to any judgment, writ, injunction, decree, rule, or regulation of any court, arbitrator, or federal, state, municipal or other governmental authority, commission, board, bureau, agency or instrumentality, domestic or foreign.

        4.11 ERISA. Borrower, and each Subsidiary of Borrower, is in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any ERISA Plan; no notice of intent to terminate an ERISA Plan has been filed, nor has any ERISA Plan been terminated; no circumstances exist which constitute grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administrate, an ERISA Plan, nor has the PBGC instituted any such proceedings; neither Borrower nor any ERISA Affiliate (nor any Debtor or Person that was previously treated as a single employer with any Debtor under Section 4001 of ERISA) has completely or partially withdrawn under Sections 4201 or 4204 or ERISA from a Multiemployer Plan (except as set forth on Schedule 4.11); Borrower, and each ERISA Affiliate (and each Debtor or Person that was previously treated as a single employer with any Debtor under Section 4001 of ERISA), has met its minimum funding requirements under ERISA with respect to all of its ERISA Plans and the present value of all vested benefits under each such ERISA Plan exceeds the fair market value of all ERISA Plan assets allocable to such benefits, as determined on the most recent valuation date of the ERISA Plan and in accordance with the provisions of ERISA for calculating the potential liability of Borrower or any ERISA Affiliate (or of any Debtor or Person that was previously treated as a single employer with any Debtor under Section 4001 of ERISA) to the PBGC or the ERISA Plan under Title IV of ERISA; and neither Borrower nor any ERISA Affiliate (nor any Debtor or Person that was previously treated as a single employer with any Debtor under
Section 4001 of ERISA) has incurred any liability to the PBGC under ERISA.

        4.12 OPERATION OF BUSINESS.  Except as set forth on
Schedule 4.12: (a) Borrower, and each Subsidiary of Borrower (and each Debtor and any Subsidiary of a Debtor), has been and is conducting its business and operations in compliance with all applicable laws and directives of governmental authorities having the force of law, except to the extent that noncompliance would not be reasonably likely to have a Material Adverse Effect; and (b) (i) Borrower, and each Subsidiary of Borrower, possesses all rights and authorizations, including, without limitation, Water Rights (including rights to any required irrigation water), licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct its respective business substantially as now conducted and as presently proposed to be conducted, and (ii) neither Borrower nor any Subsidiary of Borrower is in violation of any such rights or authorizations or any valid rights of any other Person with respect to any of the foregoing, except to the extent that such violation would not be reasonably likely to have a Material Adverse Effect.

        4.13 LITIGATION. Except as set forth on Schedule 4.13, as of the date of this Agreement, there is no pending or threatened action or proceeding against Borrower or any Subsidiary of Borrower (or against any Debtor or Subsidiary of a Debtor) before any court, governmental agency, or arbitrator which, in any one case or in the aggregate, if decided adversely to such Person, could expose such Person to a net uninsured liability in excess of $1,000,000.

        4.14 ENVIRONMENTAL CONDITIONS.  Except as set forth on
Schedule 4.14, as of the date of this Agreement there are no conditions presently or potentially posing a significant hazard to human health or the environment, whether or not in compliance with law, existing on or in the vicinity of, or otherwise affecting, the real property or personal property currently or formerly owned, leased or operated by Borrower or any Subsidiary of Borrower (or any Debtor or Subsidiary of a Debtor), and, except in the course of normal agricultural operations conducted in full compliance with all applicable laws and regulations, there has been no production, use, presence, treatment, storage, transportation, disposal, release or threatened release of any hazardous substance or hazardous waste (as hereinafter defined) at or on such property or real property. "Hazardous waste" and "hazardous substance" shall have the meanings set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq. ("CERCLA") and the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., and the regulations adopted pursuant thereto, except that the term "hazardous substance," as used herein, shall, in addition to its definition under CERCLA, also include petroleum, petroleum products and any substance classified as "hazardous" or "toxic" under any applicable state law or regulation.

        4.15 INVESTMENT COMPANY ACT.  Neither Borrower nor any
Subsidiary of Borrower is an "investment company", or a company
"controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

        4.16 FULL DISCLOSURE. All information in the nature of facts or statements of fact heretofore or hereafter furnished by or under the supervision of any officer or acting officer of Borrower or any Subsidiary of Borrower (or any Debtor or Subsidiary of a Debtor), or by any of their respective agents, to Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby was (or will be, as the case may be) true and accurate in all material respects on the date as of which such information was (or is) stated or certified and not incomplete by omitting to state any material fact known to any officer of Borrower or any Subsidiary of Borrower necessary to make such information not misleading. Each written projection heretofore delivered to Lender, and each other written projection delivered hereafter to Lender, by or on behalf of Borrower, SWII or SWI in connection with the transactions contemplated by this Agreement, upon delivery to Lender, will be, prepared on the basis of the assumptions set forth therein, such assumptions are (or will be, as the case may be) reasonable in light of the financial condition and prospects of Borrower; and each projection heretofore delivered to Lender represented, and each such projection hereafter delivered to Lender will represent, the good faith opinion of the Chief Executive Officer and the Chief Financial Officer of Borrower or SWII, as the case may be, at the time of delivery thereof to Lender, as to the course of business of Borrower or the Debtors during the period covered thereby.

        4.17 NO SIDE AGREEMENTS. There are no agreements, understandings, or arrangements of any kind, oral or written, between, among, or binding upon any of Cadiz, Borrower, any of Borrower's Subsidiaries, or any Affiliate of any such Person, on the one hand, and John Hancock, Zenith, LSL Biotechnologies, Inc., The Irvine Company, Howard P. Marguleas, any other former shareholder of SWII, Rabobank, Ansbacher, Bank of Scotland, any past or present member of the Unsecured Creditors' Committee, or any Affiliate of any such Person, on the other hand, which have not been fully disclosed by Borrower to Lender (including by delivery of copies of all relevant writings) or are not a matter of public record.

   5. AFFIRMATIVE COVENANTS. So long as the Note or any other amount payable by Borrower under any of the Loan Documents shall remain unpaid, Borrower agrees that it shall:

        5.1 MAINTENANCE OF RECORDS. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, separate from the records and books of account maintained by Cadiz and its other Subsidiaries, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of Borrower and its Subsidiaries.

        5.2 MAINTENANCE OF PROPERTIES AND COLLATERAL. Except to the extent that the failure to do so would not be reasonably likely to have a Material Adverse Effect:

             5.2.1 Except for sales or other dispositions expressly permitted under this Agreement, maintain, keep, and preserve, and cause each of its Subsidiaries to maintain, keep, and preserve, all of its real property and personal property (tangible and intangible) necessary or useful in the proper conduct of its business and in good working order and condition, ordinary wear and tear excepted, including, without limitation, maintain in full force and effect all permits and licenses necessary to the conduct of such Person's business as presently conducted, including, without limitation, "Produce Dealer" and "Processor" licenses issued by the California Department of Food and Agriculture and all licenses required to operate in compliance with PACA. Without limiting the generality of the foregoing, Borrower shall cause copies of the documentation filed with the Delaware Secretary of State to effect the Merger, and of any other documentation required to be filed or recorded in order to reflect the Merger and the Acquisition and to protect Borrower's (or any of its Subsidiaries') rights to patents, trademarks and copyrights, to be recorded (a) with the United States Patent and Trademark Office within sixty
(60) days after the Effective Date, (b) with the United States Copyright Office within fifteen (15) days after the date hereof, and (iii) with such foreign patent and trademarks offices as may be reasonably necessary for such purpose.

             5.2.2      Keep in force, and cause each of its
Subsidiaries to keep in force, each lease on which Borrower or any Subsidiary of Borrower is at any time growing crops, until such crops have been harvested and removed from the land subject thereto.

             5.2.3 Keep in force, and cause each of its Subsidiaries to keep in force, all Water Rights held by such Person, including, without limitation, all rights to irrigation water. Without limiting the generality of the foregoing, Borrower shall cause an appropriately completed Form 7 2181 to be filed with the Arvin Edison Water Storage District within thirty (30) days after the Effective Date.

        5.3  MAINTENANCE OF INSURANCE.

             5.3.1      Maintain, and cause each of its
Subsidiaries to maintain, in full force and effect at all time, such levels of insurance, and against such risks, as are commonly maintained by prudently managed companies engaging in businesses, and having properties, the same as or similar to those engaged in or owned or operated by Borrower, which insurance shall in any event include:

                  (a)   insurance against loss or damage to
any of the Collateral by fire or any of the risks covered by insurance known as "all risk coverage", in an amount not less than the full replacement cost thereof (in the case of real property, exclusive of the cost of excavations, foundations and footings below the lowest basement floor), each such policy to contain a replacement cost endorsement reasonably satisfactory to Lender;

                  (b)   business interruption insurance
and/or loss of rental value insurance in amounts at least equal to those currently in effect, as reflected in the Insurance Summary, dated August 5, 1996, prepared by Aon Risk Services, Inc. with respect to insurance coverages maintained by the Debtors (the "Insurance Summary");

                  (c)  comprehensive public liability
insurance against claims for personal injury, including, without limitation, bodily injury, death or property damage occurring on, in or about any real property and adjoining streets, in amounts at least equal to those reflected in the Insurance Summary;

                  (d)   products liability and contractual
liability insurance coverage or endorsements in amounts at least equal to those reflected in the Insurance Summary;

                  (e)   to the extent required to do so under
the John Hancock Loan Documents, "keyman" life insurance coverage with respect to Howard P. Marguleas' life, in an aggregate amount no greater than $13,000,000 and, with respect to Policy Nos. C 11634064L and C 11640005L issued by Aurora National Life Assurance Company (or any replacement policies therefor) at a premium cost not to exceed for any coverage period the maximum amount set forth opposite such coverage period on Schedule 5.3;

                  (f)   insurance providing such other
coverages, and in such amounts, as are reflected in the Insurance
Summary;

                  (g)   such other insurance providing such
other coverages, and in such amounts, as Lender may from time to time reasonably request; and

                  (h)   directors' and officers' insurance,
providing aggregate coverage for claims brought during the then current annual policy period in an amount no less than $5,000,000.

             5.3.2 If Borrower shall fail to maintain or cause to be maintained any of the foregoing insurance as and when required hereby, or if any such insurance shall be materially reduced, canceled, surrendered or not renewed, Lender may (but is not required to do so), in its own name only, for its own benefit or for the benefit of Borrower, or both, obtain all or a portion of such insurance from any carrier selected by Lender in its sole discretion, and Borrower shall reimburse Lender, within ten (10) days after Lender's demand, for any premiums or other costs associated with obtaining such insurance. Sums paid by Lender hereunder shall bear interest at the Default Rate.

             5.3.3 All insurance required by this Section 5.3 shall be provided by policies written in terms, and amounts, and by companies, reasonably satisfactory to Lender; provided that (a) Lender shall not require that directors' and officers' insurance be required in an amount greater than $5,000,000; (b) Borrower and its Subsidiaries may maintain a system of self insurance in an aggregate amount, and with respect to such risks, as are both (i) customary for prudently managed corporations engaged in the same or similar businesses as Borrower and its Subsidiaries, owning or operating similar properties as Borrower and its Subsidiaries, and having a credit standing similar to that of Borrower and its Subsidiaries, and (ii) acceptable to Lender; (c) Lender shall be named as additional insured on all liability policies, as its interests may appear; and (d) losses under all policies (including, without limitation, policies covering the Collateral but for the benefit of other creditors), other than policies of directors' and officers' insurance, shall be payable to Lender, as its interests may appear, pursuant to a loss payee endorsement reasonably satisfactory to Lender.

             5.3.4 At least thirty (30) days prior to the expiration of each such policy, Borrower shall furnish Lender with evidence reasonably satisfactory to Lender of the payment of premiums and the reissuance of a policy or policies continuing such coverages in force as are required by this Agreement. All such policies shall contain provisions to the effect that (a) except in the case of liability insurance, they shall provide coverage to Lender notwithstanding any breach by Borrower or any Subsidiary of Borrower (or by any predecessor of Borrower or of any Subsidiary of Borrower) of any representation or warranty, (b) there shall be no recourse to Lender for payment of premiums or other amounts with respect thereto, (c) they shall not be subject to co insurance, (e) they may not be canceled (except for non payment of premiums or fraud), or amended to reduce any limitation of liability, to increase the amount of any deductible or co insurance, or to add any exclusions to the coverage provided thereunder, without at least thirty (30) days' prior written notice to Lender, and (f) they may not be canceled for non payment of premiums or for fraud without at least ten (10) days' prior written notice to Lender. Upon Lender's request, Borrower shall cause all bills, statements or other documents relating to the foregoing insurance to be sent or mailed directly to Lender, and shall give notice to each insurer providing any such insurance policy (other than directors' and officers' insurance) of Lender's security interest therein.

        5.4  CASH ACCOUNT.

             5.4.1 At all times maintain the Cash Account, and (subject to Section 5.4.2) maintain all of its and its Subsidiaries' cash on deposit in the Cash Account, except for (a) Permitted Cash Investments in which Lender holds a perfected Lien,
(b) such amounts as may be transferred to one or more demand deposit accounts in which Lender holds a perfected Lien, as reasonably necessary to permit the clearance of checks or other payment orders drawn on such accounts, and (c) such immaterial amount of cash as may be retained by Borrower and its Subsidiaries as "petty cash". The Cash Account shall be an unrestricted account. So long as no Event of Default has occurred and is continuing (i) Borrower shall be free to withdraw funds from the Cash Account for any use not in contravention of this Agreement or any other Loan Document, and (ii) Lender shall follow Borrower's requests and instructions regarding the acquisition or disposition of Permitted Cash Investments (it being understood and agreed that, under the custodial arrangements contemplated by Section 6.9, Borrower shall not have any right to instruct the custodian holding the Permitted Cash Investments).

             5.4.2 (a) Instruct, and cause each Guarantor to instruct, each Person (i) that regularly remits payments to Borrower or such Guarantor by check or other instrument, or (ii) that Borrower reasonably anticipates will remit to Borrower or such Guarantor checks or other instruments in an aggregate face amount in excess of $15,000, to remit all such payments to the post office box maintained pursuant to the Concentration Account Agreement; (b) instruct, and cause each Guarantor to instruct, each Person that Borrower or such Guarantor reasonably anticipates to remit payments to it by wire or other electronic transfer to remit all such payments to the Concentration Account; (c) subject to John Hancock's right to receive Asset Sales Proceeds in accordance with
Section 6.6.4, deposit, and cause each Guarantor to deposit, all other cash, collections and proceeds of any property immediately in kind into the Concentration Account; and (d) instruct the Concentration Account Bank to initiate, or itself initiate, daily wire transfers of all collected funds in the Concentration Account to the Cash Account; provided, however, that funds may be transferred directly from the Unsecured Claims Reserve Account into the Unsecured Claims Disbursement Account in accordance with
Section 6.5.4.

        5.5 COMPLIANCE WITH LAWS AND ORDERS. Except to the extent that noncompliance would not be reasonably likely to have a Material Adverse Effect: comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations, and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments, and government charges imposed upon it or upon its property.

        5.6 PAYROLL WITHHOLDING. Pay as and when due in connection with any wages payable by Borrower or any Subsidiary of
Borrower: (a) to the United States and to the State of California, and to each other taxing authority to which payment is due, in accordance with applicable law, all taxes and other amounts required to be withheld from wages paid with funds of (or provided for that purpose by) Borrower or any Subsidiary of Borrower (determined, in the case of nonimmigrant recipients of such wages, whether such recipients were classified for purposes of United States immigration law as "A9", "A09", or otherwise, as if such employees were residents of the United States); and (b) to the person or entity to whom such funds are to be remitted (in accordance with applicable law, any applicable agreement or as otherwise required), all other amounts required to be withheld from, or paid with respect to, wages paid with funds of (or provided for that purpose by) Borrower or any Subsidiary of Borrower, including, without limitation, payments in respect of union dues, medical insurance or union medical contributions and disability insurance.

        5.7  OFFICERS; DIRECTORS.

             5.7.1      CHIEF EXECUTIVE OFFICER.

                  (a)   Employ at all times, as Chief
Executive Officer of Borrower, a person having experience in the management of companies engaged in agriculture and in marketing activities such as those currently engaged in by Borrower, as may be reasonably acceptable to Lender. The Chief Executive Officer shall have the chief executive authority for Borrower and each Subsidiary of Borrower. An individual employed by Borrower, reasonably satisfactory to Lender and designated by the Chief Executive Officer, shall have chief financial authority for Borrower and shall review and approve all operating plans, strategic plans and capital expenditure programs. The Chief Executive Officer shall report only to Borrower's Board of Directors. The Chief Executive Officer shall be accessible to Lender and its counsel and consultants to discuss Borrower's strategic and operating plans, capital expenditure programs, and other aspects of the business and financial affairs of Borrower and its Subsidiaries. Borrower may terminate the Chief Executive Officer with cause, or without cause with the prior written consent of Lender. If the Chief Executive Officer is terminated or resigns, Borrower shall replace him or her within sixty (60) Business Days after such termination or resignation with another Chief Executive Officer possessing the qualifications described above and reasonably acceptable to Lender.

                  (b)   As of the date of his or her
employment by Borrower, the Chief Executive Officer shall not be or have been a director or stockholder of, or employed in any capacity by: (i) Cadiz or any of its Subsidiaries or Affiliates (other than Timothy Shaheen or another individual with respect to whom Lender concludes, in its sole discretion, that his or her employment by Borrower will not impair either (A) the continued separation between the operations of Cadiz and its other Subsidiaries, on the one hand, and of Borrower and its Subsidiaries, on the other hand, or (B) the perception of Cadiz and Borrower, by their respective creditors, as distinct entities); or (ii) any Debtor or Subsidiary or Affiliate of a Debtor, or the Debtors' independent accountants, at any time prior to the Effective Date.

             5.7.2 CHIEF FINANCIAL OFFICER. Employ at all times, as chief financial officer, a person who (i) as of the date of his or her employment by Borrower in such capacity, (A) has never been a director or stockholder of Borrower or any Debtor, and
(B) has not been a director of, or employed in any capacity by, Cadiz or any of its Subsidiaries or Affiliates (other than an employee of Borrower, to the extent permitted under the following clause (ii), or Stanley Speer or another individual with respect to whom Lender concludes, in its sole discretion, that his or her employment by Borrower will not impair either (A) the continued separation between the operations of Cadiz and its other Subsidiaries, on the one hand, and of Borrower and its Subsidiaries, on the other hand, or (B) the perception of Cadiz and Borrower, by their respective creditors, as distinct entities), and
(ii) was not a director of, or employed in any capacity by, any Debtor or Subsidiary or Affiliate of a Debtor, or the Debtors' independent accountants, at any time prior to the Effective Date.

             5.7.3 INDEPENDENT BOARD. Maintain at all times a Board of Directors (a) a majority of the members of which are "independent" within the meaning of that term as used in Section 3 of the New York Stock Exchange Listed Company Manual, and (b) none of whom was at any time a director or shareholder of any Debtor or any Subsidiary of a Debtor. For purposes of this Section 5.7.3:
(x) Dwight Makins, current chair of the Board of Directors of Cadiz, shall be deemed independent notwithstanding the foregoing sentence, but (y) no other person who, at the time he or she becomes a director of Borrower or any of its Subsidiaries, is (or becomes) or has been a director or officer or other employee of Cadiz or any of its Affiliates (including Borrower and its Subsidiaries) shall be considered independent, and (z) no person who, after becoming a director of Borrower or any of its Subsidiaries, becomes (i) a director or officer or other employee of Cadiz or any of its Affiliates (other than Borrower and its Subsidiaries) or (ii) an officer or other employee of Borrower or any of its Subsidiaries, shall be considered independent.

        5.8  MAINTENANCE OF SEPARATE EXISTENCE.

             5.8.1      Hold regular corporate meetings and
otherwise observe corporate formalities, and cause each of its Subsidiaries to observe corporate formalities.

             5.8.2 Maintain its assets, and cause the assets of each of its Subsidiaries to be maintained, separately from the assets of Cadiz or any Affiliate of Cadiz other than Borrower or its Subsidiaries, including, without limitation, by maintaining bank accounts separate from those maintained by Cadiz and such other Affiliates of Cadiz and by not commingling any such assets with those of Cadiz or any such other Affiliate of Cadiz.

             5.8.3 (a) Conduct, and cause each of its Subsidiaries to conduct, all business correspondence and other communications of Borrower or any of its Subsidiaries in Borrower's (or such Subsidiary's) own name, on its own stationery; (b) maintain a separately listed telephone number from that of Cadiz; and (c) otherwise present itself to the public as a Person separate from Cadiz, independently engaged in the businesses in which it is engaged in accordance with the provisions of the Loan Documents.

        5.9  MARKETING AGREEMENTS.  Maintain Marketing
Agreements with each Grower for whom Borrower provides marketing services, and keep in force, and diligently perform its obligations and enforce its rights under, all Marketing Agreements, including, without limitation, by all appropriate legal proceedings and without waiver or amendment except with Lender's prior written consent.

        5.10 FINANCIAL COVENANTS.

             5.10.1     WORKING CAPITAL.

                  (a)   Cause Working Capital at the end of
each fiscal year set forth below to be at least equal to the amount set forth opposite such fiscal year:




   FISCAL YEAR ENDING                 MINIMUM WORKING CAPITAL

   December 31, 1996                  $35.2 million
   December 31, 1997                   34.5 million
   December 31, 1998                   34.4 million
   December 31, 1999                   34.1 million
   December 31, 2000                   34.0 million
   December 31, 2001                   36.0 million
   December 31, 2002                   36.0 million
   December 31, 2003                   36.0 million
   December 31, 2004                   36.0 million
   December 31, 2005                   36.0 million

                  (b)   Cause Working Capital at the end of
each fiscal quarter set forth below to be at least equal to the amount set forth opposite fiscal quarter:

   FISCAL QUARTER ENDING              MINIMUM WORKING CAPITAL

   March 31 of any
   fiscal year                     $25.0 million

   June 30 of any
   fiscal year                      10.0 million

   September 30 of any
   fiscal year ending                  27.0 million


             5.10.2     CURRENT RATIO.

                  (a)   Cause the ratio of Current Assets to
Current Liabilities at the end of each fiscal year set forth below to be at least equal to the ratio set forth opposite such fiscal year:

   FISCAL YEAR ENDING                 MINIMUM RATIO

   December 31, 1996                  3.16 to 1
   December 31, 1997                  3.06 to 1
   December 31, 1998                  2.93 to 1
   December 31, 1999                  2.72 to 1
   December 31, 2000                  2.67 to 1
   December 31, 2001                  2.71 to 1
   December 31, 2002                  2.71 to 1
   December 31, 2003                  2.71 to 1
   December 31, 2004                  2.71 to 1
   December 31, 2005                  2.71 to 1

                  (b)   Cause the ratio of Current Assets to
Current Liabilities at the end of each fiscal quarter set forth below to be at least equal to the ratio set forth opposite such fiscal quarter:






   FISCAL QUARTER ENDING              MINIMUM RATIO

   March 31 of any
   fiscal year                     2.50 to 1

   June 30 of any
   fiscal year                     1.22 to 1

   September 30 of any
   fiscal year                     2.30 to 1

             5.10.3     DEBT SERVICE COVERAGE RATIO.  Cause the
Debt Service Coverage Ratio for each fiscal year set forth below to be at least equal to the ratio set forth opposite such fiscal year:

   FISCAL YEAR ENDING                 MINIMUM RATIO

   December 31, 1996                  0.68 to 1
   December 31, 1997                  1.01 to 1
   December 31, 1998                  1.16 to 1
   December 31, 1999                  1.12 to 1
   December 31, 2000                  1.05 to 1
   December 31, 2001                  1.25 to 1
   December 31, 2002                  1.25 to 1
   December 31, 2003                  1.25 to 1
   December 31, 2004                  1.25 to 1
   December 31, 2005                  1.25 to 1

             5.10.4     INTEREST COVERAGE RATIO.  Cause the
Interest Coverage Ratio for each fiscal year set forth below to be at least equal to the ratio set forth opposite such fiscal year:

   FISCAL YEAR ENDING                 MINIMUM RATIO

   December 31, 1996                  1.10 to 1
   December 31, 1997                  1.38 to 1
   December 31, 1998                  1.73 to 1
   December 31, 1999                  2.01 to 1
   December 31, 2000                  2.33 to 1
   December 31, 2001                  2.94 to 1
   December 31, 2002                  2.94 to 1
   December 31, 2003                  2.94 to 1
   December 31, 2004                  2.94 to 1
   December 31, 2005                  2.94 to 1

             5.10.5     DEBT TO EBITDA RATIO.  Cause the ratio of
(a) Consolidated Debt of Borrower and its Subsidiaries at the end of each fiscal year set forth below to (b) EBITDA for such fiscal year to be no greater than the ratio set forth opposite such fiscal year:

   FISCAL YEAR ENDING                 MAXIMUM RATIO

   December 31, 1996                  8.69 to 1
   December 31, 1997                  6.81 to 1
   December 31, 1998                  5.42 to 1
   December 31, 1999                  4.54 to 1
   December 31, 2000                  3.85 to 1
   December 31, 2001                  2.99 to 1
   December 31, 2002                  2.99 to 1
   December 31, 2003                  2.99 to 1
   December 31, 2004                  2.99 to 1
   December 31, 2005                  2.99 to 1

             5.10.6     TANGIBLE NET WORTH.  Cause Tangible Net
Worth at the end of each fiscal year set forth below to be at least equal to the amount set forth opposite such fiscal year:

   FISCAL YEAR ENDING                 MINIMUM TANGIBLE NET WORTH

   December 31, 1996                  $20.0 million
   December 31, 1997                   22.5 million
   December 31, 1998                   26.5 million
   December 31, 1999                   31.9 million
   December 31, 2000                   37.7 million
   December 31, 2001                   45.3 million
   December 31, 2002
   through December 31,
   2005 $45.3 million plus one hundred percent (100%) of the cumulative aggregate Consolidated Net
                                   Income of Borrower and its
                                   Subsidiaries for each fiscal
                                   year of Borrower beginning with
                                   and including fiscal year 2002.

             5.10.7     DEBT TO EQUITY RATIO.  Cause the ratio of
(a) Consolidated Debt of Borrower and its Subsidiaries at the end of each fiscal year set forth below to (b) Consolidated stockholders' equity of Borrower and its Subsidiaries at the end of such fiscal year, determined in accordance with GAAP consistent with GAAP used in the preparation of the Base Period Financial Statements, to be no greater than the ratio set forth opposite such fiscal year:

   FISCAL YEAR ENDING                 MAXIMUM RATIO

   December 31, 1996                  5.76 to 1
   December 31, 1997                  4.59 to 1
   December 31, 1998                  3.53 to 1
   December 31, 1999                  2.84 to 1
   December 31, 2000                  2.21 to 1
   December 31, 2001                  1.66 to 1
   December 31, 2002                  1.66 to 1
   December 31, 2003                  1.66 to 1
   December 31, 2004                  1.66 to 1
   December 31, 2005                  1.66 to 1

             5.10.8 COMPLIANCE. For purposes of determining Borrower's compliance with any of Sections 5.10.3, 5.10.4 and
5.10.5 with respect to the fiscal year ending December 31, 1996,
(a) all calculations shall be based on Borrower's (including Debtors') Consolidated operations for the entire calendar year 1996, excluding (i) the effects of (A) the Acquisition and (B) the application of purchase accounting; (ii) (A) adequate protection payments made in the Debtors' bankruptcy cases and recorded as expenses on the Debtors' income statement, (B) professional fees paid in connection with the Debtors' bankruptcy cases, (C) (without duplication of amounts excluded under clause (ii)(A)) expenses recorded by the Debtors to reflect increases in liabilities relating to (1) interest accruals at contracted default rates and contractually reimbursable costs and expenses (including, without limitation, professional fees) incurred by third parties, and (2) adjudication or settlement of claims against the Debtors in amounts greater than the amount recorded by the Debtors for such claims on their financial statements, and (D) income arising from the adjudication or settlement of claims against the Debtors in amounts less than the amounts recorded by the Debtors for such claims on their financial statements; and (b) interest expense for the period from January 1, 1996 through September 13, 1996 shall be deemed to be $11,227,374.

        5.11 REPORTING REQUIREMENTS. Furnish (or cause to be furnished) to Lender:

             5.11.1     BUSINESS PLAN; CROP DEVELOPMENT PLAN.

                  (a) No later than December 1 of each year,
(i) a final business plan for the fiscal year ending December 31 of the following calendar year, (A) (1) based on the then current Business Plan, revised to take into account asset sales, abandonments, new plantings and other known changes, (2) including any then available operating budgets for such succeeding fiscal year, (3) reflecting estimated maximum expenditures during such succeeding fiscal year in respect of Grower Advances, land leases and long term contracts for the purchase of packaging materials, chemicals and other supplies, based on then current contract negotiations, and (4) explaining in reasonable detail all variances from the then current Business Plan; and (B) certified by the Chief Financial Officer of Borrower as having been (1) approved by Borrower's Board of Directors in final form, (2) prepared on the basis of reasonable assumptions and (3) representing the good faith opinion of the Chief Executive Officer and the Chief Financial Officer of Borrower, at the time of delivery thereof to Lender, as to the course of business of Borrower during the period covered thereby; and (ii) a final crop development plan for the fiscal year ending December 31 of the following calendar year, in form and substance reasonably satisfactory to Lender, based on the then current Crop Development Plan, (A) revised to take into account asset sales, abandonments, new plantings and other known changes, and (B) explaining in reasonable detail all variances from the then current Crop Development Plan;

                  (b)   on June 1 and September 15 of each
year, commencing with 1997, a reforecast of Borrower's projected results for the fiscal year ending December 31 of such year, including a comparison to the projections included in the then current Business Plan;

                  (c)   promptly following each (i)
allocation or reallocation of costs or other amounts under the Cadiz Services Agreement, (ii) determination of any amount payable to or by Borrower under the Tax Sharing Agreement or (iii) determination of the annual rent payable under the Cadiz Lease, notice thereof; and

                  (d)   no later than two (2) Business Days
prior to effecting any payment from the Unsecured Claims Disbursement Account, notice of the amount to be so paid, together with evidence, reasonably satisfactory to Lender, that sufficient funds (i) have been made available to Borrower by Cadiz from the Unsecured Claims Reserve Account, as a Capital Contribution, and
(ii) are held in the Unsecured Claims Disbursement Account, to effect such payment.

             5.11.2     MONTHLY FINANCIAL STATEMENTS.   (a) With
respect to each of the fiscal months of Borrower ending on or before the first anniversary of the Effective Date (other than the last fiscal month of Borrower's fiscal year): (i) as soon as available and in any event within thirty (30) days after the end of each of such month, monthly and year to date financial statements, prepared in a manner consistent with those delivered by the Debtors during the year immediately preceding the Effective Date, and (ii) as soon as available and in any event within sixty (60) days after the end of each such month, monthly and year to date financial statements, prepared in accordance with GAAP consistent with GAAP applied in the preparation of the Base Period Financial Statements (subject to normal year end adjustments) and so certified by Borrower's Chief Financial Officer; and (b) with respect to each of Borrower's fiscal months ending after the first anniversary of the Effective Date (other than the last fiscal month of a fiscal year): as soon as available and in any event within thirty (30) days after the end of each such month, monthly and year to date financial statements, prepared in accordance with GAAP consistent with GAAP applied in the preparation of the Base Period Financial Statements (subject to normal year end adjustments) and so certified by Borrower's Chief Financial Officer. Such financial statements, whether delivered pursuant to clause (a) or clause (b) of this
Section 5.11.2, shall include profit and loss statements and a balance sheet of Borrower and its Subsidiaries, on a Consolidated basis, as of the end of such month, together with a comparison and reconciliation of Borrower's actual performance for such month to the then current Business Plan;

             5.11.3 ANNUAL FINANCIAL STATEMENTS. As soon as available and in any event no later than one hundred nine (109) days after the end of each of Borrower's fiscal years: (a) a consolidated and consolidating balance sheet of Borrower and its Subsidiaries as of the end of such fiscal year and (to the extent applicable) of the preceding fiscal year, (b) a consolidated and consolidating statement of income and retained earnings of Borrower and its Subsidiaries for such fiscal year and (to the extent applicable) each of the two preceding fiscal years, and (c) a consolidated statement of cash flows of Borrower and its Subsidiaries for such fiscal year and (to the extent applicable) each of the two preceding fiscal years, all in reasonable detail and stating in comparative form the respective consolidated and consolidating figures for the corresponding date and period in the prior fiscal year, and all prepared in accordance with GAAP consistently applied and certified without qualification as to going concern or scope by Price Waterhouse LLP or Deloitte & Touche LLP or other independent accountants selected by Borrower and reasonably acceptable to Lender;

             5.11.4 MANAGEMENT LETTERS. Promptly upon receipt thereof, copies of any reports submitted to Borrower or any of its Subsidiaries by independent certified public accountants in connection with the examination of the financial statements of Borrower or any of its Subsidiaries made by such accountants;

             5.11.5 CERTIFICATE OF NO DEFAULT. As soon as possible and in any event within fifty five (55) days after the end of each fiscal quarter of Borrower, a certificate of the Chief Executive Officer and the Chief Financial Officer of Borrower (accompanied by calculations sufficient in detail to establish compliance with each of the covenants set forth in each of (i) in the case of the first three quarters of any fiscal year, Sections 5.10.1(b) and 5.10.2(b), and (ii) in the case of the last quarter of a fiscal year, Sections 5.10.1(a), 5.10.2(a) and 5.10.3 through 5.10.7, 6.3.4, 6.4(a), 6.5.6 and 6.16) certifying that, to the best of their knowledge following diligent inquiry, no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto;

             5.11.6 NOTICE OF LITIGATION. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting Borrower or any of its Subsidiaries;

             5.11.7 NOTICE OF DEFAULTS AND EVENTS OF DEFAULT. Immediately upon obtaining knowledge of the occurrence of any Default or Event of Default, a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by Borrower with respect thereto;

             5.11.8 ERISA REPORTS. Promptly after the filing or receipt thereof, copies of all reports (including annual reports) and notices that Borrower or any Subsidiary of Borrower files with or receives from the PBGC or the U.S. Department of Labor under ERISA; and as soon as possible after Borrower or any Subsidiary of Borrower knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any ERISA Plan or that the PBGC or Borrower or any such Subsidiary has instituted or will institute proceedings under Title IV of ERISA to terminate any ERISA Plan, a certificate of the Chief Executive Officer setting forth details as to such Reportable Event or Prohibited Transaction or ERISA Plan termination and the action Borrower proposes to take with respect thereto;

             5.11.9 ENVIRONMENTAL MATTERS. Promptly after the receipt thereof, copies of any notice received from any governmental authority or other Person asserting that Borrower or any Subsidiary of Borrower is responsible or potentially responsible for any release or threatened release of any hazardous waste or hazardous substance (as such terms are defined in Section 4.14);

             5.11.10 DEBTORS' AUDITED FINANCIAL STATEMENTS. No later than October 25, 1996, audited financial statements for each of the fiscal years of Debtors ended December 31, 1994, and December 31, 1995, certified by Deloitte & Touche LLP or other independent accountants selected by Borrower and reasonably acceptable to Lender;

             5.11.11 PROPERTY SALES. No later than the date on which any sale of a Pre Identified Asset by Borrower or any Subsidiary of Borrower closes, a notice thereof, executed on behalf of Borrower by its Chief Executive Officer, certifying as to (i) the number of acres of farming acreage of each type listed on
Exhibit I included in such sale, and (ii) a computation of the Minimum Cash Balance reflecting such sale;

             5.11.12 BLYTHE RANCH CASH FLOW. No later than June 30 of each year, a certificate, executed on behalf of Borrower by its Chief Executive Officer and Chief Financial Officer, attaching, and certifying as to the accuracy and completeness of, (a) a calculation, in reasonable detail and using the methodology used in preparing the Blythe Ranch Projections, of the Blythe Ranch Cash Flow for the crop season then most recently ended, and (b) a comparison of such Blythe Ranch Cash Flow, and of the Blythe Ranch Cash Flow for any prior years covered by the Blythe Ranch Projections, to the Projected Blythe Ranch Cash Flow for each of such years and such prior years.

             5.11.13 NOTICES TO HANCOCK. Concurrently with the delivery thereof to John Hancock, a copy of each notice or other communication required to be delivered to John Hancock under the John Hancock Loan Documents; and

             5.11.14    GENERAL INFORMATION.  Such other
information respecting the condition or operations, financial or otherwise, of Borrower or any Subsidiary of Borrower as Lender may from time to time reasonably request, including, without limitation, updates of any or all of the Schedules hereto.

        5.12 CANCELLATION OF PREFERRED STOCK. No later than the date that is thirty (30) days after the Effective Date, cancel (without the payment of any amount, by way of dividend or other distribution thereon or otherwise) all outstanding shares of Borrower's preferred stock, including all rights to any accrued but unpaid dividends, and deliver to Lender copies, certified by Borrower's Secretary as true and complete copies of the originals, of all actions of Borrower's stockholder and board of directors giving effect to such cancellation.

        5.13 SALE OF BLYTHE RANCH. When and as provided in Part
2 of the Minimum Release Price Schedule (but subject to Section 6.6.3): promptly commence (and thereafter continue) diligent efforts to sell Blythe Ranch, marketing it (x) actively and extensively, (y) to as broad a range of potential purchasers as is reasonably possible and (z) in a manner designed to consummate the sale of Blythe Ranch at a purchase price equal to or greater than the Blythe Ranch Release Price. Provided that Borrower has, in Lender's judgment (reasonably applied), made diligent efforts to market Blythe Ranch to Persons other than Affiliates of Cadiz, Borrower may, with Lender's prior written consent, not to be unreasonably withheld or delayed, sell Blythe Ranch to Cadiz at a price equal to the higher of (p) the Blythe Ranch Release Price and
(q) the highest bona fide offer for Blythe Ranch, if any, received from a Person other than an Affiliate of Cadiz.

        5.14 AAI. No later than December 13, 1996, (a) cause the pending bankruptcy proceedings of AAI to be dismissed in accordance with the Bankruptcy Code, and (b) deliver to Lender, and cause AAI to execute and deliver to Lender, each of the documents that would have been required to be delivered by or with respect to AAI as a condition precedent to the effectiveness of Section 2 but for the proviso set forth in the first paragraph of Section 3; and
(b) take each of the acts with respect to AAI, and cause AAI to take each of the acts AAI would have been required to take, as a condition precedent to the effectiveness of Section 2 but for the proviso set forth in the first paragraph of Section 3.

        5.15 PACA LICENSE. No later than October 15, 1996, (a) obtain the license from the United States Department of Agriculture the issuance of which was provided for under the commitment delivered pursuant to Section 3.18, and (b) deliver a copy thereof to Lender.

        5.16 LEGAL OPINION. No later than November 15, 1996, deliver to Lender an opinion of Miller & Holguin (a) as to whether or not the capital stock of each of Borrower's Subsidiaries has been duly authorized and validly issued and is fully paid and nonassessable; and (b) if the capital stock of any Subsidiary of Borrower is not duly authorized and validly issued, or is not fully paid and nonassessable, explaining the reasons for such opinion.

        5.17 LEASEHOLD DOCUMENTS. Use reasonably diligent efforts to obtain and to deliver to Lender, by October 15, 1996, each of the Amendments to Lease With Lender Cure Rights and related memoranda of leases that were not delivered on the Effective Date, together with the related Leasehold Deed of Trust.

        5.18 FURTHER ASSURANCES. Execute, deliver, record, register and file or take, and cause each of its Subsidiaries to execute, deliver, record, register and file or take, all such notices, statements and other documents and other steps, including but not limited to the amendment of the Loan Documents and any financing statements prepared thereunder, as may be reasonably necessary or advisable, or that Lender may reasonably request, to render fully valid and enforceable, under all applicable laws, the rights, Liens and priorities of Lender with respect to all security from time to time furnished under this Agreement or any other Loan Document or intended to be so furnished or otherwise in order more fully to carry out the provisions and intentions of this Agreement, in each case in such form and at such times as shall be reasonably satisfactory to Lender; and, without limiting the generality of the foregoing: if any Collateral (or collateral subject to a security interest created pursuant to the Security Document) is evidenced by a promissory note, negotiable document, chattel paper or instrument, deliver and pledge to Lender hereunder or under the relevant Security Document (or cause the relevant Guarantor to deliver and pledge to Lender pursuant to the relevant Security Document) such note, document, chattel paper or instrument, duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Lender.

        5.19 ACCESS TO INFORMATION. At any time and from time to time, permit (and cause each of its Subsidiaries to permit) Lender, or any agent or representative of or consultant to Lender or its counsel (including, without limitation, any employee, principal or other representative of any consultant to Lender or its counsel), the reasonable costs of which shall be paid by Borrower within ten (10) days after Lender's demand, to examine and make copies of and abstracts from the records and books of account of, and visit the real property and other assets of, Borrower and any of its Subsidiaries, and to discuss the status of the growing crops and the affairs, finances and accounts of Borrower and its Subsidiaries, with any of their respective officers, directors or other personnel and their respective independent accountants. This
Section 5.14 shall constitute Borrower's irrevocable authorization and direction to such officers, directors, other personnel and independent accountants to make such records available and to discuss such matters with Lender or its representatives.

   6. NEGATIVE COVENANTS. So long as the Note or any other amount payable by Borrower under any of the Loan Documents shall remain unpaid, Borrower agrees that it shall not:

        6.1 INACTIVE SUBSIDIARIES. Cause or permit (a) either of Sun Harvest, Inc. and Pacific Farm Service, Inc., unless and until it is restored to the status of a corporation validly existing and qualified to do business and in good standing under the laws of the State of California, to enter into any transaction whatsoever; or (b) Sun World (Europe) B.V., or any other Subsidiary of Borrower described on Schedule 4.3 as being inactive to acquire or dispose of any assets or to enter into any other transaction that would be material with respect to such Subsidiary.

        6.2 LIENS AND CLAIMS. Create, incur, assume or suffer to exist, or permit any Subsidiary of Borrower to create, incur, assume or suffer to exist:

             6.2.1 any Lien or claim with respect to any of such Person's properties that would be pari passu with or senior to the Liens in favor of Lender provided for herein or Lender's claim against Borrower in respect of the obligations arising under this Agreement and the other Loan Documents, other than (a) such senior Liens as may be expressly permitted by Lender, as listed in the title policy endorsements delivered to Lender in accordance with
Section 3.15; (b) Liens that were prior to Lender's pre petition Liens as of the Petition Date, securing an amount not in excess of the principal amount thereof as of the Effective Date, as reduced from time to time by any payments of principal made thereon, and accrued and unpaid interest thereon and other costs, expenses and fees and other amounts payable under the documentation governing the obligations secured thereby; (c) the John Hancock Liens, to the extent such Liens (i) are permitted to exist under Section 6.2.2(f) and (ii) have priority over the Liens in favor of Lender pursuant to the Intercreditor Agreement; (d) purchase money security interests in personal property (i) securing purchase money Debt incurred after the Effective Date in accordance with the provisions of this Agreement, in an amount not in excess of the original principal amount thereof, as reduced from time to time by any payments of principal made thereon, and accrued and unpaid interest thereon and other costs, expenses and fees and other amounts payable under the documentation governing such Debt, and (ii) covering only the property so acquired; and (e) Liens described in
Section 6.2.2(b), 6.2.2(c) or 6.2.2(e), in any such case, to the extent such Liens (i) are permitted to exist under such Section and
(ii) have priority over the Liens in favor of Lender by operation of law;

             6.2.2 any other Lien with respect to any of such Person's properties, except for the following:

                  (a)   Liens in favor of Lender;

                  (b)   Liens, other than Recorded Tax Liens,
for taxes or assessments or other government charges or levies that are not yet due and payable or, if due and payable, that are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained;

                  (c)   Liens imposed by law, such as
producers', mechanics', materialmen's, landlords', warehousemen's, carriers' and agricultural Liens (including, without limitation, the rights of growers and vendors of perishable farm products under
PACA), and other similar Liens, securing obligations incurred in the ordinary course of business, provided that the aggregate amount of such Liens that are both (i) more than thirty (30) days past due and (ii) not being contested in good faith by appropriate proceedings, for which appropriate reserves have been established, does not exceed $100,000;

                  (d)   Liens under worker's compensation,
unemployment insurance, social security, or similar legislation;

                  (e)   Liens, deposits, or pledges, in any
case, made in the ordinary course of business, to secure (i) the performance of bids, tenders, contracts (other than contracts for the payment of money), or public or statutory obligations; (ii) surety, stay, appeal, indemnity, performance, or other similar bonds (including Borrower's pledge of cash collateral, in an amount not exceeding $1,180,000, to the Department of Agriculture or to the issuer of any bond delivered to the Department of Agriculture in lieu of a cash deposit, as required to obtain the issuance of (or to maintain thereafter) Borrower's license under PACA); or
(iii) other similar obligations.

                  (f)   the John Hancock Liens securing the
John Hancock Obligations in an amount not in excess of (i) the principal amount thereof as of the Effective Date, as reduced from time to time by any payments of principal made thereon (but without limiting in any manner the provisions of Section 6.7 and subject to an increase, on a single occasion, in the amount of $2,000,000 arising from John Hancock's making of a re advance to Borrower in that amount (the "John Hancock Re Advance") in connection with Lender's making of the Re Advance), and (ii) accrued and unpaid interest thereon (including, when applicable under the John Hancock Loan Documents, interest at the Default Rate provided for therein) and (iii) other costs, expenses and fees and other amounts that, under the John Hancock Loan Documents, are (A) payable by any Debtor (as defined in the John Hancock Credit Agreement ("John Hancock Debtor")) and (B) secured by the John Hancock Liens, including, but not limited to: (W) any late charges or Make Whole Amounts or other prepayment premiums, (X) any and all amounts advanced by Hancock for the protection or preservation of property subject to the John Hancock Liens, including, but not limited to, payment of real property taxes and assessments, insurance premiums, attorneys' fees, fees for receivers, consultants' fees, and all other fees, costs or expenses incurred or expended by John Hancock in connection with the enforcement of any rights, remedies or options it may have under the John Hancock Loan Documents; (Y) any environmental damages due under any secured environmental indemnity agreement; and (Z) any damages, claims, actions or causes of actions that John Hancock may have against the John Hancock Debtors; but not (x) the grant by Borrower or any of its Subsidiaries to John Hancock of additional security in respect of environmental issues, or (y) any other extension of the John Hancock Liens to other property, except for After Acquired Property (as defined in the John Hancock Credit Agreement as in effect on the Effective Date) and proceeds of property subject to the John Hancock Liens as permitted hereunder;

                  (g)   any other Lien listed on Schedule
4.5.1 (including the Lien on an undivided one half interest in Blythe Ranch and related fixtures and equipment granted to Zenith pursuant to the Plan), securing the obligation it is identified as securing thereon, in an amount not in excess of the principal amount thereof as of the Effective Date (as indicated on Schedule 4.5.1, if so indicated), as reduced from time to time by any payments of principal made thereon (but without limiting in any manner the provisions of Section 6.7), and accrued and unpaid interest thereon, but not the extension of such Liens to other property, except for proceeds of property subject to such Lien as of the Effective Date; or

                  (h)   Easements, rights of way,
restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment by Borrower or any Subsidiary of Borrower of any real property or other property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto.

        6.3 DEBT. Create, incur, assume, or suffer to exist, or permit any Subsidiary of Borrower to create, incur, assume, or suffer to exist, any trade debt, any unfunded liabilities under ERISA Plans, or any Debt of any kind (including, without limitation, under any Capitalized Lease), other than:

             6.3.1 (a) the obligations of Borrower to Lender under the Loan Documents; (b) the John Hancock Obligations, provided that the principal amount thereof shall not exceed the principal amount thereof as of the Effective Date, as reduced from time to time by any payments of principal made thereon (but without limiting in any manner the provisions of Section 6.7 and subject to an increase, on a single occasion, in the amount of $2,000,000 arising from John Hancock's making of the John Hancock Re Advance); and (c) other Debt that exists as of the Effective Date and is listed on Schedule 4.5.1, provided that the principal amount thereof shall not exceed the principal amount thereof as of the Effective Date, as reduced from time to time by any payments of principal made thereon (but without limiting in any manner the provisions of Section 6.7);

             6.3.2 accounts payable to trade creditors for goods or services which are not aged more than one hundred twenty
(120) days from billing date, and current operating liabilities (other than for borrowed money), in each case incurred in the ordinary course of business; provided that the aggregate amount of such accounts payable or other current operating liabilities that are both (a) more than sixty (60) days past due and (b) not being contested in good faith by appropriate acts or proceedings, for which appropriate reserves have been established, does not exceed $100,000;

             6.3.3      current liabilities with respect to
unfunded vested benefits under any ERISA Plan that are not material in amount; or

             6.3.4 Debt (a) incurred from and after January 1, 1997, in an aggregate amount not exceeding, in any fiscal year of Borrower, the lesser of (i) $1,500,000, and (ii) the excess, if any, of (A) Borrower's consolidated Capital Expenditures for such fiscal year over (B) Borrower's consolidated Capital Expenditures for such fiscal year used to improve or maintain assets subject to the John Hancock Liens or to acquire assets that, upon Borrower's (or the acquiring Subsidiary's) acquisition of rights therein, become subject to the John Hancock Liens, (b) owed to vendors in respect of personal property (other than property the cost of which constitutes a Crop Development Cost), not previously owned by Borrower, any Subsidiary of Borrower or Cadiz or any other Subsidiary or Affiliate of Cadiz, purchased from such vendors and as to which, in respect of any individual acquisition: (w) the amount of the related Debt does not exceed the fair market value of the property so acquired, (x) the terms of such Debt require the payment of regular installments of principal that approximate, in the reasonable good faith judgment of the Chief Financial Officer, the diminution in the fair market value of such property over time,
(y) any Lien securing such Debt is limited to the property so acquired, and (z) if such Debt had been incurred on the first day of the fiscal year preceding the fiscal year in which it is actually incurred, Borrower would have been in compliance, as of the last day of such preceding fiscal year, with each of the financial covenants contained in Section 5.10 required to be measured as of the last day of such preceding fiscal year.

        6.4  LEASES; OTHER ACQUISITIONS.

             (a) Create, incur, assume, or suffer to exist, or permit any Subsidiary of Borrower to create, incur, assume, or suffer to exist, any obligation (as lessee, licensee or otherwise) for the rental, hire or use of (i) any personal property, other than in the ordinary course of business; or (ii) any real property, other than (A) (1) to replace Land owned or leased as of the Effective Date (or Land subsequently leased to replace such Land in accordance with this Section 6.4) for the growing of row crops and
(2) provided that (a) the then current Business Plan calls for such row crops to continue to be grown in quantities necessitating Borrower's entry into such replacement lease, (b) the lessor thereunder agrees to place a memorandum of such lease of record, and (c) Borrower executes and acknowledges (or causes to be so executed and acknowledged), and causes to be recorded, both a Leasehold Deed of Trust and an Amendment to Lease with Lender Cure Rights with respect thereto; or (B) temporary rentals in the ordinary course of business for the storage of equipment or inventory and like purposes, provided that aggregate rentals paid or incurred by Borrower and its Subsidiaries under such leases during any fiscal year of Borrower do not exceed $100,000; or

             (b) acquire, or permit any Subsidiary of Borrower to acquire, any fee interest in real property.

        6.5  DIVIDENDS; DISTRIBUTIONS; OTHER PAYMENTS AND
ACTIONS.

             6.5.1 Declare or pay any dividends or other distributions, of any nature whatsoever (other than dividends or distributions payable solely in shares of Borrower's common stock), on any shares of Borrower's capital stock, or purchase, redeem or otherwise retire any shares of Borrower's capital stock, or agree to do so; provided, however, that, provided that there shall not have occurred and then be continuing (or would exist immediately thereafter) any Default or Event of Default, Borrower may distribute the Re Advance and the John Hancock Re Advance to Cadiz;


             6.5.2 pay to Cadiz on a Consolidated basis, in respect of management services provided under the Cadiz Services
Agreement, an amount in excess of $375,000 per calendar quarter;

             6.5.3 (a) at any time during (i) the period commencing on the first day of the Deferral Period and ending on the date on which all interest accrued in respect of the Restructured Loan during the Deferral Period has been paid in full or (ii) during the continuance of any Default or Event of Default: pay (or cause to be paid) any amount to Cadiz (or any Subsidiary of Cadiz that is not a Subsidiary of Borrower) in respect of any obligation, including, without limitation, any amount due under the Cadiz Services Agreement, the Tax Sharing Agreement or the Cadiz Lease; or (b) pay, prior to the due date thereof, any amount owed under the Cadiz Services Agreement, the Tax Sharing Agreement, the Cadiz Lease or any other agreement with Cadiz or any Subsidiary of Cadiz that is not a Subsidiary of Borrower;

             6.5.4 pay, or permit any Subsidiary of Borrower to pay, any amount in respect of any Class 6 Claim or Class 8 Claim (including, without limitation, any amount payable to LSL Biotechnologies, Inc., pursuant to a settlement of its claims or otherwise, with respect to its pre petition claims against the Debtors) except (a) from funds transferred to the Unsecured Claims Disbursement Account from the Unsecured Claims Reserve Account, as a Capital Contribution by Cadiz to Borrower, and (b) following compliance with Section 5.11.1(d), or pay or incur (or permit any Subsidiary of Borrower to pay or incur) any expense of resolving any Disputed Claim (as defined in the Plan);

             6.5.5      issue any securities other than common
stock; or

             6.5.6 pay, or permit any Subsidiary of Borrower to pay, any amount to any Grower in the nature of a "rendering up" payment; provided, however, that this provision shall not prohibit Borrower and its Subsidiaries from making payments to Growers, not exceeding $150,000 in the aggregate for all Growers during any calendar year, in respect of (a) produce damaged, or other errors or omissions in the marketing of produce, by Borrower or any of its Subsidiaries, or (b) the failure of any buyer of a Grower's produce to pay the purchase price in full where, under the relevant Marketing Agreement, the risk of such nonpayment has been assumed by Borrower.

        6.6 DISPOSITIONS OF ASSETS. Sell, lease, assign, transfer, or otherwise dispose of, or permit any Subsidiary of Borrower to sell, lease, assign, transfer, or otherwise dispose of, any asset, including, without limitation, any shares of any capital stock of any Subsidiary of such Person and Water Rights; provided that:

             6.6.1 Borrower and its Subsidiaries may, in the ordinary course of business and on commercially reasonable terms,
(a) sell inventory, (b) effect Permitted Water Sales or (c) license Trademarks or Patents to third parties;

             6.6.2      Borrower and its Subsidiaries may lease
real property to others in the ordinary course of business, for a term (including all extensions and renewals) not to exceed three
(3) years;

             6.6.3 Provided that Borrower causes to be paid to Lender, from escrow, the amount required to be paid to Lender under
Section 2.4.1(d), Borrower may sell Blythe Ranch at a price, payable in cash at the close of sale, equal to at least the Blythe Ranch Release Price; and

             6.6.4      (a)     Subject to Sections 6.6.4(b) and (c),
Borrower may sell any asset listed on the Minimum Release Price Schedule ("Pre Identified Asset"; provided that such term shall exclude Blythe Ranch), at a price equal to at least the Minimum
Sales Price for such Pre Identified Asset and on terms requiring that the full sales price be paid, in cash, by the close of sale.

                  (b)   Asset Sales Proceeds from any sale
permitted under Section 6.6.4(a) shall be paid to John Hancock to be applied to reduction of the principal of the John Hancock
Obligations, as follows:

                        (i)     if the relevant Pre Identified
Asset is sold on or before the third anniversary of the Effective Date, (x) 50% towards the payment of the next required installments of principal due under the John Hancock Obligations, in the order of their maturity, and (y) 50% toward the payment of the installments (including the final balloon payment) of principal due under the John Hancock Obligations in the inverse order of their maturity, until an aggregate amount of $30,000,000 has been so applied in accordance with this clause (i); provided that (p) no more than $25,000,000 in Asset Sales Proceeds from the sale of Tier A Pre Identified Assets shall be so applied; and (q) if such Asset Sales Proceeds are received:

                                (A)   at a time when the John Hancock
Obligations have been accelerated; or

                                (B)   at a time when (1) there has
occurred any default in (a) the payment when due of any scheduled installment of principal or interest under the John Hancock Obligations, or (b) the payment, within ten (10) days after written demand therefor, of other amounts due under the John Hancock Obligations aggregating at least $250,000, and (2) the overdue payment(s) have not been made (from funds other than such Asset Sales Proceeds); or

                                (C)   at a time when the Restructured
Loan has been accelerated and such acceleration has not been rescinded; or

                                (D)   after the occurrence of any of
the following:

                                   (1)     the receipt by Lender, and
application by Lender to the payment of the obligations of Borrower under the Loan Documents, of any dividends, cash, securities, instruments or other property or distributions under Section 3 of the Stock Pledge Agreement executed by Cadiz in favor of Lender, or the exercise (by proxy or otherwise) by Lender of any voting or other consensual rights with respect to the stock of Borrower pursuant to Section 4 of such Stock Pledge Agreement,

                                   (2)     the exercise by Lender,
prior to acceleration of the Restructured Loan, of any right or remedy arising upon or after a Default that (a) results in Borrower's loss of use or control of any assets (other than the Cash Account or the cash therein) such that Borrower is rendered unable to conduct business substantially in the ordinary course, or
(b) constitutes a liquidation by Lender of any material assets (other than property subject to the John Hancock Liens) into cash proceeds for the benefit of Lender, or

                                   (3)     the exercise by Lender of
any right of set off Lender may have with respect to assets of Borrower or any Subsidiary of Borrower, under Section 8.9 or otherwise;

then John Hancock may allocate the entire amount of such Asset
Sales Proceeds to the payment of amounts due under the John Hancock Obligations in accordance with the provisions of the John Hancock
Loan Documents; and

                      (ii)      to the extent that (A) Asset
Sales Proceeds from the sale of Tier A Pre Identified Assets exceed $25,000,000, (B) Asset Sales Proceeds from all sales of Pre Identified Assets (other than that portion of Asset Sales Proceeds from the sale of Tier A Pre Identified Assets in excess of $25,000,000) exceed $30,000,000, or (C) the relevant Pre Identified Asset is sold after the third anniversary of the Effective Date, toward the payment of the installments of principal (including the final balloon payment) due under the John Hancock Obligations in the inverse order of their maturity.
For purposes of this Agreement, a Pre Identified Asset shall be deemed to have been "sold" on or before the third anniversary of the Effective Date if (r) the sale of such Pre Identified Asset closes on or before such third anniversary, or (s) (A) a contract for the sale of such Pre Identified Asset has been executed and delivered, and an escrow for such sale has been opened, on or before the third anniversary of the Effective Date, and (B) such sale closes on or before the date that is six months after the date on which escrow was opened.

                  (c)   Notwithstanding the foregoing, if any
sale of a Pre Identified Asset permitted under Section 6.6.4 includes a sale of crops growing on such Pre Identified Asset at the time of closing of such sale: (i) Borrower (or the relevant Subsidiary) and the purchaser shall agree upon in good faith and on arm's length terms, and reflect in writing, a separate purchase price for such growing crops (the "Crop Value"); and (ii) if the Crop Value is less than 80% of the Funded Crop Costs allocable to such Pre Identified Asset, then Borrower (or relevant Subsidiary, if applicable) shall not sell such Pre Identified Asset together with such growing crops except with Lender's express prior written consent.

        6.7  PAYMENTS OF DEBT; OTHER OBLIGATIONS.

             6.7.1 Prepay, or permit any Subsidiary of Borrower to prepay, any amount in respect of any Debt other than
(a) the Restructured Loan; (b) solely from Asset Sales Proceeds as permitted under Section 6.6.4, the John Hancock Obligations (and, without limiting the generality of the foregoing, no prepayment of the John Hancock Obligations shall be effected in connection with any "Change of Control," as defined in the John Hancock Credit Agreement); or (c) solely from the net proceeds of a sale of Blythe Ranch permitted under Section 6.6.3, the Zenith Note;

             6.7.2      Except with Lender's prior written consent:
(a) consent, or permit any Subsidiary of Borrower to consent, to any amendment, modification, supplement, waiver or termination of any of the documentation governing any Debt, or (b) enter into, or otherwise agree to, any settlement of claims asserted by or against LSL Biotechnologies, Inc.;

             6.7.3 (a) Pay, or permit any Subsidiary of Borrower to pay, more than three (3) days prior to its due date, any amount due in respect of an operating lease, or (b) pay, or permit any Subsidiary to pay, prior to the date that is twenty five
(25) days after the date of the relevant invoice, any amount due under an account payable owed to a trade creditor, except to the extent that such payment would be made prior to such date in the ordinary course of Borrower's or such Subsidiary's business; or (c) taking into account Borrower's and its Subsidiaries' reasonably expected seasonal requirements in the ordinary course of business, make any other expenditure of cash that would give rise to current assets outside the ordinary course of business.

        6.8 GUARANTIES. Assume, guaranty, endorse, or otherwise be or become directly or contingently responsible or liable, or permit any Subsidiary of Borrower to assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods, or services, or to supply or advance any funds, assets, goods, or services, or to maintain or cause such Person to maintain a minimum working capital or net worth, or otherwise to assure the creditors of any Person against loss) for obligations of any Person (any of the foregoing, a "Guaranty"), except (i) Guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; (ii) the assumption by Borrower, pursuant to Marketing Agreements entered into in the ordinary course of business, of the risk of nonpayment by buyers of produce marketed by Borrower on behalf of Growers, (iii) Guaranties by Borrower of any Debt of any of its wholly owned Subsidiaries, if such Debt exists, or is incurred, in accordance with the provisions of this Agreement; (iv) the Guaranties of the John Hancock Obligations, as required under the John Hancock Credit Agreement, by Sun Desert and by those other Subsidiaries of Borrower the stock of which constitutes the Dual Pledged Securities; and (v) Guaranties in favor of Lender.

        6.9  INVESTMENTS; FUNDS.

             6.9.1      INVESTMENTS.  Make, or permit any
Subsidiary of Borrower to make, any loan or advance to any Person, or purchase or otherwise acquire, or permit any such Subsidiary to purchase or otherwise acquire, any capital stock, obligations, or other securities of, make any Capital Contribution to, or otherwise invest in or acquire all or substantially all of the assets or the business of any Person, or acquire any interest in any Person (each, an "Investment"), except: (a) Permitted Cash Investments held in a custodial account with the Bankers Trust Company, or another financial institution reasonably acceptable to Lender, in which Lender holds a perfected Lien; (b) investments existing as of the Effective Date and listed on Schedule 4.4; (c) advances by Borrower to any of its Subsidiaries consisting of the payment, on behalf of such Subsidiary, of expenses incurred in the ordinary course of such Subsidiary's business; (d) (i) the performance, by the employees of Borrower, in a prudent manner consistent with standard industry practices, of harvest, haul and pack services for any Grower, or (ii) the payment by Borrower of a Grower's labor expenses incurred in harvesting a crop to be marketed by Borrower, in each case, pursuant to a Marketing Agreement permitting Borrower to deduct its charges for such services or to deduct amounts so advanced by Borrower in respect of harvesting expenses before remitting to such Grower such Grower's share of the proceeds of sale of produce subject to such Marketing Agreement; and (e) Investments consisting of (i) working capital "grower advances", in accordance with standard industry practice ("Grower Advances"), (A)
(1) to growers located in the United States that at the time of their entry into Marketing Agreements are not, and have not previously been, Affiliates of Borrower or any Debtor, provided that such Grower Advances are secured by a perfected security interest of first priority in those crops and such perfected security interest is assigned to Lender, or (2) to Growers located in Mexico, Chile or South Africa, made substantially in accordance with the Foreign Grower Policies and Procedures (but in an aggregate amount, for all such Growers, in no event in excess of the then current maximum aggregate amount set forth in the Foreign Grower Policies and Procedures); (B) solely pursuant to Marketing Agreements that permit Borrower to deduct all amounts owed to it before remitting to such Growers their respective shares of the proceeds of sale of crops marketed pursuant to such Marketing Agreements; and (C) provided that such advances are used by the Growers to finance their respective working capital needs directly relating to the crops subject to such Marketing Agreements; or (ii) advances in the form of seed provided to Growers (A) made substantially in accordance with the Foreign Grower Policies and Procedures; (B) solely pursuant to Marketing Agreements that permit Borrower to deduct all amounts owed to it before remitting to such Growers their respective shares of the proceeds of sale of crops marketed pursuant to such Marketing Agreements; (C) in an amount, in each instance, that is commercially reasonable for a single crop cycle; and (D) provided that such seed is used by such Growers to produce a crop that will be marketed by Borrower pursuant to a Marketing Agreement in effect at the time of such advance.

             6.9.2 SUBSIDIARIES; JOINT VENTURES. (a) Create or acquire, or permit any Subsidiary of Borrower to create or acquire, any Subsidiary; or (b) enter into or remain a party to, or permit and Subsidiary of Borrower to enter into or remain a party to, any Joint Venture other than (i) Joint Ventures consisting of partnerships existing as of the Effective Date and listed on
Schedule 4.4, and (ii) Joint Ventures with Growers relating to the production and sale of row crops, entered into in the ordinary course of business and substantially in accordance with Debtors' past practices.

             6.9.3 FUNDS. (a) Except (i) to the extent of funds required under the Plan to be transferred by or on behalf of Cadiz into the Unsecured Claims Disbursement Account, and (ii) subject to the provisions of any escrow opened in connection with a permitted sale of Collateral: maintain, make or cause, or permit any Subsidiary of Borrower to maintain, make or cause, any deposit of funds of such Person into an account other than one in which Lender holds a perfected, first priority Lien; or (b) except with the Lender's prior written consent, amend, modify, cancel, terminate or replace the Concentration Account Agreement.

        6.10 MERGERS AND CONSOLIDATIONS. Merge (whether as the disappearing or the surviving Person) or consolidate with, or sell, assign, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or permit any Subsidiary of Borrower to do so.

        6.11 TRANSACTIONS WITH INSIDERS OR AFFILIATES.

             6.11.1 (a) Enter into or continue any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate (including, without limitation, Cadiz), or permit any Subsidiary of Borrower to enter into or continue any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except (i) if otherwise not prohibited by this Agreement and with an Affiliate that is (A) Borrower or a Subsidiary of Borrower, or (B) an Affiliate of Cadiz that owns ten percent (10%) or less of the outstanding voting securities of Cadiz: (x) upon fair and reasonable terms no less favorable to Borrower or such Subsidiary than those which would obtain in a comparable arm's length transaction with a Person not an Affiliate and (y) in the ordinary course of Borrower's (or such Subsidiary's) business; or (ii) if such Affiliate is (A) Cadiz or a Subsidiary of Cadiz other than Borrower or any of its Subsidiaries, or (B) an Affiliate of Cadiz that owns more than ten percent (10%) of the outstanding voting securities of Cadiz: (X) pursuant to a Marketing Agreement upon fair and reasonable terms no less favorable to Borrower or such Subsidiary than those which would obtain in a comparable arm's length transaction with a Person not an Affiliate, or (Y) in accordance with the Cadiz Services Agreement, the Tax Sharing Agreement or the Cadiz Lease; or (b) except with Lender's prior written consent, amend, supplement or otherwise modify the Cadiz Services Agreement, the Tax Sharing Agreement or the Cadiz Lease in any respect. Without limiting the generality of the foregoing, Borrower shall not (x) cause or permit Cadiz or any Affiliate of Cadiz to be involved in the day to day management of Borrower; or
(y) grant, or permit any Subsidiary of Borrower to grant, Howard Marguleas authority to (i) act as an agent for Borrower or any Subsidiary with authority to bind such Person, or (ii) exercise control over the disposition of any funds of Borrower or any Subsidiary or otherwise to engage in the management of Borrower's or any of its Subsidiary's financial affairs.

             6.11.2 Except in accordance with the Cadiz Services Agreement, the Tax Sharing Agreement or the Cadiz Lease, permit, or permit any Subsidiary of Borrower to permit, Cadiz or any Affiliate of Cadiz other than Borrower or its Subsidiaries, to
(a) pay Borrower's or such Subsidiary's expenses; (b) except to the extent expressly provided in the Loan Documents, guaranty Borrower's (or any Subsidiary's) obligations; or (c) advance funds to Borrower or such Subsidiary, for the payment of expenses or otherwise; provided, however, that Cadiz may from time to time make Capital Contributions to Borrower (including, without limitation, in connection with the transfer of funds into the Unsecured Claims Reserve Account as required to comply with its obligations under the Plan).

             6.11.3 (a) Act, or permit any Subsidiary of Borrower to act, as agent for Cadiz, or (b) except in accordance with either the Cadiz Services Agreement or the Tax Sharing Agreement, take any action or permit any action to be taken on its behalf, or permit any Subsidiary of Borrower to take any action or permit any action to be taken on its behalf (or, in either such case, fail to take any action or cause any action to be taken on its behalf) if the effect of taking or not taking such action, as the case may be, could result in Borrower's being substantively consolidated in the estate of another Person in the event of a bankruptcy or insolvency of any such Person.

        6.12 STOCK OF SUBSIDIARIES. Sell or otherwise dispose of any shares of capital stock of any Subsidiary of Borrower, or permit any Subsidiary of Borrower to issue any additional shares of its capital stock.

        6.13 AMENDMENTS TO GOVERNING DOCUMENTS OR PLANS. (a) Amend, or permit any Subsidiary of Borrower to amend, the articles or certificate of incorporation or bylaws, or the partnership agreement, of Borrower or any Subsidiary of Borrower; or (b) except with Lender's prior written consent (not to be unreasonably withheld), amend the then current Business Plan or Crop Development Plan.

        6.14 CHANGES IN BUSINESS. Engage, or permit any Subsidiary of Borrower to engage, in any line of business in which the Debtors did not historically engage during the twelve months preceding the date of this Agreement; or, except with Lender's prior written consent (which shall not be unreasonably withheld) deviate, or permit any Subsidiary of Borrower to deviate, materially from the then current Business Plan.

        6.15 CAPITAL EXPENDITURES; RESEARCH AND DEVELOPMENT EXPENDITURES. Make or incur, or permit any Subsidiary of Borrower to make or incur, any (a) Capital Expenditure (i) during the period commencing on the Effective Date and ending December 31, 1996, to the extent that, including such Capital Expenditure, Aggregate Capital Expenditures made or incurred on or after the Effective Date by Borrower or any of its Subsidiaries, would exceed $1,538,000; or (ii) in any fiscal year commencing with the fiscal year ending December 31, 1997, to the extent that, including such Capital Expenditure, Aggregate Capital Expenditures made or incurred during such fiscal year would exceed the sum of (A) $4,000,000, and (B) the Capital Expenditure Rollover Amount applicable to such fiscal year; or (b) Research and Development Expenditure (i) during the period commencing on the Effective Date and ending December 31, 1996, to the extent that such Research and Development Expenditure, when aggregated with all other Research and Development Expenditures made or incurred on or after the Effective Date by Borrower or any of its Subsidiaries, would exceed $300,000; or (ii) in any fiscal year commencing with the fiscal year ending December 31, 1997, to the extent that such Research and Development Expenditure, when aggregated with all other Research and Development Expenditures made or incurred during such fiscal year, would exceed the sum of (A) $1,100,000 plus (B) for each fiscal year commencing with the fiscal year ending December 31, 1998, the product of (1) $50,000 times (2) the number of fiscal years of Borrower that have commenced since January 1, 1998.

        6.16 CERTAIN OBLIGATIONS. Enter into or otherwise incur, or permit to exist, any obligation in respect of any interest rate or currency swap, collar, floor or cap or other similar agreement, whether or not such agreement would be accounted for as a hedging obligation under GAAP.

        6.17 CHANGE IN CHIEF EXECUTIVE OFFICES. Move its chief executive office to a state other than California, or permit any Subsidiary of Borrower to move its chief executive office to a state other than California.

        6.18 CHANGE IN FISCAL YEAR.  Change Borrower's or any
Subsidiary's fiscal year to one ending on a date other than December 31.

        6.19 INSPECTION POLICIES AND PROCEDURES. Adopt any policy or procedure relating to inspections or other investigations of the Collateral that would permit any material portion of the Collateral to be destroyed or damaged in the course of any inspection or investigation.

   7.   EVENTS OF DEFAULT.

        7.1 EVENTS OF DEFAULT. The occurrence of any of the following (for any reason whatsoever, whether voluntarily or by compulsion of law or otherwise), shall constitute an Event of
Default:

             7.1.1 (a) Borrower shall fail to pay (i) any installment of the principal on the Note as and when due and payable, (ii) any interest on the Note within three (3) Business Days after such interest first becomes due and payable, or (iii) any other amount due under this Agreement or any other Loan Document as and when due and payable (or, if no due date is specified, within ten (10) days after Lender's demand therefor); or
(b) Cadiz shall fail to pay when due (or, if no due date is specified, within ten (10) days after Lender's demand therefor) any amount required to be paid by Cadiz under the Cadiz Agreement or any other Loan Document; or (c) any Subsidiary of Borrower shall fail to pay when due (or, if no due date is specified, within ten
(10) days after Lender's demand therefor) any amount required to be paid by such Subsidiary under the Subsidiary Guaranty or any other Loan Document.

             7.1.2 Any representation or warranty made or deemed made in this Agreement, or any other Loan Document, or which is contained in any certificate, document, opinion, or financial or other statement furnished at any time under or in connection with this Agreement or any other Loan Document, by Borrower, by Cadiz or by any Subsidiary or Affiliate of either Borrower or Cadiz, shall prove to have been incorrect or misleading in any material respect on or as of the date made or deemed made.

             7.1.3 (a) Borrower shall fail to perform or observe any term, provision, covenant or agreement contained in any of Sections 5.2, 5.4, 5.5, 5.6(a), 5.7, 5.8.1, 5.8.2, 5.8.3(b),
5.8.3(c), 5.10, 5.11.1 through 5.11.3, 5.11.5, 5.11.10, 5.13 and 6;
or (b) Borrower shall fail to perform or observe any term, provision, covenant or agreement contained in this Agreement, other than one specifically addressed in the foregoing clause (a) or another subsection of this Section 7.1, and such failure shall continue for more than fifteen (15) days after the earlier of (i) written notice from Lender, and (ii) the date on which Borrower's Chairman, Chief Executive Officer, Chief Financial Officer or General Counsel, or any Vice President of Borrower, first becomes aware of such failure; or (c) Borrower shall fail to perform or observe any term, provision, covenant or agreement contained in any other Loan Document to which Borrower is or is to become a party, other than one specifically addressed in another subsection of this
Section 7.1, and such failure shall continue beyond the expiration of any applicable grace or cure period provided for thereunder; or
(d) Cadiz shall fail to perform or observe any term, provision, covenant or agreement contained in the Cadiz Agreement or any other Loan Document to which Cadiz is or is to become a party, other than one specifically addressed in another subsection of this Section 7.1, and such failure shall continue beyond the expiration of any applicable grace or cure period provided for thereunder; or (e) any Subsidiary of Borrower shall fail to perform or observe any term, provision, covenant or agreement contained in the Subsidiary Guaranty or any other Loan Document to which such Subsidiary is or is to become a party, other than one specifically addressed in another subsection of this Section 7.1, and such failure shall continue beyond the expiration of any applicable grace or cure period provided for thereunder.

             7.1.4 Borrower shall fail to maintain any insurance required to be maintained under Section 5.3 and such failure shall continue for a period of five (5) consecutive Business Days after Borrower first becomes aware of such failure, by notice from Lender or otherwise.

             7.1.5 (a) This Agreement, or any other Loan Document executed and delivered in connection herewith, fails to be the valid and binding obligation of Borrower, any Subsidiary of Borrower, or Cadiz, or any other Person party thereto, or (b) the Liens in Lender's favor provided for under any Loan Document shall fail, with respect to Collateral having an aggregate fair market value in excess of $25,000, to have the priority required pursuant to the terms hereof, or (c) (i) the validity or enforceability of any Loan Document shall be contested by Borrower, any Subsidiary of Borrower, or Cadiz, or any other Person party thereto, or (ii) Borrower, any Subsidiary of Borrower, Cadiz or any other such Person shall deny it has any further liability or obligation under any Loan Document to which it is party.

             7.1.6 (a) Borrower, any Subsidiary of Borrower or Cadiz or any Subsidiary of Cadiz shall fail to pay at maturity any other Debt in an outstanding principal amount in excess of $250,000; or (b) any event occurs that, with or without the giving of notice, the passage of time, or both, would cause or permit (A) the John Hancock Obligations or (B) any other Debt of Borrower or any of its Subsidiaries or of Cadiz or any of its Subsidiaries (in an aggregate principal amount in excess of $250,000), to become, or be declared to be, due and payable prior to maturity or to be purchased, redeemed or otherwise acquired by Borrower or any of its Subsidiaries or by Cadiz or any of its Subsidiaries.

             7.1.7 Any "Default" or "Event of Default", as defined in any John Hancock Loan Document, as in effect on the Effective Date (i.e., irrespective of any waivers, consents, amendments, supplements or other modifications becoming effective thereafter) shall occur.

             7.1.8 One or more judgments, decrees, or orders for the payment of money as to which Borrower's or Cadiz' maximum aggregate liability (determined on a consolidated basis) not fully covered by insurance exceeds $250,000 shall be rendered against Borrower or any of its Subsidiaries or Cadiz or any of its Subsidiaries and such judgments, decrees, or orders shall continue unsatisfied and in effect for a period of thirty (30) consecutive days without being vacated, discharged, satisfied, or stayed or bonded pending appeal.

             7.1.9 Any of the following events occur or exist with respect to Borrower or any ERISA Affiliate: (a) any Prohibited Transaction involving any ERISA Plan; (b) any Reportable Event with respect to any ERISA Plan; (c) the filing under Section 4041 of ERISA of a notice of intent to terminate any ERISA Plan or the termination of any ERISA Plan; (d) any event or circumstance that might constitute grounds entitling the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any ERISA Plan, or the institution by the PBGC of any such proceedings; (e) complete or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency, or termination of a Multiemployer Plan; and in each any such case, such event or condition, together with all other events or conditions, if any, could in the opinion of Lender subject Borrower to any tax, penalty, or other liability to an ERISA Plan, a Multiemployer Plan, the PBGC, or otherwise (or any combination thereof) which in the aggregate exceed or may exceed $50,000.

             7.1.10 Any attachment, execution, garnishment, tax lien or any other Lien shall be issued against any property of Borrower or Cadiz any of their respective Subsidiaries for an amount in excess of $250,000 and shall not be vacated, discharged, satisfied or stayed or bonded pending appeal within thirty (30) days after such issuance.

             7.1.11     (x) Cadiz and its Subsidiaries, on a
Consolidated basis, or (y) Borrower and its Subsidiaries, on a Consolidated basis, shall, in any fiscal year:

                  (a)   become liable, pursuant to one or
more orders or judgments of one or more courts or governmental agencies (except to the extent that such liability is being contested in good faith by appropriate proceedings and for which an adequate reserve has been established and is maintained in accordance with GAAP) for, or

                  (b)   admit liability or otherwise agree to
expend in remediation of hazardous substances or hazardous waste claims or to pay,

as damages, fines, other penalties or otherwise, in respect of hazardous substances or hazardous waste claims, an aggregate amount that, together with the costs of investigating or defending claims relating to hazardous substances or hazardous waste incurred by Cadiz and its Subsidiaries or Borrower and its Subsidiaries, as the case may be, during such fiscal year, exceeds $1,000,000.

             7.1.12     (a) As of December 31, 1996, the
stockholders of Cadiz have failed to authorize the issuance of sufficient additional shares of the common stock of Cadiz to permit the full conversion, into such common stock, of (i) all of the Cadiz Preferred Stock issued in connection with the Acquisition, and (ii) all other outstanding warrants, options or other rights to acquire, or to cause the issuance of, Cadiz' common stock; or (b) as of the date that is six months prior to the mandatory redemption date of any shares of the Cadiz Preferred Stock, all of the Cadiz Preferred Stock has not been converted into common stock of Cadiz.

             7.1.13     A Change of Control shall occur.

             7.1.14     Borrower shall fail to be a wholly owned
Subsidiary of Cadiz.

             7.1.15     Cadiz or Borrower or any of their
respective Subsidiaries (a) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as such debts become due; or (b) shall make an assignment for the benefit of creditors or petition or apply to any tribunal for the appointment of a custodian, receiver, or trustee for it or a substantial part of its assets; or (c) shall commence any proceeding under any bankruptcy, reorganization, arrangements, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (d) shall have any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or adjudication or appointment is made and which remains undismissed for a period of thirty (30) days or more; or (e) by any act or omission to act shall indicate its consent to, approval of, or acquiescence in, any such petition, application, or proceeding, or order for relief, or the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties; or (f) shall suffer any such custodianship, receivership, or trusteeship to continue undischarged for a period of thirty (30) days or more; provided that the currently pending chapter 11 case in which AAI is a debtor and debtor in possession shall not constitute an Event of Default.

             7.1.16 Borrower, Cadiz or any Subsidiary of either of them shall file (or otherwise commence) any adversary proceeding against Lender or any of its Affiliates in respect of any matter arising out of or related to the Loan Documents or the transactions contemplated by the Loan Documents.

             7.1.17 Borrower shall not have sold, on or before the third anniversary of the Effective Date, sufficient Tier B Pre Identified Assets to produce Asset Sales Proceeds payable to John Hancock in an aggregate amount equal to at least $5,000,000.

        7.2 CONSEQUENCES OF DEFAULT. If an Event of Default shall occur, Lender may, by notice to Borrower, declare the Note, all interest thereon, and all other amounts payable under this Agreement or any other Loan Document to be forthwith due and payable, whereupon the Note, all such interest, and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by Borrower; provided that if an event described in Section 7.1.15 shall occur, acceleration of the Restructured Loan shall occur automatically, without the giving of any notice by Lender; and if an Event of Default shall occur, Lender may immediately, whether or not the actions referred to above in this Section 7.2 have been taken, exercise any or all of its rights and remedies under the Loan Documents. The enumeration of the foregoing rights and remedies is not intended to be exhaustive, and the exercise of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative and not alternative.

   8.   MISCELLANEOUS.

        8.1 AMENDMENTS AND WAIVERS. No amendment or modification of any provision of this Agreement, the Note or any other Loan Document shall be effective without the written agreement of Lender and Borrower. No waiver of any provision of this Agreement shall be effective unless set forth in a writing executed by the Person against whom it is sought to be enforced.

        8.2 NOTICES, ETC. All notices, demands and other communications provided for under this Agreement and under the other Loan Documents, or which any party may desire to deliver to another party, shall be in writing and mailed, telecopied, telexed or delivered:

             8.2.1      if to Borrower, at its address at:

             Sun World International, Inc.
             5544 California Avenue, #280
             Bakersfield, California  93309
             Attention:  Chief Executive Officer
             Telecopier:        (805) 328 6241
             Telephone:         (805) 833 6460

        with a copy to:

             Cadiz Land Company, Inc.:
             1330 Park View Avenue
             Manhattan Beach, CA  90266
             Attention:   Keith Brackpool
             Telecopier:        (310) 546 7542
             Telephone:         (310) 546 3049

        and to:

             Howard J. Unterberger, Esq.
             Miller & Holguin
             1801 Century Park E., 7th Floor
             Los Angeles, CA  90067
             Telecopier: (310) 557 2205
             Telephone:  (310) 556 1990

             8.2.2      if to Lender, at its address at:

             Caisse Nationale de Credit Agricole
             520 Madison Street, 42nd Floor
             New York, New York  10022
             Attention:  Head of Special Asset Management
             Telecopier: (212) 418-7004
             Telephone:  (212) 418-7001

        with a copy to:

             Credit Agricole, Representative Office
             101 California Street, Suite 4390
             San Francisco, California  94111
             Attention:  Manager
             Telecopier: (415) 986-4116
             Telephone:  (415) 391-0810

        and to:

             David A. Rosinus, Esq.
             Jerome A. Grossman, Esq.
             Heller, Ehrman, White & McAuliffe
             333 Bush Street, Suite 3000
             San Francisco, California 94194
             Telecopier: 415-772-6268
             Telephone:  415-772-6000

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 8.2. All such notices and communications shall, when mailed, telecopied or personally delivered, be effective on receipt and, if sent by telex, when the telex is sent and the appropriate answerback is received.

        8.3  INDEPENDENCE OF COVENANTS; EFFECT OF EXECUTION AND
DELIVERY OF JOHN HANCOCK LOAN DOCUMENTS.

             8.3.1 All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Default if such action is taken or such condition exists.

             8.3.2 Neither the satisfaction of Section 3.6, nor any waiver thereof by Lender, shall (i) constitute a waiver by Lender of any other provision of this Agreement or of any other Loan Document, (ii) impair in any manner Lender's right to exercise any and all of its rights and remedies arising out of the failure of any other provision, covenant or condition of any Loan Document to be observed, performed, complied with or satisfied, or (iii) constitute an acknowledgment by Lender of any matter asserted or represented in any John Hancock Loan Document, including, without limitation, assertions relating to the scope or priority of any Lien securing the John Hancock Obligations or Borrower's or Cadiz's obligations to Lender. If a particular action or condition is not permitted to be taken, or to exist, under the Loan Documents, the fact that it would be permitted to be taken or to exist, or is required to be taken or to exist, under the John Hancock Loan Documents shall not avoid the occurrence of a Default or an Event of Default if such action is taken or such condition exists; and
(2) if a particular action or condition is required to be taken, or to exist, under the Loan Documents, the fact that it would not be permitted to be taken or to exist, or is prohibited from being taken or from existing, under the John Hancock Loan Documents shall not avoid the occurrence of Default or an Event of Default if such action is not taken or such condition fails to exist.

        8.4 NO WAIVER; REMEDIES. No failure on the part of Lender to exercise, and no delay in exercising, any right, power, or remedy under any Loan Document shall operate as a waiver thereof; nor shall any waiver of, or single or partial exercise of, any right, power or remedy under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law or otherwise available to Lender.

        8.5 SURVIVAL. Except as otherwise expressly provided for in the Loan Documents: no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the powers, obligations, duties, rights and liabilities of Borrower, Cadiz and the Guarantors or the rights of Lender relating to any transaction or event occurring prior to such termination or cancellation.

        8.6 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights under any Loan Document without the prior written consent of Lender.

        8.7  CERTAIN PARTICIPATIONS AND ASSIGNMENTS.
Notwithstanding any other provisions of this Agreement, Borrower agrees that Lender may, at any time, transfer participations or other interests in all or any part of its interest in the Restructured Loan to one or more financial institutions. Lender shall give Borrower prompt notice of any transfer, other than the transfer of a participation, of all or any part of its interest in the Restructured Loan, provided that Lender's failure to deliver such notice shall not impair any rights of either Lender or its assignee under the Loan Documents. It is expressly agreed that, in connection with the sale and transfer of any participations or other interests in the Restructured Loan or the Note, or offers therefor, Lender may provide such information pertaining to Borrower and its Subsidiaries, or any Affiliate of Borrower, as Lender may deem appropriate, and to the extent such information is not publicly available, Lender shall obtain the agreement of the recipient to hold such information so obtained in confidence except as disclosure might be required by governmental authorities, pursuant to legal process or otherwise by law or governmental regulation. Upon the assignment by Lender of an interest in the Restructured Loan, Borrower shall (and shall cause each of its Subsidiaries), at Lender's request, enter into one or more amendments to this Agreement and the other Loan Documents incorporating the agency provisions set forth on Exhibit L and making such other amendments to this Agreement and such other Loan Documents as Lender may reasonably deem necessary to reflect Lender's status as agent for itself and each assignee of an interest in the Restructured Loan.

        8.8 COSTS, EXPENSES AND TAXES. Borrower agrees to pay to Lender, within ten (10) days after Lender's demand, whether or not the Effective Date occurs, (a) to the extent not included in the principal amount of the Restructured Loan pursuant to Section 2.1.1, all reasonable out-of-pocket costs and expenses of Lender in connection with the preparation, review, execution, delivery, filing and recording of this Agreement and the other Loan Documents and any other documents to be delivered hereunder or thereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of consultants to and counsel for Lender, including local or special counsel or consultants who may be retained by said counsel, with respect thereto; (b) all reasonable costs and expenses of Lender in connection with the administration of this Agreement and the other Loan Documents and each other document to be delivered hereunder or thereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of consultants to and counsel for Lender, including local or special counsel or consultants who may be retained by said counsel with respect to advising Lender as to the rights and responsibilities of Lender under this Agreement, the other Loan Documents and such other documents; (c) all reasonable out-of-pocket costs and expenses of Lender, if any, in connection with the enforcement of this Agreement, the other Loan Documents and such other documents, including, without limitation, the fees and out-of-pocket expenses of counsel for Lender and of any consultants retained by Lender or its counsel with respect to advising Lender with respect to the Restructured Loan or any other aspect of the credit relationship among Lender and Borrower or their respective Subsidiaries and Affiliates; and (d) all reasonable out-of-pocket costs and expenses of Lender, if any, in connection with any bankruptcy or other insolvency proceeding involving Borrower or any of its Subsidiaries, Affiliates or stockholders, including, without limitation, the fees and out-of-pocket expenses of counsel for Lender and of any consultants retained by Lender or its counsel with respect to any such proceeding. In addition, Borrower shall pay to Lender, within ten
(10) days after Lender's demand, any property, excise, sales or other tax, assessment or governmental charge (other than income, franchise and other similar taxes relating solely to the gross income of Lender) to which Lender may be subject as a result of any transaction contemplated by this Agreement, and Borrower agrees to hold Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

        8.9 RIGHT OF SET OFF. Upon the occurrence and during the continuance of any Event of Default, Lender, and any of the Affiliates of Lender, is hereby authorized at any time and from time to time, without notice to Borrower, any Guarantor or any other Person (any such notice being expressly waived by Borrower, and, by execution and delivery of the Loan Documents to be delivered by them on the Effective Date, Cadiz and each Guarantor) and to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Lender to or for the credit or the account of Borrower or any Guarantor against any and all of the obligations of the Company or any Guarantor now or hereafter existing under this Agreement, the Note and the Security Documents, irrespective of whether or not Lender shall have made any demand under this Agreement, the Note or the Security Documents and although such obligations may be unmatured. Lender agrees promptly to notify Borrower after any such set off and application; provided, however, that the failure to give such notice shall not affect the validity of such set off and application. The rights of Lender under this
Section 8.9 are in addition to other rights and remedies (including, without limitation, other rights of set off) which Lender may have.

        8.10 SEVERABILITY OF PROVISIONS. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be amended so as to achieve the intent of the parties to the extent possible, and if not amendable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

        8.11 HEADINGS.  Article and section headings in the Loan
Documents are included in such Loan Documents for the convenience of reference only and shall not constitute a part of the applicable Loan Documents for any other purpose.

        8.12 CERTAIN INTERPRETATIONS. All words used herein in the plural shall be deemed to have been used in the singular, and all words used herein in the singular shall been deemed to have been used in the plural, where the context and construction so require. In interpreting the meaning of this Agreement and of any other Loan Document: (a) "includes" and "including" shall not be limiting; (b) "or" shall not be exclusive; and (c) "all" includes "any" and "any" includes "all."

        8.13 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws and decisions of the State of California without regard to principles of conflicts of law.

        8.14 COUNTERPARTS. This Agreement may be signed in any number of counterparts, and by different parties hereto in separate counterparts, with the same effect as if the signatures to each such counterpart were upon a single instrument. All counterparts shall be deemed an original of this Agreement.

        8.15 ENTIRE AGREEMENT; NO NOVATION. This Agreement, the Note, the Security Documents and the other Loan Documents, and any other documents required to be executed and delivered hereunder or thereunder, contain all of the terms and conditions required by the Plan and agreed upon by the parties relating to the subject matter of this Agreement and supersede any and all prior and contemporaneous agreements, negotiations, correspondence, understandings and communications of the parties, whether oral or written, respecting that subject matter. In the event of any conflict between the provisions of the Plan and of this Agreement or any other Loan Document, the provisions of this Agreement or of the relevant Loan Document, as the case may be, shall control.
This Agreement and the other Loan Documents are not intended to effect a satisfaction or novation of Lender's pre petition claims against the Debtors, but rather to restructure, in their entirety, the obligations of Borrower and its Affiliates relating thereto.

        8.16 INDEMNITY. Borrower shall indemnify, defend and hold Lender harmless from and against any and all losses, costs, claims, damages, liabilities and/or causes of action (including attorneys' and expert witnesses' fees and costs) that Lender may incur to any Person as a direct or indirect consequence of: (a) the restructuring of the Debtors' obligations to Lender as provided herein, except for violations of banking laws or regulations by Lender; (b) the failure of Borrower to perform any obligations on its part to be performed as and when required by this Agreement or any of the Loan Documents; (c) any failure at any time of any representations and warranties of Borrower to be true and correct;
(d) any act or omission by Borrower or any contractor, agent, employee or representative of Borrower with respect to any of the Collateral; (e) the Acquisition, the Merger or the Plan, or any other transaction contemplated by this Agreement or any other Loan Document, including, without limitation, any matters, claims or losses relating to the execution and delivery of this Agreement or any other Loan Document; and (f) any action taken or omitted to be taken by Lender in its capacity as such under this Agreement. Notwithstanding the foregoing, Borrower shall not be obligated to indemnify, defend or hold Lender harmless from or against losses, costs, claims, damages or liabilities resulting from Lender's own gross negligence or willful misconduct. Borrower shall pay to Lender, within ten (10) days after Lender's demand, any amounts owing under this indemnity together with interest from the date of Lender's demand at the Default Rate until paid.

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
        8.17 CONSENT TO JURISDICTION; WAIVER OF RIGHT TO JURY
TRIAL.

             8.17.1 BORROWER HEREBY CONSENTS AND SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF ALL FEDERAL AND STATE COURTS IN THE STATE OF CALIFORNIA FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH OF BORROWER AND LENDER AGREES THAT SUCH COURTS SHALL HAVE JURISDICTION FOR ALL SUCH LEGAL PROCEEDINGS. EACH OF BORROWER AND LENDER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF THE AFOREMENTIONED COURTS IN ANY SUCH LEGAL PROCEEDING BY THE MAILING OF COPIES THEREOF, BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS FOR NOTICES DETERMINED IN ACCORDANCE WITH SECTION 8.2 IN ACCORDANCE WITH RULES OF THE RELEVANT COURT. NOTHING HEREIN SHALL ADVERSELY AFFECT THE RIGHT OF LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST BORROWER OR ANY OF THE COLLATERAL IN ANY OTHER JURISDICTION.

             8.17.2 EACH OF BORROWER AND LENDER HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR OTHER DOCUMENT REFERRED TO HEREIN OR DELIVERED IN CONNECTION HEREWITH, OR (b) IN ANY WAY CONNECTED WITH THE RESTRUCTURED LOAN OR ANY LOAN DOCUMENT OR OTHER SUCH DOCUMENT, IN ANY SUCH CASE, WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. EACH OF BORROWER AND LENDER HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT EITHER PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR COPY OF THIS
SECTION 8.17.2 WITH ANY COURT OR OTHER GOVERNMENTAL BODY AS EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.

   IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:                               SUN WORLD INTERNATIONAL, INC.

                                        By:/S/ Stanley E. Speer
                                           ----------------------------
                                        Title: Chief Financial Officer























LENDER:                                 CAISSE NATIONALE DE
                                        CREDIT AGRICOLE, ACTING THROUGH
                                        ITS GRAND CAYMAN BRANCH


                                        By: /S/ Marcy S. Lyons
                                            ------------------------------
                                        Title:  Vice President


                                       INITIAL ACCOUNT FOR PAYMENTS:

                                       Morgan Guaranty Trust Company
                                       New York, N.Y.
                                       ABA #021 000 238
                                       Acct #630 00 205
                                       CNCA Chicago
                                       Ref:  SUNWORLD